Exhibit 10.1

THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 9, 2025, is entered into by and among the Lenders (as defined below) signatory hereto, BANK OF AMERICA, N.A., as administrative agent and as security trustee for the Lenders (in such capacity, “Agent”), TOPGOLF CALLAWAY BRANDS CORP., a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL, INC., a Utah corporation, (“Ogio”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew”), JACK WOLFSKIN NORTH AMERICA, INC., a Delaware corporation (“Domestic Jack Wolfskin”), TOP GOLF USA INC., a Delaware corporation (“Topgolf USA” and together with Parent, Callaway Sales, Callaway Operations, Ogio, travisMathew and Domestic Jack Wolfskin, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”), JACK WOLFSKIN AUSRÜSTUNG FÜR DRAUSSEN GMBH & CO. KGAA, a partnership limited by shares (Kommanditgesellschaft auf Aktien) under the laws of the Federal Republic of Germany (“German Borrower”), CALLAWAY GOLF EUROPE LTD., a company incorporated under the laws of England and Wales (registered number 02756321) (“Callaway Golf Europe”), TOPGOLF LIMITED, a company incorporated under the laws of England and Wales (registered number 03724493) (“TopGolf Limited”, and together with Callaway Golf Europe and any other Person that becomes a “U.K. Borrower” after the date hereof in accordance with the terms of the Loan Agreement (as defined below), the “U.K. Borrowers”), CALLAWAY GOLF EU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands and its registered office at Herikerbergweg 88, 1101 CM Amsterdam, the Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) under number 86392468 (the “Dutch Borrower”, and together with the U.K. Borrowers, collectively, the “U.K./Dutch Borrowers” and together with the U.S. Borrowers, the German Borrower and the Canadian Borrower, each individually a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), and the other Obligors party hereto.

RECITALS

A. Borrowers, the other Obligors party thereto, Agent, and the financial institutions signatory thereto from time to time (each a “Lender” and collectively the “Lenders”) have previously entered into that certain Fifth Amended and Restated Loan and Security Agreement, dated as of March 16, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement” and, the Existing Loan Agreement, as amended by this Amendment, the “Loan Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. The Obligors have informed the Agent and the Lenders that Parent intends to sell all of the issued and outstanding Capital Stock of Callaway Germany Holdco GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Federal Republic of Germany (“German Holdco”) pursuant to that certain Sale & Purchase Agreement, to be dated on or about the date hereof (together with all schedules, exhibits, and annexes thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “JW Sale Agreement”), by and among Anca Holdco GmbH & Co. KG, as the purchaser (the “Purchaser”), and Parent, as the seller (the “JW Sale”).

C. In connection with the JW Sale, the Obligors have requested that the Agent and the Lenders agree to (i) release the German Borrower from its rights and obligations (including as a “Borrower”, “Guarantor” and “Obligor”) under the Loan Agreement and the other Loan Documents (including its Loan Guaranty), and (ii) release all Liens of the Agent on the Collateral of the German Borrower (the releases under the foregoing clauses (i) and (ii) are referred to herein, collectively, as the “German Borrower Release”), in each case, upon the consummation of the JW Sale.

D. The Obligors have further requested that the Agent and the Lenders agree to (i) permit the Borrower Agent to reallocate the Maximum Country Facility Amounts (as defined in the Existing Loan Agreement) to reduce the Maximum German Facility Amount (as defined in the Existing Loan Agreement) by an amount equal to $20,000,000 and, on a dollar for dollar basis by the amount of such reduction, increase the Maximum U.S. Facility Amount (as defined in the Existing Loan Agreement) substantially concurrently with the consummation of the JW Sale (the “German Facility Reallocation”), (ii) permit the German Borrower to terminate the remainder of the German Revolver Commitments (as defined in the Existing Loan Agreement) substantially concurrently with the consummation of the JW Sale (the “German Facility Termination”), and (iii) amend certain other provisions of the Existing Loan Agreement, in each case, pursuant to the terms and conditions set forth herein.

E. The Agent and the Lenders party hereto (constituting all of the Lenders under the Existing Loan Agreement immediately prior to giving effect to this Amendment on the Third Amendment Signing Date (as defined below)) are willing to agree to the German Borrower Release, the German Facility Reallocation, and the German Facility Termination, and to amend certain other provisions of the Existing Loan Agreement, in each case subject to the terms and conditions set forth herein.

F. The Obligors are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Existing Loan Agreement or any of the other Loan Documents are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Existing Loan Agreement. Effective as of the Third Amendment Signing Date, the Existing Loan Agreement is hereby amended as follows:

(a) The following definitions are hereby added to Section 1.1 of the Existing Loan Agreement in their respective alphabetical order:

“German Facility Reallocation: shall have the meaning set forth in the Third Amendment.”

“German Facility Termination: shall have the meaning set forth in the Third Amendment.”

“JW Sale: the Disposition by Parent, directly or indirectly, of 100% of the Capital Stock of Callaway Germany Holdco GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Federal Republic of Germany, pursuant to the JW Sale Agreement.”

“JW Sale Agreement: the Sale & Purchase Agreement, dated on or about the Third Amendment Signing Date (together with all schedules, exhibits, and annexes thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Anca Holdco GmbH & Co. KG, as the purchaser, and Parent, as the seller.”

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“Third Amendment: that certain Third Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of the Third Amendment Signing Date, by and among the Borrowers and other Obligors party thereto, Agent and the Lenders party thereto.”

“Third Amendment Effective Date: shall have the meaning set forth in the Third Amendment.”

“Third Amendment Signing Date: shall have the meaning set forth in the Third Amendment.”

(b) Section 2.1.4(a)(ii) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Upon at least 10 days’ (or such shorter period as may be agreed by Agent) prior written notice to Agent from the Borrower Agent (or, with respect to the German Facility Termination, upon written notice at any time on or prior to the date that the German Revolver Commitments are to be terminated pursuant to such notice), (A) U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and this credit facility and/or (B) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitments and/or (C) the U.K./Dutch Borrowers may, at their option, terminate the U.K./Dutch Revolver Commitments and/or (D) the German Borrower may, at its option, terminate the German Revolver Commitments, in each case, without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments, German Revolver Commitments and U.K./Dutch Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by Borrowers pursuant to this Section 2.1.4 shall be irrevocable but may be conditioned on a refinancing or another material event; provided that any such notice with respect to the German Facility Termination may be revocable by the Borrower Agent if the JW Sale does not occur on the date specified for termination of the German Revolver Commitments in such notice or is otherwise delayed.”

(c) Section 2.1.4(c)(i) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(i) (a) Other than in the case of the German Facility Reallocation, so long as (x) no Default or Event of Default then exists or would result therefrom, and (y) no U.S. Overadvance, Canadian Overadvance, German Overadvance or U.K./Dutch Overadvance then exists or would result therefrom, the Borrower Agent may, on no more than two occasions per calendar year (or three occasions if one such occasion is the German Facility Reallocation pursuant to subclause (b) below), reduce one or more Maximum Country Facility Amounts, and, on a dollar for dollar basis by the amount of such reduction, increase one or more of the other Maximum Country Facility Amounts, by delivering to Agent (A) at least 30 days’ (or such shorter period as may be agreed by Agent) prior irrevocable written notice thereof from a Responsible Officer of the Borrower Agent, which notice shall (1) specify the date (which shall be a Business Day) of such proposed reallocation, (2) specify the reallocation amount(s) amongst each applicable Maximum Country Facility Amount, and (3) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reallocation, and (B) pro forma Borrowing Base Certificates at least three Business Days prior to the requested date of such proposed reallocation prepared in accordance with Section 8.1 and which give effect to such proposed reallocation, and (b) in the case of the German Facility Reallocation, so long as no German Overadvance or U.S. Overadvance

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then exists or would result therefrom, the Borrower Agent may reduce the Maximum German Facility Amount by an amount equal to $20,000,000, and, on a dollar for dollar basis by the amount of such reduction, increase the Maximum U.S. Facility Amount, by delivering to Agent written notice thereof at any time on or prior to the proposed effective date of the German Facility Reallocation (which notice may be contingent on the consummation of the JW Sale and may be revocable by the Borrower Agent if the JW Sale does not occur on the date specified for the German Facility Reallocation in such notice or is otherwise delayed) from a Responsible Officer of the Borrower Agent, which notice shall (1) specify the date (which shall be a Business Day) of such proposed reallocation, (2) specify the reallocation amount thereof, and (3) certify that no German Overadvance or U.S. Overadvance then exists or would result therefrom, both as of the date of such certificate and as of the effective date of the German Facility Reallocation.”

(d) Section 12.2.1(b) of the Existing Loan Agreement is hereby amended by deleting the text “any Obligor (other than a Borrower)” and replacing it with the text “any Obligor (other than a Borrower, but including the German Borrower upon the consummation of the JW Sale; provided that (x) any outstanding German Revolver Loans and any amounts owing by the German Borrower for any drawings under German Letters of Credit shall have been repaid, together with all accrued but unpaid interest thereon, and (y) any issued but undrawn German Letters of Credit shall have been terminated (or otherwise backstopped or cash collateralized in a manner satisfactory to the applicable German Issuing Bank))”.

(e) Section 14.26 of the Existing Loan Agreement is hereby amended by deleting text “any Obligor (other than a Borrower)” in clause (a) thereof, and replacing it with the text “any Obligor (other than a Borrower, but including the German Borrower upon the consummation of the JW Sale; provided that (x) any outstanding German Revolver Loans and any amounts owing by the German Borrower for any drawings under German Letters of Credit shall have been repaid, together with all accrued but unpaid interest thereon, and (y) any issued but undrawn German Letters of Credit shall have been terminated (or otherwise backstopped or cash collateralized in a manner satisfactory to the applicable German Issuing Bank))”.

2. Consent to German Borrower Release. Effective as of the Third Amendment Signing Date, for purposes of the Loan Agreement (including Sections 12.2.1, 14.1.1(d), and 14.26 thereof) and the other Loan Documents, and notwithstanding anything to the contrary set forth in any Loan Document, the Lenders party hereto (constituting all of the Lenders under the Loan Agreement as of the Third Amendment Signing Date) hereby consent to the German Borrower Release, and hereby authorize Agent to, and Agent shall (a) release the German Borrower from its rights and obligations (including as a “Borrower”, “Guarantor” and “Obligor”) under the Loan Agreement and the other Loan Documents (including its Loan Guaranty), and (b) release all Liens of the Agent on the Collateral of the German Borrower, in each case, upon the consummation of the JW Sale, so long as (i) Borrower Agent certifies in writing to Agent that (x) the JW Sale is permitted under the Loan Agreement, and (y) the German Borrower shall cease to be a Restricted Subsidiary of Parent as a result thereof (and Agent may rely conclusively on any such certificate without further inquiry), (ii) any outstanding German Revolver Loans and any amounts owing by the German Borrower for any drawings under German Letters of Credit shall have been repaid, together with all accrued but unpaid interest thereon, and (iii) any issued but undrawn German Letters of Credit shall have been terminated (or otherwise backstopped or cash collateralized in a manner satisfactory to the applicable German Issuing Bank)).

3. Conditions to Third Amendment Signing Date. This Amendment (other than Section 4 hereof, which for clarification shall become effective upon the occurrence of the Third Amendment Effective Date (as defined below) as more fully set forth below) shall become effective on the first date that each of the following conditions shall have been satisfied (such date, the “Third Amendment Signing Date”):

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(a) Agent shall have received this Amendment, duly executed and delivered by Agent, each Obligor and each Lender; and

(b) Agent shall have received a certificate from a Responsible Officer of the Parent, dated as of the Third Amendment Signing Date, (A) certifying to and attaching true, correct, and complete fully executed copies of the JW Sale Agreement, (B) certifying that the JW Sale is permitted under the Loan Agreement, and (C) certifying that (1) the representations and warranties set forth herein are true and correct in all material respects on and as of the Third Amendment Signing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no event has occurred and is continuing on Third Amendment Signing Date that constitutes an Event of Default;

(c) the representations and warranties set forth herein are true and correct in all material respects on and as of the Third Amendment Signing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); and

(d) no event has occurred and is continuing on the Third Amendment Signing Date that constitutes an Event of Default.

4. Amendments to Loan Agreement. Effective as of the Third Amendment Effective Date, the Loan Agreement shall be amended as follows:

(a) the Loan Agreement (but not including any Exhibits or Schedules thereto) will be amended as set forth in Annex A attached hereto such that all of the newly inserted bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted in the text of the Loan Agreement and all of the deleted stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted from the text of the Loan Agreement. An unmarked copy of the Loan Agreement but not including any Exhibits or Schedules thereto), as amended by this Amendment, is attached hereto as Annex B; and

(b) Schedule 1.1 (Commitments of Lenders) to the Loan Agreement will be amended and restated in its entirety with Schedule 1.1 attached hereto as Annex C.

5. Conditions to Third Amendment Effective Date. The amendments to the Loan Agreement set forth in Section 4 hereof shall become effective on the first date that each of the following conditions shall have been satisfied (such date, the “Third Amendment Effective Date”):

(a) the Borrower Agent shall have delivered to Agent a written notice pursuant to Section 2.1.4(c)(i)(b) of the Loan Agreement with respect to the German Facility Reallocation, and the German Facility Reallocation shall have occurred;

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(b) the Borrower Agent shall have delivered to Agent a written notice pursuant to Section 2.1.4(a)(ii) of the Loan Agreement with respect to the German Facility Termination, and the German Revolver Commitment Termination Date shall have occurred;

(c) the JW Sale shall have been consummated (or shall be consummated substantially concurrently with the occurrence of the Third Amendment Effective Date) in accordance in all material respects with the JW Sale Agreement; and

(d) Parent shall have delivered a certificate to Agent, certifying that the condition set forth in Section 5(c) above has been satisfied (or shall be satisfied substantially concurrently with the occurrence of the Third Amendment Effective Date).

6. Representations and Warranties. Each Obligor represents and warrants as follows, as of the Third Amendment Signing Date:

(a) Authority. Each Obligor has the requisite corporate or other organizational power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Obligor of this Amendment have been duly approved by all necessary corporate or other organizational action of such Obligor.

(b) Due Execution; Enforceability. This Amendment has been duly executed and delivered by each Obligor that is a party hereto. This Amendment and each Loan Document to which any Obligor is a party (as amended or modified hereby) is a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, subject to the Legal Reservations.

(c) Representations and Warranties. The representations and warranties contained in the Loan Agreement (as amended hereby) and each other Loan Document to which any Obligor is a party are correct in all material respects on and as of the date hereof as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(d) Governmental Authorization. The execution and delivery of this Amendment by each Obligor party hereto and the performance by such Obligor hereof do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect.

(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.

7. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal law of the State of New York, without giving effect to any conflict of law principles (but giving effect to Section 5-1401 of the New York General Obligation Law and Federal laws relating to national banks), except that Section 11 (Reaffirmation of Obligations) of this Amendment and any non-contractual obligations arising out of or in connection with it are governed by German law. The consent to forum and judicial reference provisions set forth in Section 14.15 of the Existing Loan Agreement are hereby incorporated in this Amendment by reference.

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8. Counterparts. This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Agent and Secured Parties of a manually signed paper Amendment which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.

9. Reference to and Effect on the Loan Documents.

(a) Upon the occurrence of the Third Amendment Signing Date and the Third Amendment Effective Date, as applicable, each reference in the Loan Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Existing Loan Agreement or any other Loan Document shall mean and refer to such agreement as amended, modified or supplemented by this Amendment.

(b) Except as specifically amended above, the Existing Loan Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Obligors to Agent and the Lenders in accordance with their terms.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Existing Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Existing Loan Agreement as modified or amended hereby.

10. Ratification. Each Obligor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Existing Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof. Subject to and without limiting the foregoing, all security interests, pledges, assignments and other Liens and Guarantees previously granted by any Obligor pursuant to the Loan Documents are hereby reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and Guarantees shall remain in full force and effect as security for the Obligations on and after the date hereof.

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11. Reaffirmation of Obligations: As of the Third Amendment Signing Date, each German Facility Obligor (i) confirms to each of the German Facility Secured Parties that each German Global Assignment Agreement and each German Security Transfer Agreement shall remain in full force and effect and the amendments made to the Loan Documents by this Amendment shall not affect the validity (Wirksamkeit) and enforceability (Vollstreckbarkeit) of each German Global Assignment Agreement and each German Security Transfer Agreement in any way (other than as explicitly contemplated by the terms of this Amendment) and (ii) agrees, that from the date this Amendment is effective, each German Global Assignment Agreement and each German Security Transfer Agreement shall secure any and all of the German Facility Obligations (including, without limitation, any such obligations owed to the Agent under the parallel debt undertaking under Section 14.19 (Parallel Debt Undertaking) of the Loan Agreement and any such other obligation or liability to pay damages) which are or may become payable or owing in accordance with the Loan Agreement (including, but not limited to, any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt)), regardless of the definition of “Secured Obligations” contained in each German Global Assignment Agreement and each German Security Transfer Agreement, including any amounts which exceed the obligations secured by each German Global Assignment Agreement and each German Security Transfer Agreement prior to the date of this Amendment, in each case, subject to Section 2 of this Amendment and Sections 12.2.1 and 14.26 of the Loan Agreement.

12. Estoppel. To induce Lenders to enter into this Amendment and to continue to make advances to Borrowers under the Loan Agreement, each Obligor hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of any Obligor as against Agent or any Lender with respect to the Obligations.

13. Effectiveness; Binding Effect. For the avoidance of doubt, upon the effectiveness of this Amendment in accordance with its terms, this Amendment shall be irrevocable and shall be binding upon each Lender and its respective successors and assigns.

14. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

15. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Requirements of Law. If any provision is found to be invalid under Requirements of Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

OBLIGORS:

TOPGOLF CALLAWAY BRANDS CORP., a Delaware corporation

By:	/s/ Brian P. Lynch
Name: Brian P. Lynch
Title: Executive Vice President and Chief Financial Officer

CALLAWAY GOLF SALES COMPANY, a California corporation

By:	/s/ Glenn Hickey
Name: Glenn Hickey
Title: President

CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation

By:	/s/ Mark F. Leposky
Name: Mark F. Leposky
Title: President

OGIO INTERNATIONAL, INC., a Utah corporation

By:	/s/ Patrick S. Burke
Name: Patrick S. Burke
Title: Vice President and Treasurer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TRAVISMATHEW, LLC,
a California limited liability company

By:	/s/ Brian P. Lynch
Name: Brian P. Lynch
Title: Vice President

JACK WOLFSKIN NORTH AMERICA, INC., a Delaware corporation

By:	/s/ Brian P. Lynch
Name: Brian P. Lynch
Title: Vice President

CALLAWAY GOLF INTERACTIVE, INC. a Texas corporation

By:	/s/ Glenn Hickey
Name: Glenn Hickey
Title: President

CALLAWAY GOLF INTERNATIONAL SALES COMPANY, a California corporation

By:	/s/ Patrick S. Burke
Name: Patrick S. Burke
Title: President

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

CALLAWAY GOLF CANADA LTD.,
a Canada corporation

By:	/s/ Patrick S. Burke
Name: Patrick S. Burke
Title: Director

CALLAWAY GOLF EUROPE LTD., a company limited by shares incorporated under the laws of England and Wales

By:	/s/ Patrick S. Burke
Name: Patrick S. Burke
Title: Director

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

CALLAWAY GOLF EUROPEAN HOLDING COMPANY LIMITED,
a company limited by shares incorporated under the laws of England and Wales

By:	/s/ Benjamin John Sharpe
Name: Benjamin John Sharpe
Title: Director

CALLAWAY GOLF EU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands

By:	/s/ Benjamin John Sharpe
Name: Benjamin John Sharpe
Title: Director

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

CALLAWAY GERMANY HOLDCO GMBH,
a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany

By:	/s/ Matthew Philip Jung
Name: Matthew Philip Jung
Title: Director

By:	/s/ Mark Fellner Leposky
Name: Mark Fellner Leposky
Title: Director

JW STARGAZER HOLDING GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany

By:	/s/ Matthew Philip Jung
Name: Matthew Philip Jung
Title: Director

By:	/s/ Daniel van Geerenstein
Name: Daniel van Geerenstein
Title: Proxy / Authorized Signatory (“Prokurist”)

SKYRAGER GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany

By:	/s/ Matthew Philip Jung
Name: Matthew Philip Jung
Title: Director

By:	/s/ Daniel van Geerenstein
Name: Daniel van Geerenstein
Title: Proxy / Authorized Signatory (“Prokurist”)

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

JACK WOLFSKIN AUSRÜSTUNG FÜR DRAUSSEN GMBH & CO. KGAA,
a partnership limited by shares (Kommanditgesellschaft auf Aktien) under the laws of the Federal Republic of Germany, acting through its managing partner, SKYRAGER GMBH

By:	/s/ Matthew Philip Jung
Name: Matthew Philip Jung
Title: Director

By:	/s/ Daniel van Geerenstein
Name: Daniel van Geerenstein
Title: Proxy / Authorized Signatory (“Prokurist”)

JACK WOLFSKIN RETAIL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany

By:	/s/ Matthew Philip Jung
Name: Matthew Philip Jung
Title: Director

By:	/s/ Daniel van Geerenstein
Name: Daniel van Geerenstein
Title: Proxy / Authorized Signatory (“Prokurist”)

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOPGOLF LIMITED,
a company limited by shares incorporated under the laws of England and Wales

By:	/s/ Susana Arevalo Acosta
Name: Susana Arevalo Acosta
Title: Director

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOPGOLF INTERNATIONAL, INC.

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOP GOLF USA INC.

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: President

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TG FLEX HOLDINGS, LLC
TG HOLDINGS I, LLC
TG LOUNGE HOLDINGS, LLC
TG LOUNGE MANAGEMENT, LLC
TG USA KIRKLAND, LLC
TOPGOLF MEDIA, LLC
TOPGOLF PAYROLL SERVICES, LLC
TOPGOLF USA AG, LLC
TOPGOLF USA ALBUQUERQUE, LLC
TOPGOLF USA ALLEN HOLDINGS, LLC
TOPGOLF USA ALLEN II, LLC
TOPGOLF USA ALLEN, LLC
TOPGOLF USA ALPHARETTA HOLDINGS, LLC
TOPGOLF USA ALPHARETTA II, LLC
TOPGOLF USA ALPHARETTA, LLC
TOPGOLF USA SAC, LLC
TOPGOLF USA ATLANTA HOLDINGS, LLC
TOPGOLF USA ATLANTA II, LLC
TOPGOLF USA ATLANTA, LLC
TOPGOLF USA AUBURN HILLS, LLC
TOPGOLF USA AUSTIN HOLDINGS, LLC
TOPGOLF USA AUSTIN II, LLC
TOPGOLF USA AUSTIN, LLC
TOPGOLF USA BALTIMORE, LLC
TOPGOLF USA BATON ROUGE, LLC
TOPGOLF USA BF, LLC
TOPGOLF USA BIRMINGHAM, LLC
TOPGOLF USA BO, LLC
TOPGOLF USA BRANDON, LLC
TOPGOLF USA BROOKLYN CENTER, LLC
TOPGOLF USA BURLINGAME, LLC
TOPGOLF USA DUBLIN, LLC
TOPGOLF USA CANTON, LLC
TOPGOLF USA CARLSBAD, LLC
TOPGOLF USA CENTENNIAL, LLC
TOPGOLF USA CERT, LLC
TOPGOLF USA CHARLESTON, LLC
TOPGOLF USA CHARLOTTE, LLC
TOPGOLF USA CHESTERFIELD, LLC
TOPGOLF USA CL, LLC

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOPGOLF USA COL, LLC
TOPGOLF USA COLONY HOLDINGS, LLC
TOPGOLF USA COLONY II, LLC
TOPGOLF USA COLONY, LLC
TOPGOLF USA COLUMBUS, LLC
TOPGOLF USA CP, LLC
TOPGOLF USA DORAL, LLC
TOPGOLF USA DULLES, LLC
TOPGOLF USA EDISON, LLC
TOPGOLF USA EL PASO HOLDINGS, LLC
TOPGOLF USA EL PASO II, LLC
TOPGOLF USA EL PASO, LLC
TOPGOLF USA EL SEGUNDO, LLC
TOPGOLF USA FISHERS, LLC
TOPGOLF USA FKX, LLC
TOPGOLF USA FT. MYERS, LLC
TOPGOLF USA FT. WORTH HOLDINGS, LLC
TOPGOLF USA FT. WORTH II, LLC
TOPGOLF USA FT. WORTH, LLC
TOPGOLF USA GERMANTOWN, LLC
TOPGOLF USA GILBERT, LLC
TOPGOLF USA GLENDALE, LLC
TOPGOLF USA GRANITE PARK HOLDINGS, LLC
TOPGOLF USA GRANITE PARK II, LLC
TOPGOLF USA GRANITE PARK, LLC
TOPGOLF USA GREENVILLE, LLC
TOPGOLF USA HILLSBORO, LLC
TOPGOLF USA HOLTSVILLE, LLC
TOPGOLF USA HUNTSVILLE, LLC
TOPGOLF USA JACKSONVILLE, LLC
TOPGOLF USA KY1, LLC
TOPGOLF USA LAS VEGAS HOLDINGS, LLC
TOPGOLF USA LAS VEGAS, LLC
TOPGOLF USA LM, LLC
TOPGOLF USA TP, LLC
TOPGOLF USA MAY, LLC

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOPGOLF USA MIAMI GARDENS, LLC
TOPGOLF USA MIDVALE, LLC
TOPGOLF USA MT. LAUREL, LLC
TOPGOLF USA MYRTLE BEACH, LLC
TOPGOLF USA NAPERVILLE, LLC
TOPGOLF USA NASHVILLE, LLC
TOPGOLF USA NATIONAL HARBOR, LLC
TOPGOLF USA NEP, LLC
TOPGOLF USA NEW ORLEANS, LLC
TOPGOLF USA NORTH CHARLOTTE, LLC
TOPGOLF USA TUSTIN, LLC
TOPGOLF USA OKC, LLC
TOPGOLF USA OMAHA, LLC
TOPGOLF USA ORLANDO, LLC
TOPGOLF USA OVERLAND PARK, LLC
TOPGOLF USA PARK LANE RANCH
HOLDINGS, LLC
TOPGOLF USA PARK LANE RANCH II, LLC
TOPGOLF USA PARK LANE RANCH, LLC
TOPGOLF USA PETE, LLC
TOPGOLF USA PHARR HOLDINGS, LLC
TOPGOLF USA PHARR II, LLC
TOPGOLF USA PHARR, LLC
TOPGOLF USA PIN HIGH, LLC
TOPGOLF USA PITTSBURGH, LLC
TOPGOLF USA PPB, LLC
TOPGOLF USA RD, LLC
TOPGOLF USA RE, LLC
TOPGOLF USA RG, LLC
TOPGOLF USA RICHMOND, LLC
TOPGOLF USA RIVERWALK, LLC
TOPGOLF USA ROSEVILLE, LLC
TOPGOLF USA SAN ANTONIO HOLDINGS, LLC
TOPGOLF USA SAN ANTONIO II, LLC
TOPGOLF USA SAN ANTONIO, LLC
TOPGOLF USA SBD, LLC
TOPGOLF USA SCHAUMBURG, LLC
TOPGOLF USA SDP, LLC
TOPGOLF USA SDS, LLC

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TOPGOLF USA SPRING HOLDINGS, LLC
TOPGOLF USA SPRING II, LLC
TOPGOLF USA SPRING, LLC
TOPGOLF USA STL, LLC
TOPGOLF USA THORNTON, LLC
TOPGOLF USA TUCSON, LLC
TOPGOLF USA VIRGINIA BEACH, LLC
TOPGOLF USA VY, LLC
TOPGOLF USA WC HOLDINGS, LLC
TOPGOLF USA WC II, LLC
TOPGOLF USA WC, LLC
TOPGOLF USA WEBSTER HOLDINGS, LLC
TOPGOLF USA WEBSTER II, LLC
TOPGOLF USA WEBSTER, LLC
TOPGOLF USA WEST CHESTER, LLC
WORLD GOLF TOUR, LLC
TOPGOLF USA MB, LLC
TOPGOLF USA CS, LLC
TOPGOLF USA KP, LLC
TOPGOLF USA WCH, LLC
TOPGOLF USA MP, LLC
TOPGOLF USA GB, LLC
TOPGOLF USA PS, LLC
TOPGOLF USA MA, LLC
TOPGOLF USA LR, LLC
TOPGOLF USA LF, LLC
TOPGOLF USA GP, LLC
TOPGOLF USA JM, LLC

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

RSVP HOLDINGS I, LLC
TOPGOLF USA AKRON, LLC
TOPGOLF USA AP, LLC
TOPGOLF USA AV, LLC
TOPGOLF USA BRYAN, LLC
TOPGOLF USA CD, LLC
TOPGOLF USA DM, LLC
TOPGOLF USA EWA, LLC
TOPGOLF USA MMT, LLC
TOPGOLF USA NBR, LLC
TOPGOLF USA PCB, LLC
TOPGOLF USA RCH, LLC
TOPGOLF USA WB, LLC

By:	/s/ Susana Corina Arevalo Acosta
Name: Susana Corina Arevalo Acosta
Title: Chief Financial Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS

BANK OF AMERICA, N.A., as Agent and as a U.S. Lender

By:	/s/ Jennifer Tang
Name: Jennifer Tang
Title: Senior Vice President

BANK OF AMERICA, N.A.
(acting through its London branch), as a U.K./Dutch Lender and a German Lender

By:	/s/ Jennifer Tang
Name: Jennifer Tang
Title: Senior Vice President

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

BANK OF AMERICA, N.A.
(acting through its Canada branch), as a Canadian Lender

By:	/s/ Tanu Malik
Name: Tanu Malik
Title: Vice President

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A.,
as a U.S. Lender

By:	/s/ Sean Bodkin
Name: Sean Bodkin
Title: Executive Director

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Canadian Lender

By:	/s/ Bruce Watson
Name: Bruce Watson
Title: Authorized Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as a U.K./Dutch Lender and a German Lender

By:	/s/ Y. Sonia Anandraj
Name: Y. Sonia Anandraj
Title: Authorized Officer

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

MUFG BANK, LTD.,
as a U.S. Lender, a Canadian Lender, a U.K./Dutch Lender and a German Lender

By:	/s/ Paul Angland
Name: Paul Angland
Title: Director

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

TRUIST BANK,
as a U.S. Lender, a Canadian Lender, a U.K./Dutch Lender and a German Lender

By:	/s/ Jonathan Keegan
Name: Jonathan Keegan
Title: Vice President

[Signature Page to Third Amendment to

Fifth Amended and Restated Loan and Security Agreement]

Annex A

Amendments to the Loan Agreement

Conformed through Third Amendment ~~Signing~~Effective Date

TOPGOLF CALLAWAY BRANDS CORP.

(formerly known as Callaway Golf Company),

CALLAWAY GOLF SALES COMPANY,

CALLAWAY GOLF BALL OPERATIONS, INC.,

OGIO INTERNATIONAL, INC.,

TRAVISMATHEW, LLC,

JACK WOLFSKIN NORTH AMERICA, INC., and

TOP GOLF USA INC.

as U.S. Borrowers, Canadian Facility Guarantors~~,~~ and U.K./Dutch Facility Guarantors ~~and German Facility Guarantors~~,

CALLAWAY GOLF CANADA LTD.,

as the Canadian Borrower~~,~~ and a U.K./Dutch Facility Guarantor ~~and a German Facility Guarantor~~,

CALLAWAY GOLF EUROPE LTD.

TOPGOLF LIMITED, and

CALLAWAY GOLF EU B.V.

as U.K./Dutch Borrowers~~,~~ and Canadian Facility Guarantors, and ~~German Facility Guarantors,~~

~~JACK WOLFSKIN AUSRÜSTUNG FÜR DRAUSSEN GMBH & CO. KGAA,~~

~~as German Borrower, a Canadian Facility Guarantor and a U.K./Dutch Facility Guarantor, and~~

THE OTHER OBLIGORS PARTY HERETO

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of March 16, 2023

$~~525,000,000~~485,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent

MUFG BANK, LTD.

as Syndication Agent

TRUIST BANK,

as Documentation Agent

and

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

		Page
Section 1.	Definitions; Rules of Construction	2

1.1	Definitions	2
1.2	Accounting Terms	88
1.3	Uniform Commercial Code/PPSA	89
1.4	Certain Matters of Construction	89
1.5	Calculations and Tests	90
1.6	Interpretation (Quebec)	91
1.7	Interpretation (The Netherlands)	92
1.8	Interpretation (the U.K.)	92

Section 2.	Credit Facilities	92

2.1	Revolver Commitments	92
2.2	U.K./Dutch Letter of Credit Facility	99
2.3	U.S. Letter of Credit Facility	102
2.4	Canadian Letter of Credit Facility	105
~~2.5~~	~~German Letter of Credit Facility~~	~~107~~

Section 3.	Interest, Fees and Charges	110

3.1	Interest	110
3.2	Fees	113
3.3	Computation of Interest, Fees, Yield Protection	115
3.4	Reimbursement Obligations	115
3.5	Illegality	116
3.6	Inability to Determine Rates	117
3.7	Increased Costs; Capital Adequacy	119
3.8	Mitigation	120
3.9	Funding Losses	120
3.10	Maximum Interest	121

Section 4.	Loan Administration	121

4.1	Manner of Borrowing and Funding Revolver Loans	121
4.2	Defaulting Lender	124
4.3	Number and Amount of Term SOFR Loans, EURIBOR Loans, SONIA Loans, ~~SARON Loans,~~ Term CORRA Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans; Determination of Rate	125
4.4	Borrower Agent	126
4.5	One Obligation	126
4.6	Effect of Termination	126
4.7	Sustainability Adjustments	127

Section 5.	Payments	127

5.1	General Payment Provisions	127
5.2	Repayment of Revolver Loans	128
5.3	[Reserved]	128

5.4	Payment of Other Obligations	128
5.5	Marshaling; Payments Set Aside	128
5.6	Post-Default Allocation of Payments	129
5.7	Application of Payments	133
5.8	Loan Account; Account Stated	134
5.9	Taxes	134
5.10	Lender Tax Information	137
5.11	Guarantee by Obligors	138
5.12	Currency Matters	148
5.13	Currency Fluctuations	149

Section 6.	Conditions Precedent	149

6.1	Conditions Precedent to Effectiveness and Loans	149
6.2	Conditions Precedent to All Credit Extensions	151

Section 7.	Collateral	151

7.1	Grant of Security Interest	151
7.2	Lien on Deposit Accounts; Cash Collateral	153
7.3	[Reserved]	154
7.4	Other Collateral	154
7.5	No Assumption of Liability	156
7.6	Further Assurances	156

Section 8.	Collateral Administration	156

8.1	Borrowing Base Certificates	156
8.2	Administration of Accounts	157
8.3	Administration of Inventory	159
8.4	Intentionally Omitted	159
8.5	Administration of Deposit Accounts	159
8.6	General Provisions	160
8.7	Power of Attorney	161

Section 9.	Representations and Warranties	162

9.1	General Representations and Warranties	162

Section 10.	Covenants and Continuing Agreements	169

10.1	Affirmative Covenants	169
10.2	Negative Covenants	179
10.3	Financial Covenants	205
10.4	Company Trademark	205

Section 11.	Events of Default; Remedies on Default	206

11.1	Events of Default	206
11.2	Remedies upon Default	209
11.3	License	210
11.4	Setoff	210
11.5	Remedies Cumulative; No Waiver	210

11.6	Judgment Currency	210

Section 12.	Agent	211

12.1	Appointment, Authority and Duties of Agent	211
12.2	Agreements Regarding Collateral and Field Examination Reports	213
12.3	Reliance By Agent	215
12.4	Action Upon Default	215
12.5	Ratable Sharing	215
12.6	Indemnification	216
12.7	Limitation on Responsibilities of Agent	216
12.8	Successor Agent and Co-Agents	216
12.9	Due Diligence and Non-Reliance	217
12.10	Remittance of Payments and Collections	217
12.11	Agent in its Individual Capacity	218
12.12	Agent Titles	218
12.13	Bank Product Providers	218
12.14	No Third Party Beneficiaries	218

Section 13.	Benefit of Agreement; Assignments	218

13.1	Successors and Assigns	218
13.2	Participations	219
13.3	Assignments	219
13.4	Replacement of Certain Lenders	221

Section 14.	Miscellaneous	221

14.1	Consents, Amendments and Waivers	221
14.2	Indemnity	223
14.3	Notices and Communications	223
14.4	Performance of Obligors’ Obligations	224
14.5	Credit Inquiries	224
14.6	Severability	224
14.7	Cumulative Effect; Conflict of Terms	224
14.8	Electronic Execution; Electronic Records; Counterparts	224
14.9	Entire Agreement	225
14.10	Relationship with Lenders	225
14.11	Lender Loss Sharing Agreement	225
14.12	No Advisory or Fiduciary Responsibility	227
14.13	Confidentiality	228
14.14	GOVERNING LAW	228
14.15	Consent to Forum; Judicial Reference; Bail-In of Affected Financial Institutions	229
14.16	Waivers	230
14.17	Patriot Act and AML Legislation Notice	230
14.18	Canadian Anti-Money Laundering Legislation	230
14.19	Parallel Debt Undertaking	231
14.20	Reinstatement	231
14.21	Nonliability of Lenders	232

14.22	Know Your Customer	232
14.23	Amendment and Restatement	232
14.24	Intercreditor Agreement	232
14.25	Acknowledgement Regarding Supported QFCs	233
14.26	Release of Obligors	234

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Canadian Revolver Note
Exhibit A-2	Form of U.S. Revolver Note
Exhibit A-3	Form of U.K./Dutch Revolver Note
~~Exhibit A-4~~	~~Form of German Revolver Note~~
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Form of Compliance Certificate

Schedule E-1	Existing Letters of Credit
Schedule F-1	Company Trademarks
Schedule 1.1	Commitments of Lenders
Schedule 1.1D	U.K. Non-Bank Lenders
Schedule 1.01(d)	Existing Joint Ventures
Schedule 5.9.9	Treaty Lenders under HMRC DT Passport Scheme
Schedule 8.6.1	Business Locations
Schedule 9.1.13	Capitalization and Subsidiaries
Schedule 9.1.18	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.20	Commercial Tort Claims
Schedule 10.1.1	Parent’s Website Address for Electronic Delivery
Schedule 10.1.10	Unrestricted Subsidiaries
Schedule 10.1.13	Post-Closing Covenants
Schedule 10.2.1	Existing Indebtedness
Schedule 10.2.2	Existing Liens
Schedule 10.2.6	Existing Investments
Schedule 14.3	Notice Addresses

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of March 16, 2023, among TOPGOLF CALLAWAY BRANDS CORP. (formerly known as Callaway Golf Company), a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL, INC., a Utah corporation, (“Ogio”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew”), JACK WOLFSKIN NORTH AMERICA, INC., a Delaware corporation (“Domestic Jack Wolfskin”), TOP GOLF USA INC., a Delaware corporation (“Topgolf USA” and together with Parent, Callaway Sales, Callaway Operations, Ogio, travisMathew and Domestic Jack Wolfskin, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”), ~~JACK WOLFSKIN AUSRÜSTUNG FÜR DRAUSSEN GMBH & CO. KGAA, a partnership limited by shares (Kommanditgesellschaft auf Aktien) under the laws of the Federal Republic of Germany (“German Borrower”),~~ CALLAWAY GOLF EUROPE LTD., a company incorporated under the laws of England and Wales (registered number 02756321) (the “Existing U.K. Borrower”), ~~and collectively with~~ TOPGOLF LIMITED, a company incorporated under the laws of England and Wales (registered number 03724493) (“TopGolf Limited” and together with the Existing U.K. Borrower and any other Person that becomes a “U.K. Borrower” after the date hereof in accordance with the terms hereof, collectively, the “U.K. Borrowers”), CALLAWAY GOLF EU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands its registered office at Herikerbergweg 88, 1101 CM Amsterdam, the Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) under number 86392468 (the “Dutch Borrower” and together with the U.K. Borrowers, collectively, the “U.K./Dutch Borrowers” and together with the U.S. Borrowers~~, the German Borrower~~ and the Canadian Borrower, collectively, “Borrowers”), the other Obligors party to this Agreement from time to time, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent and as security trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Parent, Callaway Sales, Callaway Operations, Ogio, travisMathew, Domestic Jack Wolfskin, the Canadian ~~Borrower, the German~~ Borrower, the Existing U.K. Borrower, the Dutch Borrower and the other Obligors party thereto (collectively, the “Existing Obligors”), Agent and the Lenders party thereto entered into that certain Fourth Amended and Restated Loan and Security Agreement (as amended, supplemented and modified from time to time prior to the date hereof, the “Fourth Amended and Restated Loan Agreement”), dated as of May 17, 2019 (the “Fourth Amended Original Closing Date”), which amended and restated that certain Third Amended and Restated Loan and Security Agreement (the “Third Amended and Restated Loan Agreement”), dated as of November 20, 2017 (the “Third Amended Original Closing Date”), which amended and restated that certain Second Amended and Restated Loan and Security Agreement (the “Second Amended and Restated Loan Agreement”), dated as of December 22, 2011 (the “Second Amended Original Closing Date”), which amended and restated that certain Amended and Restated Loan and Security Agreement dated as of July 22, 2011 (the “Original Amended and Restated Loan Agreement”), which amended and restated that certain Loan and Security Agreement dated as of June 30, 2011 (the “Original Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Fourth Amended and Restated Loan Agreement as amongst themselves;

WHEREAS, the Obligors have requested that: (i) the U.S. Lenders provide a credit facility to the U.S. Borrowers; (ii) the Canadian Lenders provide a credit facility to the Canadian Borrower; and (iii~~) the German Lenders provide a credit facility to the German Borrower; and (iv~~) the U.K./Dutch Lenders provide a credit facility to the U.K./Dutch Borrowers, in each case, to finance their mutual and collective business enterprise;

WHEREAS, the applicable Lenders are willing to provide such credit facilities on the terms and conditions set forth herein; and

WHEREAS, each Existing Obligor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Fourth Amended and Restated Loan Agreement, as amended and restated hereby, and the other Loan Documents effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Fourth Amended and Restated Loan Agreement and agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Collateral: has the meaning assigned to such term in the Intercreditor Agreement.

Account: as defined in the UCC (and/or, with respect to any Accounts of a Canadian Subsidiary, as defined in the PPSA), and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquisition Cap: $100,000,000.

Adverse Proceeding: any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Parent or any of its Restricted Subsidiaries or any property of the Parent or any of its Restricted Subsidiaries.

Affected Financial Institution: (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agent’s Office: with respect to any currency, Agent’s address and, as appropriate, account specified in this Agreement with respect to such currency, or such other address or account with respect to such currency as the Agent may from time to time notify the Parent and the Lenders.

Aggregate First Year Large Venue Location EBITDA: (a) $236,784,918 plus (b) the aggregate Facility EBITDA of all Mature Large Venue Locations that become Mature Large Venue Locations after the fiscal quarter ending on or around December 31, 2022 generated by such Mature Large Venue Locations in their respective first 12 full fiscal months of operation.

Aggregate First Year Location EBITDA: the sum of (a) Aggregate First Year Small Venue Location EBITDA, (b) Aggregate First Year Medium Venue Location EBITDA and (c) Aggregate First Year Large Venue Location EBITDA.

Aggregate First Year Medium Venue Location EBITDA: (a) $26,229,735 plus (b) the aggregate Facility EBITDA of all Mature Medium Venue Locations that become Mature Medium Venue Locations after the fiscal quarter ending on or around December 31, 2022 generated by such Mature Medium Venue Locations in their respective first 12 full fiscal months of operation.

Aggregate First Year Small Venue Location EBITDA: (a) $1,494,149 plus (b) the aggregate Facility EBITDA of all Mature Small Venue Locations that become Mature Small Venue Locations after the fiscal quarter ending on or around December 31, 2022 generated by such Mature Small Venue Locations in their respective first 12 full fiscal months of operation.

Agreed Currency: Dollars, Canadian Dollars, British Pounds~~, Swiss Francs~~ and Euros.

Agreement: this Fifth Amended and Restated Loan and Security Agreement.

Allocable Amount: as defined in Section 5.11.

AML Legislation: as defined in Section 14.17.

Annualized New Location EBITDA: as applicable:

(a) for any Small Venue New Location that, as of the last day of the most recently ended Test Period, has been open less than six full fiscal months, the sum of:

(i) the actual Facility EBITDA attributable to such Small Venue New Location for the number of days such New Location has been open (the “Number of Small Venue Operating Days”) plus

(ii) (A) the quotient obtained by dividing (1) the Aggregate First Year Small Venue Location EBITDA by (2) (x) 3 plus (y) the aggregate number of Mature Small Venue Locations that become Mature Small Venue Locations after the fiscal quarter ending on or around December 31, 2022 multiplied by (B) a fraction (1) the numerator of which is (X) 365 minus (Y) such Number of Small Venue Operating Days and (2) the denominator of which is 365;

(b) for any Medium Venue New Location that, as of the last day of the most recently ended Test Period, has been open less than six full fiscal months, the sum of:

(i) the actual Facility EBITDA attributable to such Medium Venue New Location for the number of days such New Location has been open (the “Number of Medium Venue Operating Days”) plus

(ii) (A) the quotient obtained by dividing (1) the Aggregate First Year Medium Venue Location EBITDA by (2) (x) 13 plus (y) the aggregate number of Mature Medium Venue Locations that become Mature Medium Venue Locations after the fiscal quarter ending on or around December 31, 2022 multiplied by (B) a fraction (1) the numerator of which is (X) 365 minus (Y) such Number of Medium Venue Operating Days and (2) the denominator of which is 365;

(c) for any Large Venue New Location that, as of the last day of the most recently ended Test Period, has been open less than six full fiscal months, the sum of:

(i) the actual Facility EBITDA attributable to such Large Venue New Location for the number of days such New Location has been open (the “Number of Large Venue Operating Days”) plus

(ii) (A) the quotient obtained by dividing (1) the Aggregate First Year Large Venue Location EBITDA by (2) (x) 48 plus (y) the aggregate number of Mature Large Venue Locations that become Mature Large Venue Locations after the fiscal quarter ending on or around December 31, 2022 multiplied by (B) a fraction (1) the numerator of which is (X) 365 minus (Y) such Number of Large Venue Operating Days and (2) the denominator of which is 365; or

(d) for any New Location that, as of the last day of the most recently ended Test Period, has been open for at least six full fiscal months:

(i) the actual Facility EBITDA attributable to such New Location for its Applicable Months of Operation divided by

(ii) the percentage of the Aggregate First Year Location EBITDA generated by the Mature Locations during such Applicable Months of Operation.

Anti-Corruption Laws: all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the Bribery Act 2010 (UK).

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

Applicable Authority: with respect to any Agreed Currency, the applicable administrator for the Relevant Rate for such Agreed Currency or any governmental authority having jurisdiction over the Agent or such administrator.

Applicable Lenders: with respect to: (a) the U.S. Borrowers, the U.S. Lenders who have a U.S. Revolver Commitment (and if the U.S. Revolver Commitments have terminated, each U.S. Lender that had a U.S. Revolver Commitment immediately prior to such termination), (b) the Canadian Borrower, the Canadian Lenders, (c) ~~the German Borrower, the German Lenders,~~[reserved] and (d) the U.K./Dutch Borrowers, the U.K./Dutch Lenders.

Applicable Margin: with respect to any Type of Loan, the respective margin set forth in the grid below (the “Pricing Grid”), as determined by the Availability Ratio for the last calendar month:

Level	Availability Ratio	U.S. Base Rate Revolver Loans	Term SOFR Revolver Loans, SONIA Loans~~,~~ and EURIBOR ~~Loans and SARON~~ Loans	Term CORRA Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans	U.K./ Dutch Base Rate Loans	~~German Base Rate Loans~~
I	Greater than or equal to 67%	0.25%	1.25%	1.25%	0.25%	1.25%	~~1.25~~	%
II	Less than 67% but greater than or equal to 33%	0.50%	1.50%	1.50%	0.50%	1.50%	~~1.50~~	%
III	Less than 33%	0.75%	1.75%	1.75%	0.75%	1.75%	~~1.75~~	%

Margins shall be subject to increase or decrease based upon the Availability Ratio for the prior calendar month, as determined by Agent. If, by the first day of a calendar month, any Borrowing Base Certificate due in the preceding calendar month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Notwithstanding the foregoing, the Applicable Margin for any month with respect to U.S. Base Rate Loans, Canadian Prime Rate Loans, Canadian Base Rate Loans, Term SOFR Revolver Loans, SONIA Loans, EURIBOR Loans, ~~SARON Loans,~~ Term CORRA ~~Loans, German Base Rate~~ Loans and U.K./Dutch Base Rate Loans shall be increased by 0.25% if any U.S. Availability is generated under either (or under both of) clause (b)(iii) or clause (b)(iv) of the definition of the U.S. Borrowing Base at any time in such month.

Applicable Months of Operation: with respect to any Topgolf location, each full fiscal month that such Topgolf location has been open.

Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) with respect to U.S. Revolver Loans and Canadian Revolver Loans, Pacific time, and (b) with respect to U.K./Dutch Revolver Loans ~~and German Revolver Loans~~, London time.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Assignment of Claims Act: Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

Attorney: as defined in Section 12.1.1(c).

Availability: as of any date of determination, the sum of the U.S. Availability plus the Canadian Availability plus the ~~German Availability plus the~~ U.K./Dutch Availability.

Availability Ratio: the ratio (expressed as a percentage), for any calendar month, of (a) the average daily Availability for such calendar month to (b) an amount equal to the sum of (i) the average daily Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) for such calendar month, plus (ii) the average daily U.S. Borrowing Base (without giving effect to the U.S. LC Reserve, the Canadian Overadvance Loan Balance~~, the German Overadvance Loan Balance,~~ and the U.K./Dutch Overadvance Loan Balance for purposes of this calculation) for such calendar month, plus (iii) ~~the average daily German Borrowing Base (without giving effect to the German LC Reserve for purposes of this calculation) for such calendar month~~[reserved], plus (iv) the average daily U.K./Dutch Borrowing Base (without giving effect to the U.K./Dutch LC Reserve for purposes of this calculation) for such calendar month.

Available Currency: (i) in the case of a U.S. Borrower, Dollars, (ii) in the case of the Canadian Borrower, Dollars or Canadian Dollars, (iii) ~~in the case of the German Borrower, Dollars, British Pounds, Swiss Francs or Euros (but in the case of German Base Rate Loans, Dollars only)~~[reserved], and (iv) in the case of the U.K./Dutch Borrowers, Dollars, British Pounds or Euros (but in the case of U.K./Dutch Base Rate Loans, Dollars only).

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings), and (c) with respect to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Canada): Bank of America, N.A. (acting through its Canada branch), and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) purchase cards (including so-called “procurement cards” or “P-cards”), and (e) other banking products or services as may be requested by any Obligor or Subsidiary, in each case, unless otherwise agreed in writing between such Obligor or Subsidiary and the provider of such products or services, other than Letters of Credit.

Bank Product Debt: Indebtedness and other obligations of an Obligor or Subsidiary relating to Bank Products.

Base Rate Loan: a U.S. Base Rate Loan, a Canadian Base Rate Loan~~, a German Base Rate Loan~~ or a U.K./Dutch Base Rate Loan, as applicable.

Bays NOLV: with respect to each region where Toptracer Bays are located (as determined by Agent from to time in its Credit Judgment) the orderly liquidation value of such Toptracer Bays as determined in a manner acceptable to Agent (in its Credit Judgment) by an appraiser acceptable to Agent (in its Credit Judgment), net of all costs of liquidation thereof.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor or Subsidiary, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Group: a group consisting of (i) the U.S. Borrowers, (ii) the Canadian Borrower, (iii) ~~the German Borrower~~[reserved], or (iv) the U.K./Dutch Borrowers, as the context requires.

Borrowers: as defined in the preamble to this Agreement.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: the Canadian Borrowing ~~Base and/or the German Borrowing~~ Base and/or the U.S. Borrowing Base and/or the U.K./Dutch Borrowing Base, as the context requires.

Borrowing Base Certificate: a U.S. Borrowing Base Certificate, a Canadian Borrowing Base Certificate, ~~a German Borrowing Base Certificate,~~ or a U.K./Dutch Borrowing Base Certificate, as applicable. “Borrowing Base Certificates” means a U.S. Borrowing Base Certificate, a Canadian Borrowing Base Certificate, ~~a German Borrowing Base Certificate,~~ and a U.K./Dutch Borrowing Base Certificate.

British Pounds or £: the lawful currency of the United Kingdom.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to a EURIBOR Loan, any fundings, disbursements, settlements and payments in Euro in respect of any such EURIBOR Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such EURIBOR Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to a SONIA Loan, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) ~~if such day relates to any interest rate setting as to a SARON Loan, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; and~~ [reserved]; and

(d) if such day relates to a Canadian Revolver Loan, any such day on which banks in Toronto, Ontario, Canada are open for the transaction of banking business.

Business Optimization Initiative: has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

Calculation Date: as defined in Section 5.13.

CAM: as defined in Section 14.11(a)(i).

CAM Exchange: as defined in Section 14.11(a)(ii).

CAM Exchange Date: as defined in Section 14.11(a)(iii).

CAM Percentage: as defined in Section 14.11(a)(iv).

Canadian Accounts Formula Amount: (a) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the Canadian Borrower; and (b) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the Canadian Borrower (or 85% of the Value solely with respect to Eligible Accounts of the Canadian Borrower arising from the Topgolf Business).

Canadian Availability: as of any date of determination, the Canadian Borrowing Base as of such date of determination minus the aggregate principal amount of all Canadian Revolver Loans outstanding on such date of determination.

Canadian Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Canadian Borrower’s Inventory; (b) the Canadian Rent and Charges Reserve; (c) the Canadian LC Reserve; (d) the Canadian Bank Product Reserve; (e) all accrued Royalties of the Canadian Domiciled Obligors, whether or not then due and payable by a Canadian Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon Canadian Facility Collateral assets included in the Canadian Borrowing Base that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Canadian Priority Payables Reserve; (h) the Wage Earner Protection Act Reserve; (i) the Canadian Dilution Reserve; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the Canadian Borrowing Base.

Canadian Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Credit Judgment in respect of Secured Bank Product Obligations owing by the Canadian Domiciled Obligors and their Subsidiaries.

Canadian Base Rate: for any day, the greater of (i) the per annum rate of interest designated by Bank of America (Canada) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (ii) the Federal Funds Rate for such day, plus 0.50% per annum; or (iii) Term SOFR for a one month Interest Period as determined on such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrower: as defined in the preamble to this Agreement.

Canadian Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum Canadian Facility Amount, minus (ii) the Canadian LC Reserve; or (b) the result of: (i) the Canadian Accounts Formula Amount, plus (ii) the Canadian Inventory Formula Amount, plus (iii) 100% of the amount of Canadian Pledged Cash, minus (iv) the Canadian Availability Reserve.

Canadian Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which the Canadian Borrower certifies calculation of the Canadian Borrowing Base.

Canadian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Obligations.

Canadian Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the Canadian Borrower by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

Canadian Dollars or Cdn$: the lawful currency of Canada.

Canadian Domiciled Obligor: each Canadian Subsidiary which is at any time an Obligor, and “Canadian Domiciled Obligors” means all such Persons, collectively.

Canadian Dominion Account: a special account established by the Canadian Borrower at Bank of America (Canada) or another bank acceptable to Agent in its Credit Judgment, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

Canadian Employee Benefits Legislation: the Employment Pensions Plan Act (Alberta), Pension Benefits Standards Act (British Columbia), the Supplemental Pension Plans Act (Quebec) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

Canadian Employee Plan: any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Obligor, or with respect to which a Canadian Domiciled Obligor has or could have any obligation or liability, contingent or otherwise.

Canadian Expeditors Reserve: as of any date of determination, the aggregate amount of accounts payable owed by any Canadian Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

Canadian Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of each Canadian Domiciled Obligor, each U.S. Domiciled Obligor, and each U.K./Dutch Domiciled Obligor ~~and each German Domiciled Obligor~~.

Canadian Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a Canadian Facility Guarantor in favor of Agent guaranteeing all or any portion of the Canadian Facility Obligations.

Canadian Facility Guarantor: Parent, each Canadian Subsidiary party hereto from time to time, each U.S. Subsidiary party hereto from time to time, each U.K. Subsidiary party hereto from time to time, each Dutch Subsidiary party hereto from time to time, ~~each German Subsidiary party hereto from time to time,~~ and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations.

Canadian Facility Obligations: all Obligations of the Canadian Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as borrowers or guarantors of any U.S. Facility Obligations).

Canadian Facility Obligor: each of the Canadian Borrower or any Canadian Facility Guarantor, and “Canadian Facility Obligors” means all of such Persons, collectively.

Canadian Facility Secured Parties: Agent, the Canadian Issuing Bank, the Canadian Lenders and the Secured Bank Product Providers who provide Bank Products to the Canadian Facility Obligors and their Subsidiaries.

Canadian Inventory Formula Amount: as of any date of determination, the lesser of (a) 75% of the Value of the Canadian Borrower’s Eligible Inventory; and (b) 85% of the NOLV Percentage of the Value of the Canadian Borrower’s Eligible Inventory. Notwithstanding the foregoing, the aggregate amount of the Canadian Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “Canadian In-Transit Availability”) shall not exceed $5,000,000; provided, that the Canadian In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the Canadian Expeditors Reserve if, as of any date of determination, either (I) Canadian Net Excess Availability is less than 10% of the Maximum Canadian Facility Amount, or (II) there are any accounts payable owed by any Canadian Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes).

Canadian Issuing Bank: Bank of America (Canada) or an Affiliate of Bank of America (Canada).

Canadian LC Obligations: the sum (without duplication) of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower, which if such Letter of Credit is denominated in a currency other than Canadian Dollars or Dollars, may be stated by Agent (at its option) in Canadian Dollars or Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrower.

Canadian LC Reserve: the aggregate of all Canadian LC Obligations, other than those that have been Cash Collateralized.

Canadian Lenders: Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment). Each Canadian Lender shall be a Canadian Qualified Lender.

Canadian Letter of Credit Subline: $5,000,000.

Canadian Letters of Credit: any standby or documentary letter of credit issued by the Canadian Issuing Bank for the account of the Canadian Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the Canadian Issuing Bank for the benefit of the Canadian Borrower or any of its Subsidiaries.

Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

Canadian Net Excess Availability: as of any date of determination, an amount equal to the Canadian Availability minus the aggregate amount, if any, of all trade payables of Canadian Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of Canadian Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

Canadian Overadvance: as defined in Section 2.1.5.

Canadian Overadvance Loan: a Canadian Revolver Loan made to the Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overadvance Loan Balance: on any date, the amount by which the aggregate Canadian Revolver Exposure exceeds the amount of the Canadian Borrowing Base on such date.

Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Pledged Cash: the funds maintained in a blocked Deposit Account or securities account of the Canadian Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the Canadian Borrower and precluding the Canadian Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the Canadian Borrowing Base upon giving effect to such withdrawal), Canadian Availability would be a positive number), and which are subject to effective security documents, in form and substance reasonably satisfactory to Agent, that provide Agent with a perfected first priority/ranking security interest in and Lien on such funds (subject to Liens of the depository bank having priority by law).

Canadian Prime Rate: for any day, a floating rate of interest per annum equal to the higher of (i) the per annum rate of interest quoted or established as the “prime rate” of the Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers, which rate is based upon various factors, including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate; or (ii) Term CORRA for a one month Interest Period as determined on such day, plus 1.00% per annum; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in the Canadian Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change, without the necessity of any notice to the Borrowers or any other Person.

Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Credit Judgment which reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation, unpaid (when due) or un-remitted (when due) sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation and other unpaid (when due) or unremitted (when due) amounts by any Canadian Domiciled Obligor which would give rise to a Lien with priority under any Requirements of Law over the Lien of Agent.

Canadian Qualified Lender: a financial institution that is not precluded from being a Canadian Lender under the terms of the Bank Act (Canada) or other applicable Canadian federal or provincial legislation.

Canadian Reimbursement Date: as defined in Section 2.4.2.

Canadian Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Canadian Facility Collateral asset included in the Canadian Borrowing Base or which constitute books and records related to any Canadian Facility Collateral asset included in the Canadian Borrowing Base, or could assert a Lien on any Canadian Facility Collateral asset included in the Canadian Borrowing Base or which constitute books and records related to any Canadian Facility Collateral asset included in the Canadian Borrowing Base; and (b) a reserve at least equal to three months’ rent and other charges that are reasonably expected to be payable to any such Person, unless it has executed a Lien Waiver.

Canadian Required Lenders: Canadian Lenders (subject to Section 4.2) having (a) Canadian Revolver Commitments in excess of 50% of the aggregate Canadian Revolver Commitments; and (b) if the Canadian Revolver Commitments have terminated, Canadian Revolver Loans and Canadian LC Obligations in excess of 50% of all outstanding Canadian Revolver Loans and Canadian LC Obligations; provided, however, that the Canadian Revolver Commitments and Canadian Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 2 or more Canadian Lenders, “Canadian Required Lenders” must include at least 2 Canadian Lenders, and (ii) less than 2 Canadian Lenders, “Canadian Required Lenders” must include all Canadian Lenders.

Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations in the applicable Available Currencies up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

Canadian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

Canadian Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Loan: a Revolver Loan made by Canadian Lenders to the Canadian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Term CORRA Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a Term SOFR Loan, in each case as selected by the Borrower Agent, and any Canadian Swingline Loan, Canadian Overadvance Loan or Protective Advance made to or owed by the Canadian Borrower.

Canadian Revolver Notes: a promissory note executed by Canadian Borrower in favor of a Canadian Lender in the form of Exhibit A-1, in the amount of such Canadian Lender’s Canadian Revolver Commitment.

Canadian Security Agreement: each (a) general security agreement, security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any Canadian Domiciled Obligor grants to Agent, for the benefit of the Canadian Facility Secured Parties, Liens upon its Property as security for the Canadian Facility Obligations or (b) security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any U.S. Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor grants to Agent, for the benefit of the Secured Parties, Liens on its Property located in Canada or otherwise subject to Canadian law as security for any of the Obligations.

Canadian Subsidiary: a Subsidiary of Parent incorporated or organized under the laws of Canada or any province or territory of Canada.

Canadian Swingline Loan: any Borrowing of Canadian Base Rate Loans and/or Canadian Prime Rate Loans funded with Agent’s funds, until such Borrowing is settled among the Canadian Lenders or repaid by the Canadian Borrower.

Canadian Unused Line Fee Rate: a per annum rate equal to 0.25%.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Restricted Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

Capital Stock: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

Captive Insurance Subsidiary: any Restricted Subsidiary of the Parent that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

Cash: money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: the U.S. Cash Collateral Account and/or the Canadian Cash Collateral Account and/or the ~~German Cash Collateral Account and/or the~~ U.K./Dutch Cash Collateral Account, as the context may require.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (f) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors (including foreign governments), which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by foreign jurisdictions in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (f) and in this paragraph.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates or branches to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CFC: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

CFC Holdco: (a) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of either (i) Capital Stock or (ii) Capital Stock and Indebtedness, of one or more Foreign Subsidiaries that are CFCs and (b) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of either (i) the Capital Stock or (ii) the Capital Stock and Indebtedness of one or more Persons of the type described in the immediately preceding clause (a).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulation (such as the European Market Infrastructure Regulation) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRR, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Change of Control: the earliest to occur of (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent and its subsidiaries, taken as a whole, to any Person, (c) the occurrence of any “Change of Control” (or any comparable term) in any document pertaining to the Term Loan Facility Agreement, including any refinancings thereof, (d) the adoption of a plan relating to the liquidation or dissolution of the Parent, or (e) Parent ceases to own and control, beneficially and of record, directly or indirectly all Capital Stock in all other Borrowers (except as a result of a transaction not prohibited hereunder).

For purposes of this definition, a Person or group shall not be deemed to beneficially own voting Capital Stock subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the voting Capital Stock in connection with the transactions contemplated by such agreement.

Charge: any fee, loss, charge, expense, cost, accrual or reserve of any kind.

Charged Company: as defined in Section 6.1(k).

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Requirements of Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto (limited in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one counsel to all Indemnitees, taken as a whole, and if reasonably necessary, one local counsel in each applicable jurisdiction for all Indemnitees, taken as a whole, and in the case of an actual or perceived conflict of interest, (x) one additional counsel to each group of similarly situated affected Indemnitees and (y) one additional local counsel to each group of similarly situated affected Indemnitees).

Closing Date: as defined in Section 6.1.

CME: CME Group Benchmark Administration Limited.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral and Guarantee Requirement: at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and the terms of the Intercreditor Agreement or any other applicable intercreditor agreement entered into in accordance with the terms hereof, and (y) the time periods (and extensions thereof) set forth in Section 10.1.12, the requirement that, in the case of any Restricted Subsidiary that is required to become an Obligor after the Closing Date (including by ceasing to be an Excluded Subsidiary) or that is designated as an Obligor pursuant to Section 10.1.12(d)(vi), the Agent and its counsel shall have received (A) a Joinder Agreement, (B) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 10.1.12 owns registrations of or applications for U.S. or Canadian Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) in the case of a U.S. Subsidiary or Canadian Subsidiary, a completed Perfection Certificate, (D) Uniform Commercial Code and/or PPSA financing statements in appropriate form for filing in such jurisdictions as the Agent or its counsel may reasonably request, (E) an executed joinder to the Intercreditor Agreement and any other applicable intercreditor agreement in substantially the form attached as an exhibit thereto, (F) any Security Documents (or joinders or accessions thereto) governed by the laws of the jurisdiction in which the applicable Obligor is formed or incorporated and/or where Eligible Inventory or Eligible Toptracer Bays are located and/or Dominion Accounts are located (in each case, other than any such Eligible Inventory or Eligible Toptracer Bays that the applicable Obligor elects by written notice to Agent to exclude from the applicable Borrowing Base) (and other jurisdictions reasonably requested by Agent and agreed to by Parent) which the Agent may reasonably request and (G) all other documents and instruments required by Perfection Requirements, including stock certificates evidencing equity of such Restricted Subsidiary (if certificated) with instruments of transfer executed in blank and delivery of any notices of security to third parties to the extent required to be delivered under any Security Document.

Commitment: for any Lender, the aggregate amount of such Lender’s U.S. Revolver Commitment, Canadian Revolver Commitment~~, German Revolver Commitment,~~ and U.K./Dutch Revolver Commitment. “Commitments” means the aggregate amount of all U.S. Revolver Commitments, Canadian Revolver Commitments~~, German Revolver Commitments,~~ and U.K./Dutch Revolver Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Communication: this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

Company Trademark: collectively, the trademarks owned by the U.S. Borrowers set forth on Schedule F-1 (as such Schedule may updated to include additional trademarks with the written consent of all Lenders).

Compliance Certificate: a certificate, in the form of Exhibit D, by which Borrowers certify compliance with Section 10.3 and for purposes of determination of the Applicable Margin (such certificate to include a calculation of the Fixed Charge Coverage Ratio, whether or not a Covenant Trigger Period is in effect and regardless of the current pricing level as set forth in the Pricing Grid).

Conforming Changes: (a) with respect to the use, administration of or any conventions associated with SOFR or any proposed Term SOFR Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “U.S. Base Rate”, “Canadian Base Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Agent in consultation with Parent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent reasonably determines in consultation with Parent that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent reasonably determines in consultation with Parent is reasonably necessary in connection with the administration of this Agreement and any other Loan Document), and (b) with respect to the use, administration of or any conventions associated with Term CORRA, SONIA, ~~SARON,~~ EURIBOR or any proposed Successor Rate for any currency, any conforming changes to the definitions of “Canadian Prime Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Agent in consultation with Parent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice for such currency (or, if the Agent reasonably determines in consultation with Parent that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Agent reasonably determines in consultation with Parent is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

Consolidated Adjusted EBITDA: as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (vi), (x), (xii) and (xiv) below) the amount of:

(i) consolidated interest expense ((x) including (A) fees and expenses paid to the Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements and (y) excluding cash interest payments in respect of deemed landlord financing liabilities and Specified Capital Lease Obligations);

(ii) Taxes paid and any provision for Taxes, including income, profits, capital, state, franchise and similar Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or any intercompany distribution) of such Person paid or accrued during such period;

(iii) total depreciation and amortization expense;

(iv) any non-Cash Charge, including (A) the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes and/or (B) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); provided that if any such non-Cash charge, expense or loss represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash charge in the then-current period;

(v) (A) Transaction Costs, (B) any Charge incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated and whether or not permitted under this Agreement), including any issuance or offering of Capital Stock, any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout and/or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (C) the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement or pursuant to insurance; provided that in respect of any Charge that is added back in reliance on clause (C) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such period of four Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such period of four Fiscal Quarters) and (D) Public Company Costs;

(vi) if greater than zero, (A) the Annualized New Location EBITDA attributable to any New Location minus (B) the Facility EBITDA attributable to such New Location;

(vii) [reserved];

(viii) the amount of any cost, charge, accrual, reserve and/or expense incurred or accrued in connection with any single or one-time event;

(ix) the amount of any earn-out and/or other contingent consideration (including contingent consideration accounted for as a bonus, compensation or otherwise) incurred in connection with any acquisition and/or Investment completed prior to the Closing Date and/or any Permitted Acquisition or other Investment permitted by this Agreement consummated on or after the Closing Date, in each case, which accrues or is paid during the applicable period and any adjustment of any thereof;

(x) pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of any actual amount realized) reasonably identifiable and factually supportable (in the good faith determination of the Parent and subject, if applicable, to certification by a Responsible Officer of the Parent) related to (A) any asset sale, acquisition, Investment, Disposition, operating improvement, restructuring, cost saving initiative and/or other similar initiative (including any renegotiation of any contract and/or other arrangement) and any specified transaction consummated prior to the Closing Date and (B) any asset sale, acquisition, Investment, Disposition, operating improvement, restructuring, cost saving initiative and/or other similar initiative (including any renegotiation of any contract and/or other arrangement) and any specified transaction consummated on or after the Closing Date (any action or event described in clause (B), a “Business Optimization Initiative”); provided that (1) the relevant cost saving, operating expense reduction, operational improvement and/or synergy must be reasonably expected to be realized within 18 months following the date on which the Parent or its applicable Restricted Subsidiary determines to take the relevant action and (2) the aggregate amount of such cost savings, operating expense reductions, operational improvements and synergies added back in reliance on this clause (x) shall be subject to the Specified Adjustment Cap;

(xi) any Charge attributable to the undertaking and/or implementation of any new initiative, business optimization activity, cost savings initiative, cost rationalization program, operating expense reduction and/or synergy and/or similar initiative and/or program (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility closing, consolidation, expansion, extension, reduction, opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, contract termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market or new product line, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge (including in connection with the international business, the media business, the Protracer business and other new business ventures), any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge;

(xii) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received within such four-Fiscal Quarter period, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such period of four Fiscal Quarters));

(xiii) realized or unrealized net losses in the fair market value of any arrangement under any Hedging Agreement;

(xiv) the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) the amount of any pre-opening expense and/or startup cost relating to the acquisition, opening and/or organizing of any new location, new market or new product line, including, without limitation, the cost of any feasibility study, staff-training and recruiting, costs for employees engaged in start-up activities, advertising costs and pre-opening rent costs;

(xvi) [reserved];

(xvii) [reserved]; and

(xviii) the amount of any minority interest expense attributable to minority equity interests of third parties in any non-Wholly-Owned-Subsidiary;

minus (c) to the extent such amounts increase Consolidated Net Income:

(i) any non-Cash gain or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) any realized or unrealized net gain in the fair market value of any arrangements under Hedging Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(C) above (as described in such clause) to the extent the relevant reimbursement amount was not received within the time period required by such clause;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period; and

(vi) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes.

Notwithstanding the foregoing, it is understood and agreed that the aggregate amount added back in reliance on clause (b)(x) shall not exceed 25% of Consolidated Adjusted EBITDA for such Test Period (calculated after giving effect to such addbacks and/or adjustments) (this paragraph, the “Specified Adjustment Cap”).

Consolidated Net Income: as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded, without duplication,

(a) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period,

(b) any gain or Charge (less all fees and expenses chargeable thereto) attributable to any sale, disposition or abandonment of Capital Stock or other assets (including asset retirement costs) or of returned surplus assets, in each case, outside of the ordinary course of business,

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by the relevant Person) and (B) any nonrecurring or unusual item (as determined in good faith by the relevant Person) and/or (ii) any Charge incurred in connection with any actual or prospective legal settlement, fine, judgment or order,

(d) any unrealized or realized net foreign currency translation gain or Charge impacting net income (including any currency re-measurement of Indebtedness, any net gain or Charge resulting from any Hedging Agreement for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness),

(e) any net gain or Charge with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than, at the option of the Borrower Agent, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) the disposal, abandonment, divestiture and/or discontinuation of assets, properties or operations and (iii) any facility that has been closed during such period,

(f) any net income or Charge (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(g) (i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent and/or any of its subsidiaries; provided that in the case of clause (g)(ii), to the extent such Charge is a Cash Charge, such Charge may only be added back in reliance on this clause (g)(ii) to the extent the same is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person,

(h) any accrual and/or reserve that are required to be established or adjusted as a result of the adoption or modification of accounting policies,

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs, and (C) amortization of intangible assets, and

(j) (i) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition, Investment or disposition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in accounting principles or policies.

Consolidated Total Assets: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

Contingent Obligation: of or by any Person (the “Contingent Obligor”) means any obligation, contingent or otherwise, of the Contingent Obligor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Contingent Obligor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Contingent Obligor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Contingent Obligor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Contingent Obligation” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Investment, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness) or (ii) the pledge of Capital Stock of a joint venture or Unrestricted Subsidiary securing capital contributions to, or obligations of, such Persons. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Contractual Obligation: as to any Person, any provision of any security issued by such Person or of any agreement, instrument, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

Convertible Notes: the Parent’s 2.75% Convertible Senior Notes due 2026.

Copyright: the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

Core Property: assets and property of the Parent and/or its Restricted Subsidiaries that are subject to (a) the Existing Master Facility Lease and defined as “Core Property” in the Existing Master Facility Lease as of the Closing Date with such changes to the definition thereof consented to in writing by the Required Lenders, or (b) a New Facility Lease and defined as “Core Property” or a functionally equivalent term in such New Facility Lease (provided that “Core Property” or such functionally equivalent term shall be defined in a manner, taken as a whole, that is not, in the good faith determination of the Borrower Agent, materially less favorable to the Lenders than “Core Property” as defined in the Existing Master Facility Lease); provided that “Core Property” shall not include any assets or property of the Parent or any of its Restricted Subsidiaries if (i) the landlord under the applicable Specified Facility Lease has waived or otherwise permitted the pledge of such assets or property or any subset of such assets or property (but only to the extent of such waiver or permission); it being understood and agreed that no Obligor shall be required to seek any such waiver or permission, (ii) such assets or property or any subset thereof (but only to the extent of such subset) are no longer “Core Property” (or, in the case of a New Facility Lease, a functionally equivalent term) under the applicable Specified Facility Lease or (iii) the applicable Specified Facility Lease is no longer in existence or in effect.

CORRA: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

Costco: Costco Wholesale Corporation, a Washington corporation.

Covenant Trigger Period: the period (a) commencing on the day that Net Excess Availability is less than, at any time, an amount equal to the Covenant Trigger Period Threshold Percentage of the Maximum Facility Amount; and (b) continuing until, during the preceding 30 consecutive days, Net Excess Availability has been greater than, at all times, an amount equal to the Covenant Trigger Period Threshold Percentage of the Maximum Facility Amount.

Covenant Trigger Period Threshold Percentage: 10%.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Credit Card Issuer: any person (other than an Obligor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by Agent in its Credit Judgment; provided, that “Credit Card Issuer” shall not include any non-United States credit card issuers.

Credit Card Notification: a notification, in form and substance reasonably satisfactory to Agent, which has been executed on behalf of an Obligor and delivered to such Obligor’s applicable credit card clearinghouse or processor.

Credit Card Processor: any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any U.S. Domiciled Obligor’s or U.K. Borrowers’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

Credit Card Receivables: each “payment intangible” (as defined in the UCC) together with all income, royalties, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to an U.S. Domiciled Obligor or a U.K. Borrower resulting from charges by a customer of an U.S. Domiciled Obligor or a U.K. Borrower on credit or debit cards issued by such Credit Card Issuer or facilitated, serviced, processed or managed by such Credit Card Processor, in connection with the sale of goods by an U.S. Domiciled Obligor or a U.K. Borrower, or services performed by an U.S. Domiciled Obligor or a U.K. Borrower or otherwise relating to credit or debit cards or related services, in each case in the Ordinary Course of Business.

Credit Judgment: Agent’s judgment exercised in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender), based upon its consideration of any factor that it believes (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Requirements of Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) provides a reasonable basis to conclude that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; or (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor. In exercising such judgment, Agent may consider any factors that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral; provided that, as it relates to the establishment or adjustment of reserves or the modification of eligibility standards or criteria, Credit Judgment shall require: (x) the contributing factors to the establishment or adjustment of any reserves or the modification of eligibility standards or criteria shall not duplicate (i) the exclusionary criteria set forth in the applicable eligibility definitions, and vice versa or (ii) reserves deducted in computing book value and (y) the effect of any adjustment or modification of exclusionary criteria or the establishment of any reserve be a reasonable quantification (as reasonably determined by Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors, and (z) eligibility criteria will not be revised by Agent unless to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed by (or on behalf of) Agent from time to time after the Closing Date.

Credit Party: Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agent, Lenders and Issuing Banks.

Creditor Representative: under any Requirements of Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CRR: either CRR-EU or, as the context may require, CRR-UK.

CRR-EU: regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that regulation.

CRR-UK: CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Customary Bridge Loans: customary bridge loans with a maturity date not longer than one year from the date of incurrence; provided that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any class of then-existing loans under the Term Loan Facility Agreement, and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Maturity Date on the date of the issuance or incurrence thereof.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).

Debtor Relief Laws: means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, debt adjustment law, reorganization, administration or similar debtor relief laws of the U.S. or other applicable jurisdictions (whether state, provincial, federal or foreign and including applicable corporate statutes) from time to time in effect and affecting the rights of creditors generally, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Insolvency Act 1986 (UK), the Enterprise Act 2002 (UK) and/or the Corporate Insolvency & Governance Act 2020 (UK).

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority), or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Demand Date: as defined in Section 5.11.7(h).

Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada and/or ~~Germany and/or~~ the U.K. and/or the Netherlands and/or the Republic of Ireland, any bank account with a deposit function).

Deposit Account Control Agreements: the deposit account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of the applicable Secured Parties, and shall include, in the case of any Deposit Accounts domiciled outside the United States or Canada, notice to and acknowledgement from the relevant institution maintaining that Deposit Account.

Derivative Transaction: (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent or its subsidiaries shall be a Derivative Transaction.

Designated Non-Cash Consideration: the fair market value (as determined by the Borrower Agent in good faith) of non-Cash consideration received by the Parent or any Restricted Subsidiary in connection with any Disposition pursuant to Section 10.2.7(h) and/or Section 10.2.8 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Agent, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

Designated Obligations: as defined in Section 14.11(a)(v).

Dilution Percent: the percent, for any period determined by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the U.S. Borrowers (in the case of the U.S. Dilution Reserve), the Canadian Borrower (in the case of the Canadian Dilution Reserve), ~~the German Borrower (in the case of the German Dilution Reserve),~~ or the U.K./Dutch Borrowers (in the case of the U.K./Dutch Dilution Reserve), divided by (b) gross sales of the U.S. Borrowers (in the case of the U.S. Dilution Reserve), of the Canadian Borrower (in the case of the Canadian Dilution Reserve), ~~of the German Borrower (in the case of the German Dilution Reserve),~~ or of the U.K./Dutch Borrowers (in the case of the U.K./Dutch Dilution Reserve).

Direction: as defined in Section 5.9.2(a)(ii)(A).

Discharged: Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within ninety-five (95) days after such prepayment or deposit.

Disposition or Dispose: the sale, lease, sublease, license, sublicense or other disposition of any property of any Person.

Disqualified Capital Stock: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to Full Payment and (y) for purposes of clauses (a) through (d) above, it is understood and agreed that if any such maturity, redemption conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date (determined at the time such Capital Stock is issued) shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Parent (or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

Document: as defined in the UCC (and/or with respect to any Document of a Canadian Subsidiary, a “document of title” as defined in the PPSA).

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

Dominion Account: with respect to the U.S. Domiciled Obligors, a U.S. Dominion Account; with respect to the Canadian Domiciled Obligors, a Canadian Dominion Account; with respect to the ~~German Domiciled Obligors, a German Dominion Account; with respect to the~~ U.K. Domiciled Obligors, a U.K. Dominion Account; and with respect to the Dutch Domiciled Obligors, a Dutch Dominion Account.

Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Net Excess Availability is less than: (i) an amount equal to 10% of the Maximum Facility Amount for five (5) consecutive Business Days, or (ii) 7.5% of the Maximum Facility Amount at any time, and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Net Excess Availability has been greater than, at all times, an amount equal to 10% of the Maximum Facility Amount. Agent will endeavor to provide copies of each notice of control Agent sends to any Dominion Account bank to Borrower Agent substantially contemporaneously with providing such notice to such Dominion Account bank; provided, however, that the failure of Agent to provide a copy of any such notice to Borrower Agent shall not give rise to any liability on the part of Agent and shall not affect the validity and effectiveness of such notice.

Dutch Borrower: as defined in the preamble to this Agreement.

Dutch Domiciled Obligor: each Dutch Subsidiary which is at any time an Obligor, and “Dutch Domiciled Obligors” means all such Persons, collectively.

Dutch Dominion Account: a special account established by the Dutch Borrower at Bank of America (or any branch or Affiliate thereof) or another bank reasonably acceptable to Agent, over which Agent has a Lien governed by the law of the jurisdiction in which such account is domiciled and exclusive control for withdrawal purposes during any Dominion Trigger Period.

Dutch Omnibus Pledge: the Dutch law omnibus pledge agreement to be granted by the Dutch Borrower in favor of Agent in connection with certain Deposit Accounts, Accounts and Inventory located in the Netherlands, as may be amended, restated, supplemented or otherwise modified from time to time.

Dutch Pledged Cash: the funds maintained in a blocked Deposit Account or securities account of a Dutch Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the Dutch Borrower and precluding the Dutch Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the U.K./Dutch Borrowing Base upon giving effect to such withdrawal), U.K./Dutch Availability would be a positive number), and which are subject to effective security documents governed by the law of the jurisdiction in which such Deposit Account is domiciled in form and substance reasonably satisfactory to Agent, that provide Agent with a perfected first priority/ranking security interest in and Lien on such funds (subject to Liens of the depository bank having priority by law).

Dutch Security Documents: the Dutch Omnibus Pledge, the Dutch Share Pledge and any other similar agreement, instrument or document governed by the laws of any jurisdiction, including Germany, in each case now or hereafter securing (or given with the intent to secure) the U.K./Dutch Facility Obligations.

Dutch Share Pledge: the Dutch law share pledge agreement to be granted by the U.K. Borrower over the shares in the Dutch Borrower in favor of the Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

Dutch Subsidiary: a Subsidiary of Parent incorporated or organized under the laws of the Netherlands.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record and Electronic Signature: as defined in Section 14.8.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods (or, solely with respect to the Toptracer Bays, the lease or license thereof) or rendition of services (but excluding, for the avoidance of doubt, Credit Card Receivables), is payable in Dollars (or, in the case of: (w) an Account owing to the Canadian Borrower, in Dollars or Canadian Dollars, (x) an Account owing to the Dutch Borrower, in Dollars, Euros, Swedish Kroner, Danish Kroner, Norwegian Kroner, or British Pounds, (y) ~~an Account owing to the German Borrower, in Dollars, Euros, Swiss Francs, Swedish Kroner, Danish Kroner, Norwegian Kroner, or British Pounds~~[reserved], and (z) an Account owing to a U.K. Borrower in Dollars, Euros, or British Pounds), and is deemed by Agent, in its Credit Judgment, to satisfy the criteria set forth below. No Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date (or up to an additional 30 days as Agent may approve on an Account Debtor by Account Debtor basis in its sole discretion), or it is unpaid for more than 150 days after the original invoice date (or up to an additional 30 days as Agent may approve on an Account Debtor by Account Debtor basis in its sole discretion); (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and such Account Debtor’s Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor and its Affiliates from time to time in its Credit Judgment); provided that, (i) with respect to Accounts owing by Dick’s Sporting Goods and its Affiliates, such percentage shall be 50%, and (ii) with respect to Accounts owing by Amazon and its Affiliates, such percentage shall be 35%; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor (other than a lessee or licensee of a Toptracer Bay) or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower that originated such Account is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) with respect to Accounts owing to: (i) the U.S. Borrowers or the Canadian Borrower, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, (ii) ~~the German Borrower, the Account Debtor is organized or has its principal offices or assets outside of England, Wales, Scotland, Northern Ireland, the United States, Singapore, Hong Kong, Australia, New Zealand, Canada, Switzerland, Norway, or any country which was a Participating Member State of the European Union prior to May 1, 2004,~~[reserved], (iii) the U.K. Borrowers, the Account Debtor is organized or has its principal offices or assets outside of England, Wales, Scotland, Northern Ireland, the United States, Singapore, Hong Kong, Australia, New Zealand, Canada, Switzerland, Norway, or any country which was a Participating Member State of the European Union prior to May 1, 2004, and (iv) the Dutch Borrower, the Account Debtor is organized or has its principal offices or assets outside of the United States, Canada, Switzerland, Norway, England, Wales, Scotland, Northern Ireland or any country which was a Participating Member State of the European Union prior to May 1, 2004; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada and the Canadian Borrower has complied, to the satisfaction of Agent, with the Financial Administration Act or other applicable law; (i) it is not subject to a duly perfected, first priority (in the case of Accounts owing to a U.K. Borrower, expressed as a fixed charge) Lien in favor of Agent, or is subject to any other Lien (other than: (x) subject to the terms of the Intercreditor Agreement, Liens granted to Term Loan Collateral Agent pursuant to the Term Loan Documents, and (y) Liens subordinate to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement entered into in accordance with the terms hereof); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale (other than a lease or licenses of a Toptracer Bay); (k) it is evidenced by Chattel Paper (other than Chattel Paper consisting of a lease or license of Toptracer Bays) or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old (or such later date as Agent may approve in its sole discretion) will be excluded.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on the Account, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Accounts as determined by Agent in its Credit Judgment.

Notwithstanding anything contained herein to the contrary, no Accounts of Topgolf and its Subsidiaries shall be Eligible Accounts until such time as Agent has first completed a field exam after the Closing Date with respect to Topgolf and its Subsidiaries, the results of which are satisfactory to Agent in its Credit Judgment.

Eligible Assignee: a Person that is (i) a Lender or a U.S.-based Affiliate of a Lender, (ii) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (iii) if such Person is to hold Canadian Facility Obligations, such person is at all times, other than during any Event of Default, a Canadian Qualified Lender and an Affiliate or branch of a U.S. Lender, (iv) if such Person is to hold U.K./Dutch Facility Obligations, such person is at all times, other than during any Event of Default, a U.K. Qualified Lender and an Affiliate or branch of a U.S. Lender~~,~~; (v) ~~if such Person is to hold German Facility Obligations, such person is at all times, other than during any Event of Default, a U.S. Lender or an Affiliate or branch of a U.S. Lender,~~[reserved]; (vi) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or Canada or any state, province or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Requirements of Law; and (vii) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Costco Inventory: Inventory consisting of finished goods owned by a U.S. Borrower and consigned to Costco that would otherwise be Eligible Inventory if it were not consigned to a Person in violation of clause (h)(i) of the definition of “Eligible Inventory” and either (a) Costco has delivered to Agent a Lien Waiver with respect to such Inventory, or (b) Costco is rated BBB- (or better) by S&P and Baa3 (or better) by Moody’s as of the applicable date of determination.

Eligible Credit Card Receivables: a Credit Card Receivable of a U.S. Domiciled Obligor or a U.K. Borrower that arises in the Ordinary Course of Business, is payable in Dollars (or, in the case of a Credit Card Receivable of a U.K. Borrower, in Dollars, Euros, or British Pounds), and is deemed by Agent, in its Credit Judgment, to satisfy the criteria set forth below. No Credit Card Receivable shall be an Eligible Credit Card Receivable if: (a) it does not constitute a “payment intangible” (as defined in the UCC); (b) it has been outstanding for more than five (5) Business Days from the date of sale; (c) (i) it is not subject to a perfected first-priority security interest in favor of Agent (in the case of Credit Card Receivables owing to a U.K. Borrower, expressed as a fixed charge), or (ii) with respect to which an U.S. Domiciled Obligor or a U.K. Borrower does not have good and valid title thereto, free and clear of any Lien (other than: (x) subject to the terms of the Intercreditor Agreement, Liens granted to Term Loan Collateral Agent pursuant to the Term Loan Documents, and (y) Liens subordinate to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement entered into in accordance with the terms hereof); (d) it is disputed, is with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); (e) the applicable Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require an Obligor to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor (excluding, for the avoidance of doubt, any right of chargeback in the ordinary course); (f) it is due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which (i) is the subject of any Insolvency Proceeding or has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or (ii) is a target of Sanctions or on any specially designated nationals list maintained by OFAC; (g) it is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto; (h) it is due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which has not been sent a Credit Card Notification; (i) it does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or (i) with respect to Credit Card Receivables owing to a U.K. Borrower, the Credit Card Processor is organized outside of, or does not have an office in, any legal jurisdiction of the United Kingdom.

The criteria for Eligible Credit Card Receivables set forth above may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on the Credit Card Receivable, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Credit Card Receivables as determined by Agent in its Credit Judgment.

Notwithstanding anything contained herein to the contrary, no Credit Card Receivables of Topgolf and its Subsidiaries shall be Eligible Credit Card Receivables until such time as Agent has first completed a field exam after the Closing Date with respect to Topgolf and its Subsidiaries, the results of which are satisfactory to Agent in its Credit Judgment.

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Credit Judgment, deems to satisfy the criteria set forth below. No Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving (as determined by Agent in its Credit Judgment from time to time), perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien which must, (i) in the case of any Inventory of a U.K./Dutch Borrower or a U.S. Borrower located in Germany, be a German law governed Lien pursuant to a security transfer agreement ~~on~~in a form substantially ~~the same terms as the German Security Transfer Agreement~~ consistent in all material respects with any applicable German law security transfer agreement executed and delivered pursuant the Fourth Amended and Restated Loan and Security Agreement or pursuant to this Agreement prior to the Third Amendment Effective Date, or in such other form as may be reasonably acceptable to Agent, and (ii) in the case of any Inventory of the ~~German Borrower, the~~ Dutch Borrower or U.S. Borrowers located in the United Kingdom, be an English law governed Lien pursuant to a floating charge on substantially the same terms as the U.K. Security Agreements, and no other Lien (other than: (x) subject to the terms of the Intercreditor Agreement, Liens granted to Term Loan Collateral Agent pursuant to the Term Loan Documents, and (y) Liens subordinate to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement entered into in accordance with the terms hereof); (h) (i) other than Eligible Costco Inventory, is not consigned to any Person, and (ii) other than Eligible In-Transit Inventory, is within: (A) the United States, Germany or the United Kingdom, in the case of Inventory of a U.S. Borrower, (B) Canada, in the case of Inventory of the Canadian Borrower, (C) ~~Germany or the United Kingdom in the case of Inventory of the German Borrower~~[reserved], (D) the United Kingdom or Germany in the case of Inventory of any U.K. Borrower, and (E) the Netherlands or the United Kingdom in the case of Inventory of the Dutch Borrower; (i) other than Eligible In-Transit Inventory, is not in transit unless it is, in the case of: (i) Inventory of a U.S. Borrower, in transit between facilities in the United States of any U.S. Borrower, (ii) Inventory of the Canadian Borrower, in transit between facilities in Canada of the Canadian Borrower, (iii) ~~Inventory of the German Borrower, in transit between facilities in Germany of the German Borrower,~~[reserved], (iv) Inventory of any U.K. Borrower, in transit between facilities in England, Wales, Scotland or Northern Ireland of any U.K. Borrower, and (v) Inventory of the Dutch Borrower, in transit between facilities in the Netherlands of the Dutch Borrower or in between facilities in the United Kingdom of the Dutch Borrower; (j) is not subject to any warehouse receipt or negotiable Document; (k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate U.S. Rent and Charges Reserve (in the case of the U.S. Borrowers), a Canadian Rent and Charges Reserve (in the case of the Canadian Borrower), ~~a German Rent and Charges Reserve (in the case of the German Borrower),~~ or a U.K./Dutch Rent and Charges Reserve (in the case of the U.K./Dutch Borrowers) has been established; and (m) is reflected in the details of a current perpetual inventory report ~~and (n) is not located at a retail location of a German Borrower~~.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on Inventory, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Inventory as determined by Agent in its Credit Judgment.

Eligible In-Transit Inventory: Inventory consisting of finished goods owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of a Borrower within the United States, Canada, England, Wales, Scotland, Northern Ireland, the Netherlands ~~or Germany~~, and that Agent, in its Credit Judgment, deems to be Eligible In-Transit Inventory, and thus to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is finished goods, (b) has been delivered to a carrier in a foreign port or foreign airport for receipt by a Borrower in the United States (in the case of the U.S. Borrowers) or the United Kingdom (in the case of the U.S. Borrower(s) party to the U.K. Inventory Charge) or Canada (in the case of the Canadian Borrower) or the Netherlands, England, Wales, Scotland or Northern Ireland (in the case of the U.K. Borrowers) or the Netherlands or the United Kingdom (in the case of the Dutch Borrower) ~~or Germany (in the case of the German Borrower)~~ within sixty (60) days of the date of determination, but which has not yet been received by the applicable Borrower, (c) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve in its Credit Judgment; (d) is fully insured in a manner satisfactory to Agent in its Credit Judgment; (e) has been identified to the applicable sales contract and title has passed to the applicable Borrower; (f) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in material default of any obligations; (g) is subject to purchase orders and other sale documentation satisfactory to Agent in its Credit Judgment; (h) is shipped by a common carrier that is not affiliated with the vendor and is not the target of any Sanction or on any specially designated nationals list maintained by OFAC; and (i) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Real Estate: Real Estate owned by a U.S. Borrower that is located at 2180 Rutherford Road, Carlsbad, CA 92008, and that Agent, in its Credit Judgment, deems to satisfy the criteria set forth in the subsequent sentence. Such Real Estate shall not be Eligible Real Estate unless: (a) a first priority Mortgage, in substantially the form executed prior to the Closing Date, has been executed, delivered and recorded with respect to such Real Estate, (b) Agent shall have received the Related Real Estate Documents with respect to such Real Estate, and (c) to the extent any alterations, improvements or new construction, structural or otherwise, (herein called collectively “alterations”), of or on such Real Estate are made after the Closing Date, such alterations are made subject to the following conditions: (i) all work done in connection with any alterations shall be done with reasonable promptness and in a reasonable and workmanlike manner; (ii) the cost of all alterations shall be paid when due so as to keep such Real Estate free of all mechanic’s, materialmen’s and similar liens except inchoate liens and liens that are being contested in good faith by appropriate proceedings and for which the Parent has set aside on its books adequate reserves in accordance with GAAP; (iii) no alterations of any kind shall be made to such Real Estate that shall reduce the value of such Real Estate in any material respect; and (iv) no alteration involving an estimated cost of materials and construction labor as reasonably estimated by Parent in excess of $10,000,000 shall be undertaken without the prior written consent of Agent (which shall not be unreasonably withheld or delayed).

Eligible Toptracer Bays: Toptracer Bays leased or licensed by a U.S. Borrower or a U.K. Borrower that Agent, in its Credit Judgment, deems to satisfy the criteria set forth below. No Toptracer Bay shall be an Eligible Toptracer Bay if (a) it is not the subject of a valid and enforceable lease or license agreement with an Account Debtor; (b) a U.S. Borrower or a U.K. Borrower does not have good, valid and enforceable title to the lease or license governing such Toptracer Bay and all goods necessary for the operation of such

Toptracer Bay, pursuant to all applicable laws; (c) it is not in good working order and condition, fully operational and suitable for rent, lease or license; (d) it does not meet all standards imposed by any Governmental Authority, or the goods necessary for the operation of such Toptracer Bay have been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC; (e) it does not conform with the covenants and representations herein; (f) the lease or license governing such Toptracer Bay and the goods used in the operation of such Toptracer Bay are not subject to Agent’s duly perfected, first priority Lien or are subject to any other Lien (other than: (x) subject to the terms of the Intercreditor Agreement, Liens granted to Term Loan Collateral Agent pursuant to the Term Loan Documents, and (y) Liens subordinate to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement entered into in accordance with this Agreement); (g) it is not within: (A) the United States, in the case of Toptracer Bays leased or licensed by a U.S. Borrower, and (B) the United Kingdom in the case of Toptracer Bays leased or licensed by a U.K. Borrower; (h) a U.S. Domiciled Obligor or a U.K. Borrower does not own or otherwise have (by lease, license, sharing agreement or otherwise) all necessary rights to use (which rights are not subject to termination by the applicable licensor(s) at any time prior to Full Payment of the Obligations) all Intellectual Property intrinsic to and/or necessary for the operation of such Toptracer Bay; (i) there is a payment default or other material default under the applicable lease or license for such Toptracer Bay; (j) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the applicable Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; (k) the applicable U.S. Borrower or U.K. Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; or (l) the applicable Account Debtor has a material right of offset, dispute, recoupment, or other claim with respect to amounts owing under the applicable lease or license.

The criteria for Eligible Toptracer Bays set forth above may only be changed and any new criteria for Eligible Toptracer Bays may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on Toptracer Bays, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, appraisals, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Toptracer Bays as determined by Agent in its Credit Judgment.

EMU Legislation: the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

Environmental Claim: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

Environmental Laws: any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Parent or any of its Restricted Subsidiaries or any Facility, including RCRA, CWA, the Environmental Protection Act (Ontario) and similar Requirements of Law of foreign jurisdictions.

Environmental Liability: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equipment Sale and Lease-back Transaction: any equipment financing arrangement entered into in the ordinary course of business with any Person that requires the Parent and/or any Restricted Subsidiary to purchase the equipment subject to such financing arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider so long as the resulting lease obligation is permitted by this Agreement.

ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

ERISA Affiliate: as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any entity, whether or not incorporated, that is under common control within the meaning of Section 4001 of ERISA with that Person.

ERISA Event: (a) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (c) the Parent or any of its Restricted Subsidiaries engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) the withdrawal by the Parent, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan; (g) the imposition of liability on the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA, respectively) of the Parent, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability to the Parent or any of its Restricted Subsidiaries or an ERISA Affiliate therefor under Title IV of ERISA, or the receipt by the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (i) the incurrence of liability by the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, or the imposition of a Lien on the assets of the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

Escrowed Indebtedness: Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

ESG: as defined in Section 4.7.1.

ESG Amendment: as defined in Section 4.7.1.

ESG Pricing Provisions: as defined in Section 4.7.1.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

EU Regulation: as defined in Section 9.1.25.

EURIBOR Loan: a Loan bearing interest at a rate determined by reference to the EURIBOR Rate.

EURIBOR Rate: for any Interest Period, with respect to any extension of credit under this Agreement denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time) on the date that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period, provided that if EURIBOR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Euro or €: the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

Event of Default: as defined in Section 11.

Excess Amount: as defined in Section 5.13.

Exchange Act: the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

Exchange Rate: on any date of determination, with respect to Canadian Dollars, British Pounds, Euros~~, Swiss Francs~~ or another foreign currency in relation to Dollars, the Spot Rate for Canadian Dollars, British Pounds, Euros~~, Swiss Francs~~ or such other foreign currency, as applicable.

Excluded Intellectual Property: any Intellectual Property: (i) owned by travisMathew or Travis Mathew Retail as of the Third Amended Original Closing Date; (ii) hereafter developed by travisMathew or Travis Mathew Retail (and unrelated to any Intellectual Property of the Obligors (other than travisMathew or Travis Mathew Retail) as of the Third Amended Original Closing Date); or (iii) related to the brands of travisMathew or Travis Mathew Retail as of the Third Amended Original Closing Date.

Excluded Property:

(a) any Core Property;

(b) any Real Estate other than the Real Estate located at 2180 Rutherford Road, Carlsbad, CA 92008;

(c) (i) the Capital Stock of:

(A) any Captive Insurance Subsidiary,

(B) any Unrestricted Subsidiary,

(C) any not-for-profit subsidiary,

(D) any special purpose entity used for any permitted securitization facility,

(E) any Person that is not a Wholly-Owned Subsidiary, or

(F) any Capital Stock of a Foreign Subsidiary or CFC Holdco to the extent and for so long as the pledge thereof to Agent would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger an increase (that is not de minimis) in the net income of a United States shareholder of such Foreign Subsidiary or CFC Holdco pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by Parent; provided that, this clause (c)(F) shall not apply to (x) voting stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) or CFC Holdco, in each case, representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (y) 100% of the Capital Stock not constituting voting stock of any such Subsidiary, except that any such Capital Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this clause (c)(F), and/or

(ii) the Margin Stock of any Person

(d) any asset the grant or perfection of a security interest in which would result in adverse tax consequences (that are not de minimis) to any Obligor as determined by the Parent in good faith and specified in a written notice to Agent;

(e) any asset (including any Capital Stock), the grant or perfection of a security interest in which would:

(i) be prohibited under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority) or

(ii) require any governmental or regulatory consent, approval, license or authorization, except to the extent such requirement or prohibition would be rendered ineffective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such requirement or prohibition;

it being understood that the term “Excluded Property” shall not include proceeds or receivables arising out of any asset described in clauses (e)(i) or (e)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition;

(f) any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable federal law;

(g) Commercial Tort Claims with a value (as reasonably estimated by Parent) of less than $10,000,000 except, with respect to Canadian Domiciled Obligors, to the extent that a security interest therein can be perfected by filing a PPSA financing statement;

(h) assets subject to any purchase money security interest, Capital Lease obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Parent or any Wholly-Owned Subsidiary of the Parent that is a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA or any other applicable Requirement of Law; it being understood that the term “Excluded Property” shall not include proceeds or receivables arising out of any asset described in this clause (h) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC, PPSA or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(i) escrow, fiduciary, defeasance, impound and trust accounts for the benefit of third parties that are not Obligors,

(j) any asset (including any contract, agreement, lease or license and any other property subject thereto) the grant or perfection of a security interest in which would:

(i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and, other than with respect to assets subject to Capital Leases and purchase money financings and restrictions on cash deposits permitted under the terms of this Agreement, is binding on such asset at the time of its acquisition and not incurred in contemplation thereof,

(ii) violate (after giving effect to applicable anti-assignment provisions of the UCC, PPSA, or other applicable Requirements of Law) the terms of any contract with respect to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and, other than with respect to assets subject to Capital Leases and purchase money financings and restrictions on cash deposits permitted under the terms of this Agreement, is binding on such asset at the time of its acquisition and not incurred in contemplation thereof, or

(iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent, other than with respect to assets subject to Capital Leases and purchase money financings and restrictions on cash deposits permitted under the terms of this Agreement, such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof);

it being understood that the term “Excluded Property” shall not include proceeds or receivables arising out of any contract described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC, PPSA, or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(k) motor vehicles and other assets subject to certificates of title except to the extent that a security interest therein can be perfected by filing a PPSA financing statement without listing serial numbers or vehicle identification numbers, as applicable, therein; and

(l) any asset with respect to which Agent and the Parent have reasonably determined in writing that the cost, burden, difficulty or consequence (including any effect on the ability of the Parent and its subsidiaries to conduct their operations and business in the ordinary course of business and including the cost of title insurance, surveys or flood insurance (if necessary)) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

Excluded Subsidiary:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary (i) that is prohibited by law, regulation or contractual obligation that, in the case of a contractual obligation, exists on the Closing Date or at the time such subsidiary becomes a subsidiary and was not incurred in contemplation of its acquisition in order to avoid the requirement of providing a Loan Guaranty, from providing a Loan Guaranty, (ii) that would require a governmental (including regulatory) or third party (that in the case of a non-governmental third party exists on the Closing Date or at the time such subsidiary becomes a subsidiary and was not incurred in contemplation of its acquisition in order to avoid the requirement of providing a Loan Guaranty) consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty or (iii) with respect to which the provision of a Loan Guaranty would result in adverse tax consequences (that are not deminis) as determined by the Borrower Agent in good faith, where the Borrower Agent notifies the Agent in writing of such determination,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any special purpose entity used for any permitted securitization or receivables facility or financing,

(g) any Foreign Subsidiary that is not a Canadian Subsidiary, a ~~German Subsidiary or a~~ U.K. Subsidiary or a Dutch Subsidiary,

(h) (i) any CFC Holdco solely with respect to a Guarantee of U.S. Facility Obligations and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary that is not a Canadian Subsidiary, a ~~German Subsidiary, a~~ U.K. Subsidiary or a Dutch Subsidiary,

(i) any Unrestricted Subsidiary,

(j) any Restricted Subsidiary acquired by the Parent that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 10.2.1 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Loan Guaranty), and/or

(k) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Agent and the Parent, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby;

provided that, notwithstanding the foregoing, (A) to the extent (i) any Restricted Subsidiary that is a Domestic Subsidiary provides a Contingent Obligation in respect of the Term Loan Facility Agreement or (ii) any Restricted Subsidiary that is a Domestic Subsidiary is designated as an Obligor pursuant to Section 10.1.12(d)(vi), such Restricted Subsidiary shall not constitute an Excluded Subsidiary and (B) no Borrower shall constitute an Excluded Subsidiary.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Tax: with respect to Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) any U.S. federal withholding Taxes imposed under FATCA.

Existing Joint Venture: any joint venture listed on Schedule 1.01(d).

Existing Letters of Credit: those letter(s) of credit described on Schedule E-1.

Existing Master Facility Lease: the Master Facility Lease between 30 West Pershing, LLC, as landlord, Top Golf USA Allen, LLC, Topgolf USA Park Lane Ranch, LLC and each entity that subsequently becomes a tenant, dated as of February 22, 2012.

Existing U.K. Borrower: as defined in the preamble to this Agreement.

Expeditors: Expeditors International of Washington, Inc., a Washington corporation.

Extraordinary Expenses: all reasonable and documented costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such reasonable and documented costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses. Notwithstanding the forgoing, absent a conflict of interest among Lenders, Extraordinary Expenses shall not include (i) legal fees for more than one counsel to the Lenders and the Agent, taken as a whole (plus one local counsel in each jurisdiction deemed reasonably necessary by the Agent for the Lenders and the Agents taken as a whole) or (ii) other costs, expenses or advances incurred by any Lender to the extent unreasonably duplicative of such costs, expenses or advances incurred by the Agent.

Facility: any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Sections 10.1 and 10.2, hereof owned, leased, operated or used by the Parent or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

Facility EBITDA: with respect to any Topgolf location, the Consolidated Adjusted EBITDA (without giving effect to clause (b)(vi) of the definition thereof) attributable to such Topgolf location.

Facility Termination Date: March 16, 2028.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

Fee Letters: each fee letter agreement between Agent and Borrowers (or any of them).

Financial Administration Act: the Financial Administration Act (Canada) and all regulations and schedules thereunder.

Fiscal Quarter: a fiscal quarter of any Fiscal Year.

Fiscal Year: the fiscal year of the Parent ending on or about December 31 of each calendar year.

Fixed Amount: has the meaning assigned to such term in Section 1.5.4.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and its Restricted Subsidiaries for the most recent twelve calendar months, of (a) Consolidated Adjusted EBITDA minus Capital Expenditures (except: (x) expenditures during such period that, pursuant to a written agreement, are reimbursable by a third Person (excluding any Obligor or any of its Affiliates), and (y) those financed with Borrowed Money other than Revolver Loans) and cash taxes paid (which amount may not be less than zero), to (b) Fixed Charges.

Fixed Charges: the sum of cash interest expense, and scheduled principal payments made on Borrowed Money (in each case of the foregoing, excluding (x) Indebtedness that has been Discharged and/or Escrowed Indebtedness, and (y) as long as such amounts constitute an expense included in the calculation of Consolidated Adjusted EBITDA, Topgolf Location Indebtedness, deemed landlord financing and Specified Capital Lease Obligations), and Restricted Payments made.

Flood Hazard Property: any parcel of any property subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.

Flood Insurance Laws: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Base Rate: for any day, the reference rate for ~~German Base Rate Loans or~~ U.K./Dutch Base Rate Loans, being a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency; provided, that in no event shall the Foreign Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the day of such change.

Foreign Lender: any Lender that is (a) in the case of the U.S. Borrowers, organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof, (b) in the case of the Canadian Borrower, not a Canadian Qualified Lender, and (c) in the case of the U.K. Borrowers, not a U.K. Qualified Lender.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Restricted Subsidiary that is not a Domestic Subsidiary.

FRB: the Board of Governors of the Federal Reserve System of the United States.

FRBNY: the Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s Pro Rata share of U.S. LC Obligations, Canadian LC Obligations, ~~German LC Obligations,~~ U.K./Dutch LC Obligations, U.S. Swingline Loans, Canadian Swingline Loans~~, German Swingline Loans~~, or U.K./Dutch Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit) in each case acceptable to Agent and (in the case of LC Obligations) the applicable Issuing Bank in their discretion, in the amount of required Cash Collateral; and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Banks arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States or the Netherlands (if applicable) from time to time and applicable to the accounting period in respect of which reference to GAAP is made.

General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Subsidiary, an “intangible” as defined in the PPSA).

General Restricted Debt Payment Basket: has the meaning assigned to such term in Section 10.2.4(b)(iv).

General RP Basket: has the meaning assigned to such term in Section 10.2.4(a)(x).

~~German Account Pledge Agreement: each German law account pledge agreement executed and delivered by a relevant German Facility Obligor in favor of the Agent, in a form substantially consistent in all material respects with the German law account pledge agreements executed and delivered by the applicable Borrowers under the Fourth Amended and Restated Loan and Security Agreement, or in such other form as may be reasonably acceptable to Agent.~~

~~German Accounts Formula Amount: (a) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the German Borrower; and (b) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the German Borrower (or 85% of the Value solely with respect to Eligible Accounts of the German Borrower arising from the Topgolf Business).~~

~~German Availability: as of any date of determination, the German Borrowing Base as of such date of determination minus the aggregate principal amount of all German Revolver Loans outstanding on such date of determination.~~

~~German Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the German Borrower’s Inventory; (b) the German Rent and Charges Reserve; (c) the German LC Reserve; (d) the German Bank Product Reserve; (e) all accrued Royalties of the German Domiciled Obligors, whether or not then due and payable by a German Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon German Facility Collateral assets that are included in the German Borrowing Base that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the German Dilution Reserve; (h) a reserve for fees payable to an insolvency administrator pursuant to the Requirements of Law in Germany; (i) a reserve on account of any form of retention of title arrangements; (j) the amount of any applicable sales tax including any applicable VAT; and (k) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the German Borrowing Base.~~

~~German Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the German Domiciled Obligors and their Subsidiaries.~~

~~German Base Rate Loan: a German Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Foreign Base Rate.~~

~~German Borrower: as defined in the preamble to this Agreement.~~

~~German Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum German Facility Amount, minus (ii) the German LC Reserve; or (b) the result of: (i) the German Accounts Formula Amount, plus (ii) the German Inventory Formula Amount, plus (iii) 100% of the amount of German Pledged Cash, minus (iv) the German Availability Reserve.~~

~~German Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which the German Borrower certifies calculation of the German Borrowing Base.~~

~~German Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America, N.A. or such other financial institution as Agent may select in its Credit Judgment, which account shall be for the benefit of the German Facility Secured Parties and shall be subject to Agent’s Liens securing the German Facility Obligations.~~

~~German Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the German Borrower by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.~~

~~German Domiciled Obligor: each German Subsidiary which is at any time an Obligor, and “German Domiciled Obligors” means all such Persons, collectively.~~

~~German Dominion Account: a special account established by the German Borrower at Bank of America, N.A. or another bank acceptable to Agent in its Credit Judgment, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.~~

~~German Expeditors Reserve: as of any date of determination, the aggregate amount of accounts payable owed by any German Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.~~

~~German Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the German Facility Obligations, including Property of each German Domiciled Obligor, each U.S. Domiciled Obligor, each U.K./Dutch Domiciled Obligor and each Canadian Domiciled Obligor.~~

~~German Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a German Facility Guarantor in favor of Agent guaranteeing all or any portion of the German Facility Obligations.~~

~~German Facility Guarantor: Parent, each U.K. Subsidiary party hereto from time to time, each Canadian Subsidiary party hereto from time to time, each Dutch Subsidiary party hereto from time to time, each U.S. Subsidiary party hereto from time to time, each German Subsidiary party hereto from time to time, and each other Person (if any) who guarantees payment and performance of any German Facility Obligations.~~

~~German Facility Obligations: all Obligations of the German Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as borrowers or guarantors of any U.S. Facility Obligations).~~

~~German Facility Obligor: each of the German Borrower or any German Facility Guarantor, and “German Facility Obligors” means all of such Persons, collectively.~~

~~German Facility Reallocation: shall have the meaning set forth in the Third Amendment.~~

~~German Facility Secured Parties: the Agent, the German Issuing Bank, the German Lenders and the Secured Bank Product Providers who provide Bank Products to the German Facility Obligors and their Subsidiaries.~~

~~German Facility Termination: shall have the meaning set forth in the Third Amendment.~~

~~German Global Assignment: each German global assignment executed and delivered by a relevant German Facility Obligor in favor of the Agent, in a form substantially consistent in all material respects with the German law global assignments executed and delivered by the applicable Borrowers under the Fourth Amended and Restated Loan and Security Agreement, or in such other form as may be reasonably acceptable to Agent.~~

~~German Guarantor: as defined in Section 5.11.7.~~

~~German Inventory Formula Amount: as of any date of determination, the lesser of (a) 75% of the Value of such German Borrower’s Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of the German Borrower’s Eligible Inventory. Notwithstanding the foregoing, the aggregate amount of the German Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “German In-Transit Availability”) shall not exceed $5,000,000; provided that, the German In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the German Expeditors Reserve if, as of any date of determination, either (I) German Net Excess Availability is less than 10% of the Maximum German Facility Amount, or (II) there are any accounts payable owed by any German Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes).~~

~~German Issuing Bank: Bank of America or an Affiliate of Bank of America.~~

~~German LC Obligations: the sum (without duplication) of (a) all amounts owing by the German Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the German Borrower, which if such Letter of Credit is denominated in a currency other than Dollars, British Pounds, Swiss Francs or Euros, may be stated by Agent (at its option) in Dollars, British Pounds, Swiss Francs or Euros calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the German Borrower.~~

~~German LC Reserve: the aggregate of all German LC Obligations, other than those that have been Cash Collateralized.~~

~~German Lenders: each Lender that has issued a German Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).~~

~~German Letter of Credit Subline: $2,000,000.~~

~~German Letters of Credit: any standby or documentary letter of credit issued by the German Issuing Bank for the account of the German Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the German Issuing Bank for the benefit of the German Borrower or any of its Subsidiaries.~~

~~German Management Confirmation: as defined in Section 5.11.7.~~

~~German Net Excess Availability: as of any date of determination, an amount equal to the German Availability minus the aggregate amount, if any, of all trade payables of German Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of German Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.~~

~~German Overadvance: as defined in Section 2.1.5.~~

~~German Overadvance Loan: a German Revolver Loan made to the German Borrower when a German Overadvance exists or is caused by the funding thereof.~~

~~German Overadvance Loan Balance: on any date, the amount by which the aggregate German Revolver Exposure exceeds the amount of the German Borrowing Base on such date.~~

~~German Pledged Cash: the funds maintained in a blocked Deposit Account or securities account of the German Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the German Borrower and precluding the German Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the German Borrowing Base upon giving effect to such withdrawal), German Availability would be a positive number), and which are subject to effective security documents, in form and substance reasonably satisfactory to Agent, that provide Agent with a perfected first priority/ranking security interest in and Lien on such funds (subject to Liens of the depository bank having priority by law).~~

~~German Reimbursed Foreign Currency: as defined in Section 2.5.2.~~

~~German Reimbursement Date: as defined in Section 2.5.2.~~

~~German Relevant Party: any Obligor that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftgesetz) (including any of its directors, managers, officers, agents and employees).~~

~~German Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any German Facility Collateral asset included in the German Borrowing Base or which constitute books and records related to any German Facility Collateral assets included in the German Borrowing Base, or could assert a Lien on any German Facility Collateral asset included in the German Borrowing Base or which constitute books and records related to any German Facility Collateral assets included in the German Borrowing Base; and (b) a reserve at least equal to three months’ rent and other charges that are reasonably expected to be payable to any such Person, unless it has executed a Lien Waiver.~~

~~German Required Lenders: German Lenders (subject to Section 4.2) having (a) German Revolver Commitments in excess of 50% of the aggregate German Revolver Commitments; and (b) if the German Revolver Commitments have terminated, German Revolver Loans and German LC Obligations in excess of 50% of all outstanding German Revolver Loans and German LC Obligations; provided, however, that the German Revolver Commitments and German Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 2 or more German Lenders, “German Required Lenders” must include at least 2 German Lenders, and (ii) less than 2 German Lenders, “German Required Lenders” must include all German Lenders.~~

~~German Revolver Commitment: for any German Lender, its obligation to make German Revolver Loans and to participate in German LC Obligations, in the applicable Available Currencies, up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such German Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “German Revolver Commitments” means the aggregate amount of such commitments of all German Lenders.~~

~~German Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the German Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the German Revolver Commitments are terminated pursuant to Section 11.2.~~

~~German Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the German Revolver Loans outstanding on such date plus the German LC Obligations on such date.~~

~~German Revolver Loan: a Revolver Loan made by German Lenders to the German Borrower pursuant to Section 2.1.1(c), which Revolver Loan shall be either a German Base Rate Loan (which shall be denominated in Dollars only), a Term SOFR Loan (which shall be denominated in Dollars only), a SONIA Loan (which shall be denominated in British Pounds only), a SARON Loan (which shall be denominated in Swiss Francs only) or a EURIBOR Loan (which shall be denominated in Euros only) and any German Swingline Loan, German Overadvance Loan or Protective Advance made to or owed by the German Borrower.~~

~~German Revolver Notes: a promissory note executed by the German Borrower in favor of a German Lender in the form of Exhibit A-4, in the amount of such German Lender’s German Revolver Commitment.~~

~~German Security Documents: each German Account Pledge Agreement, each German Global Assignment, each German Security Transfer Agreement and all other documents, instruments and agreements governed by the laws of Germany or England and Wales now or hereafter securing any German Facility Obligations.~~

~~German Security Transfer Agreement: each security transfer agreement executed and delivered by a relevant German Facility Obligor in favor of the Agent, in a form substantially consistent in all material respects with the German law security transfer agreements executed and delivered by the applicable Borrowers under the Fourth Amended and Restated Loan and Security Agreement, or in such other form as may be reasonably acceptable to Agent.~~

~~German Subsidiary: a Subsidiary of Parent incorporated or organized under the laws of Germany.~~

~~German Swingline Loan: any Borrowing of German Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the German Lenders or repaid by the German Borrower.~~

~~German Unused Line Fee Rate: a per annum rate equal to 0.25%.~~

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, territorial, local, municipal, foreign or other government, governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., Canada, a province or territory thereof, or any other foreign entity or government.

Governmental Authorization: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

Guarantee: each guarantee agreement (including this Agreement, the Canadian Facility Guarantee, ~~the German Facility Guarantee~~ and the U.K./Dutch Facility Guarantee) executed by a Guarantor in favor of Agent guaranteeing all or any portion of any Canadian Facility Obligation, U.S. Facility Obligation~~, German Facility Obligation~~ or U.K./Dutch Facility Obligation.

Guarantor Payment: as defined in Section 5.11.

Guarantors: Canadian Facility Guarantors, U.S. Facility Guarantors, U.K./Dutch Facility Guarantors, ~~German Facility Guarantors,~~ and each other Person who guarantees payment or performance of any Obligations.

Hazardous Materials: any chemical, material, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority or which poses a hazard to the indoor or outdoor environment.

Hazardous Materials Activity: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the U.S. Bankruptcy Code.

Immediate Family Member: with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

Immaterial Subsidiary: as of any date, any Restricted Subsidiary of Parent (a) that does not have assets in excess of 2.5% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided, further that, at all times prior to the first delivery of financial statements pursuant to Section 10.1.1(a) or (b), this definition shall be applied based on the most recently delivered consolidated financial statements of the Parent delivered pursuant to the Fourth Amended and Restated Loan Agreement.

Incremental Equivalent Debt: has the meaning assigned to such term in the Term Loan Facility Agreement, as in effect on the Closing Date (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the Term Loan Facility Agreement as in effect on the date hereof (as reasonably determined by Parent in good faith in consultation with Agent)).

Incurrence-Based Amount: has the meaning assigned to such term in Section 1.5.4.

Indebtedness: as applied to any Person, without duplication:

(a) all indebtedness for Borrowed Money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby have been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall obligations under any Derivatives Transaction be deemed Indebtedness for any calculation of the Fixed Charge Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (iii) the pledge of Capital Stock of a joint venture or Unrestricted Subsidiary securing capital contributions to, or obligations of, such Persons shall not be deemed “Indebtedness” and (iv) any obligation under facility development agreements among the Parent and/or one or more Restricted Subsidiaries and a Person that is a real estate investment trust and/or any other third party financing provider relating to the development of one or more Topgolf locations and completion guarantees shall not be deemed “Indebtedness”.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third party (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture partner) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt (as defined in the Term Loan Facility Agreement); provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).

Indemnified Taxes: Taxes other than Excluded Tax.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Information Memorandum: the Lender Presentation dated March 6, 2023, relating to the Parent and its subsidiaries and the Transactions.

Insolvency Proceeding: any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Debtor Relief Laws; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors~~; or (d) in case of a German Domiciled Obligor, any petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed in relation to such German Domiciled Obligor~~.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, Patents, Copyrights (and all associated moral and neighboring rights), mask works, industrial design rights, Trademarks and service marks (together with all associated goodwill), trade names, trade dress, domain names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Security Agreement: any agreement, or a supplement thereto, confirming or effecting the grant of any Lien on Intellectual Property owned by any Obligor to Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Documents, including an Intellectual Property Security Agreement in form and substance reasonable satisfactory to Agent.

Intercreditor Agreement: that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, between Agent and the Term Loan Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Interest Period: as defined in Section 3.1.4.

Interest Period Loans: Term SOFR Loans, EURIBOR Loans or Term CORRA Loans.

Inventory: as defined in the UCC (and/or with respect to any inventory located in Canada, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the applicable Obligor’s business (but excluding Equipment).

Inventory Reserve: reserves established by Agent in its Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: (a) any purchase or other acquisition by the Parent or any of its Restricted Subsidiaries of (i) any Capital Stock of any other Person (other than any Obligor) and/or (ii) any bond, debenture, note or other evidence of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, of any other Person (other than any Obligor), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Parent or any of its Restricted Subsidiaries to any other Person. Subject to Section 10.2.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustment for any increase or decrease in value, or write-up, write-down or write-off with respect thereto, but giving effect to any repayment of principal and/or payment of interest in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

IP Separation and Relicense Transaction: (a) any Disposition by any Obligor of any Material Intellectual Property to any Affiliate (other than any bona fide operational joint venture established for legitimate business purposes), (b) any Investment by any Obligor in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes) and/or (c) any Restricted Payment in the form of a distribution of Material Intellectual Property, in each case, of the foregoing clauses (a), (b) and (c), which Material Intellectual Property is, following the consummation of such Disposition, Investment or Restricted Payment, as applicable, licensed by the Parent and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by the Parent and/or such Restricted Subsidiary in the ordinary course of business (other than pursuant to a bona fide “transition service” or similar arrangement or in the same manner as other customers, suppliers or commercial partners of the relevant transferee generally).

IRS: the United States Internal Revenue Service.

Issuing Bank Indemnitees: the Issuing Banks and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Issuing Banks: the U.S. Issuing Banks, the Canadian Issuing Bank, ~~the German Issuing Bank,~~ and the U.K./Dutch Issuing Bank.

Japan ABL Facility: the Japan ABL Facility (as defined in the Borrower’s filing on form 10-K for the annual period ended December 31, 2022), as amended, restated, supplemented or otherwise modified from time to time.

Joinder Agreement: a Joinder Agreement in form that is reasonably satisfactory to the Agent and the Borrower Agent, pursuant to which a Restricted Subsidiary shall become a U.S. Borrower, U.S. Facility Guarantor, Canadian Borrower, Canadian Facility Guarantor, U.K. Borrower, Dutch Borrower, or U.K./Dutch Facility Guarantor, ~~German Borrower or German Facility Guarantor,~~ as applicable.

Junior Indebtedness: any Indebtedness of the Parent or any of its Restricted Subsidiaries (other than Indebtedness among the Parent and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

Junior Lien Indebtedness: any Indebtedness of the Parent or any of its Restricted Subsidiaries that is secured by a security interest in the Collateral (other than Indebtedness among the Parent and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Obligations on the Closing Date with an individual outstanding principal amount in excess of the Threshold Amount.

JW Germany: JACK WOLFSKIN AUSRÜSTUNG FÜR DRAUSSEN GMBH & CO. KGAA, a partnership limited by shares (Kommanditgesellschaft auf Aktien) under the laws of the Federal Republic of Germany.

JW Sale: the Disposition by Parent, directly or indirectly, of 100% of the Capital Stock of Callaway Germany Holdco GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Federal Republic of Germany, pursuant to the JW Sale Agreement.

JW Sale Agreement: the Sale & Purchase Agreement, dated on or about the Third Amendment Signing Date (together with all schedules, exhibits, and annexes thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Anca Holdco GmbH & Co. KG, as the purchaser, and Parent, as the seller.

KPI’s: as defined in Section 4.7.1.

Large Venue New Location: a New Location that has greater than or equal to 102 driving range bays.

Latest Maturity Date: as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time.

LC Application: an application by a Borrower or Borrower Agent on behalf of a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to such Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Subline, no U.S. Overadvance exists or would result therefrom and, if no U.S. Revolver Loans are outstanding, the U.S. LC Obligations do not exceed the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation); (c) after giving effect to such issuance, total Canadian LC Obligations do not exceed the Canadian Letter of Credit Subline, no Canadian Overadvance exists or would result therefrom and, if no Canadian Revolver Loans are outstanding, the Canadian LC Obligations do not exceed the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation); (d) ~~after giving effect to such issuance, total German LC Obligations do not exceed the German Letter of Credit Subline, no German Overadvance exists or would result therefrom and, if no German Revolver Loans are outstanding, the German LC Obligations do not exceed the German Borrowing Base (without giving effect to the German LC Reserve for purposes of this calculation)~~[reserved]; (e) after giving effect to such issuance, total U.K./Dutch LC Obligations do not exceed the U.K./Dutch Letter of Credit Subline, no U.K./Dutch Overadvance exists or would result therefrom and, if no U.K./Dutch Revolver Loans are outstanding, the U.K./Dutch LC Obligations do not exceed the U.K./Dutch Borrowing Base (without giving effect to the U.K./Dutch LC Reserve for purposes of this calculation); (f) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance (or such other expiration date beyond 365 days agreed to by Agent and the applicable Issuing Bank), in the case of standby Letters of Credit, provided, however, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to 365 days in duration issuance (or such other days in duration beyond 365 days agreed to by Agent and the applicable Issuing Bank), and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (g) in the case of U.S. Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars or any foreign currency acceptable to Agent and the applicable U.S. Issuing Bank and, unless otherwise specified by Agent or applicable U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; (h) in the case of Canadian Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, Canadian Dollars, or any foreign currency acceptable to Agent and Canadian Issuing Bank and, unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; (i) in the case of U.K./Dutch Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, British Pounds, Euros, or any foreign currency acceptable to the Agent and U.K./Dutch Issuing Bank and, unless otherwise specified by Agent or U.K./Dutch Issuing Bank (at their respective option) that it requires payment in Dollars, British Pounds or Euros calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated, (j) ~~in the case of German Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, British Pounds, Euros, Swiss Francs, or any foreign currency acceptable to the Agent and German Issuing Bank and, unless otherwise specified by Agent or German Issuing Bank (at their respective option) that it requires payment in Dollars, British Pounds, Swiss Francs, or Euros calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated~~[reserved], and (k) the form of the proposed Letter of Credit is satisfactory to Agent and the applicable Issuing Bank in their reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower Agent on behalf of a Borrower or by any other Person to an Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the U.S. LC Obligations, the Canadian LC Obligations, ~~the German LC Obligations,~~ and the U.K./Dutch LC Obligations.

LC Request: a request for issuance of a Letter of Credit, to be provided by the U.S. Borrowers, the Canadian ~~Borrower, the German~~ Borrower, the U.K./Dutch Borrowers, or the Borrower Agent, as applicable, to an Issuing Bank, in form reasonably satisfactory to Agent and such Issuing Bank.

Legal Reservations: the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing and any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Agent under or in connection with this Agreement, including, without limitation, the possibility that a non-exclusive choice of jurisdiction provision in any agreement or instrument, or a provision which gives some (but not all) of the parties to the relevant agreement or instrument a right to commence proceedings in jurisdictions other than the jurisdiction specified in that agreement or instrument as being the most appropriate and convenient forum to settle disputes, may not be enforceable.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including the U.S. Lenders, the Canadian Lenders, the ~~German Lenders, the~~ U.K./Dutch Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or in accordance with Section 2.1.7.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any U.S. Letter of Credit, Canadian Letter of Credit, ~~German Letter of Credit,~~ or U.K./Dutch Letter of Credit.

License: any license or agreement under which an Obligor or Subsidiary is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (unless, in each case, otherwise agreed to by Agent in its sole discretion) (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License; and (e) for any Collateral held by Costco on consignment on behalf of a U.S. Domiciled Obligor, Costco acknowledges the applicable Obligor’s ownership of such Collateral, acknowledges Agent’s Lien on such Collateral, authorizes the filing of UCC financing statements naming Costco as consignee, the applicable Obligor as consignor, and Agent as such Obligor’s assignee, and agrees to deliver the Collateral to Agent upon request.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Guaranty: the Guarantees provided by the Guarantors pursuant to the Loan Documents.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Parent and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Agent under the applicable Loan Documents or (c) the ability of the Obligors (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

Material Intellectual Property: any Intellectual Property owned by any Obligor that is, in the good faith determination of the Borrower Agent, material to the operation of the business of the Parent and its Restricted Subsidiaries, taken as a whole.

Mature Large Venue Location: each Topgolf location that (a) has greater than or equal to 102 driving range bays and (b) as of the last day of the most recently ended Test Period, has been open for at least 12 fiscal months.

Mature Locations: collectively, each Mature Small Venue Location, each Mature Medium Venue Location and each Mature Large Venue Location.

Mature Medium Venue Location: each Topgolf location that (a) has greater than or equal to 50 driving range bays but less than 102 driving range bays and (b) as of the last day of the most recently ended Test Period, has been open for at least 12 fiscal months.

Mature Small Venue Location: each Topgolf location that (a) has less than 50 driving range bays and (b) as of the last day of the most recently ended Test Period, has been open for at least 12 fiscal months.

Maturity Limitation Excluded Amount: shall have the meaning assigned to such term in the Term Loan Facility Agreement, as in effect on the date hereof.

Maximum Canadian Facility Amount: on any date of determination, the lesser of (i) the Canadian Revolver Commitments on such date and (ii) $5,000,000 (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments and/or Canadian Revolver Commitments pursuant to and in accordance with Section 2.1.4 from time to time); it being acknowledged and agreed that at no time can the aggregate of all Maximum Country Facility Amounts exceed the Maximum Facility Amount in effect at such time.

Maximum Country Facility Amounts: each of the Maximum U.S. Facility Amount, the Maximum Canadian Facility Amount, ~~the Maximum German Facility Amount,~~ and the Maximum U.K./Dutch Facility Amount. “Maximum Country Facility Amount” means any of the Maximum U.S. Facility Amount, the Maximum Canadian Facility Amount, ~~the Maximum German Facility Amount,~~ or the Maximum U.K./Dutch Facility Amount, as the context requires.

Maximum Facility Amount: $~~525,000,000~~485,000,000 (as of the Third Amendment Effective Date), or such greater or lesser amount as shall then be in effect after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4 and increases in the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.7.

~~Maximum German Facility Amount: on any date of determination, the lesser of (i) the German Revolver Commitments on such date and (ii) $60,000,000 (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments and/or German Revolver Commitments pursuant to and in accordance with Section 2.1.4 from time to time); it being acknowledged and agreed that at no time can the aggregate of all Maximum Country Facility Amounts exceed the Maximum Facility Amount in effect at such time.~~

Maximum U.K./Dutch Facility Amount: on any date of determination, the lesser of (i) the U.K./Dutch Revolver Commitments on such date and (ii) $20,000,000 (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments and/or the U.K./Dutch Revolver Commitments pursuant to and in accordance with Section 2.1.4 from time to time); it being acknowledged and agreed that at no time can the aggregate of all Maximum Country Facility Amounts exceed the Maximum Facility Amount in effect at such time.

Maximum U.S. Facility Amount: on any date of determination, the lesser of (i) the U.S. Revolver Commitments on such date and (ii) $~~440,000,000~~ 460,000,000 (as of the Third Amendment Effective Date) (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments and/or the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.4 and increases in the Commitments and/or the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.7 from time to time); it being acknowledged and agreed that at no time can the aggregate of all Maximum Country Facility Amounts exceed the Maximum Facility Amount in effect at such time.

Medium Venue New Location: a New Location that has greater than or equal to 50 driving range bays but less than 102 driving range bays.

Mexican Eligible Inventory: finished goods Inventory of Parent located in Mexico that is boxed and labeled and that would constitute Eligible Inventory of Parent but for the fact that it is not within the United States for purposes of clause (h)(ii) of the Eligible Inventory definition and it is not in transit between facilities in the United States of Parent for purposes of clause (i)(i) the Eligible Inventory definition. For the avoidance of doubt, Mexican Eligible Inventory must comply with all other eligibility criteria set forth in the Eligible Inventory definition herein.

Mexican Inventory Formula Amount: as of any date of determination, (a) at all times the Mexican Pledge Agreement is in full force and effect, the lesser of (i) 50% of the Value of Mexican Eligible Inventory, and (ii) $10,000,000, and (b) at all other times, $0.

Mexican Pledge Agreement: the Non-Possessory Pledge Agreement (Contrato de Prenda Sin Transmission de Posesion), dated as of February 21, 2023, among the Parent, as Pledgor, and the Agent, as Pledgee, in connection with certain Inventory located in Mexico, as may be amended, restated, supplemented or otherwise modified from time to time.

Mexican Security Documents: the Mexican Pledge Agreement, and any other Mexican law governed secured agreement executed under or in connection with this Agreement.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust, deed of immovable hypothec or deed to secure debt pursuant to which an Obligor grants a Lien on its Real Estate to Agent, as security for the applicable Obligations.

Multiemployer Plan: any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Parent or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

Net Excess Availability: as of any date of determination, an amount equal to the Availability minus the aggregate amount, if any, of all trade payables of Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

Net Orderly Liquidation Value: with respect to trademarks of any Person, the net orderly liquidation value of such trademarks expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such trademarks performed by an appraiser and on terms reasonably satisfactory to Agent.

New Facility Lease: any master facility lease or other lease agreement (excluding, for the avoidance of doubt, the Existing Master Facility Lease) among the Parent and/or one or more Restricted Subsidiaries, on the one hand, and any other Person (other than any Obligor), on the other hand, relating to the leasing to Parent and/or one or more Restricted Subsidiaries of one or more Topgolf locations.

New Lender: as defined in Section 5.9.2(n).

New Location: any Topgolf location that, as of the last day of the most recently ended Test Period, has been open for at least one day and less than 12 full fiscal months.

NOLV Percentage: with respect to each category of each Borrower’s Inventory (as determined by Agent from to time in its Credit Judgment) the net orderly liquidation value of such Inventory, expressed as a percentage (such percentage to be adjusted seasonally at such times consistent with the most recently delivered appraisal, as determined by Agent in its Credit Judgment), expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as Term SOFR Loans, Term CORRA Loans or EURIBOR Loans, in form reasonably satisfactory to Agent.

Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

Number of Large Venue Operating Days: has the meaning assigned to such term in the definition of “Annualized New Location EBITDA”.

Number of Medium Venue Operating Days: has the meaning assigned to such term in the definition of “Annualized New Location EBITDA”.

Number of Small Venue Operating Days: has the meaning assigned to such term in the definition of “Annualized New Location EBITDA”.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Obligors with respect to Letters of Credit, (c) Canadian LC Obligations and other obligations of the Canadian Facility Obligors with respect to Letters of Credit, (d) ~~German LC Obligations and other obligations of the German Facility Obligors with respect to Letters of Credit,~~[reserved], (e) U.K./Dutch LC Obligations and other obligations of the U.K./Dutch Facility Obligors with respect to Letters of Credit, (f) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (g) Secured Bank Product Obligations, and (h) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Obligor Group: a group consisting of (a) Canadian Facility Obligors, (b) U.S. Facility Obligors, (c) ~~German Facility Obligors~~[reserved], or (d) U.K./Dutch Facility Obligors.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: with respect to any Person, the ordinary course of business of such Person, consistent with past practices.

Organizational Documents: with respect to (a) any Person (other than any Person organized under the laws of ~~Germany or~~ the Netherlands), its charter, certificate or articles of incorporation, amalgamation or continuance, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person, (b) ~~any Person organized under the laws of Germany, its articles of association (Satzung) or partnership agreement, as the case may be, and, if applicable, any by-laws of its supervisory or advisory board~~[reserved], and (c) any Person organized under the laws of the Netherlands, its articles of association (statuten) or deed of incorporation (akte van oprichting).

Original Agreement Closing Date: June 30, 2011.

Original Amended and Restated Loan Agreement: as defined in the recitals hereto.

Original Loan Agreement: as defined in the recitals hereto.

Original Obligations: as defined in Section 14.19.

Other Agreement: the Intercreditor Agreement; each Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: a Canadian ~~Overadvance, German~~ Overadvance, U.S. Overadvance, or U.K./Dutch Overadvance, as the context requires.

Overadvance Loan: a Canadian Overadvance Loan and/or a ~~German Overadvance Loan, and/or a~~ U.S. Overadvance Loan, and/or a U.K./Dutch Overadvance Loan, as the context requires.

Parallel Debt Undertaking: as defined in Section 14.19.

Parallel Obligations: as defined in Section 14.19.

Parent: as defined in the preamble to this Agreement.

Participant: as defined in Section 13.2.

Participating Member State: each member state of the European Union that has the Euro as its lawful currency so described in any EMU Legislation.

Patent: the following: (a) any and all patents and patent applications and industrial designs and industrial design applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBA: the Pension Benefits Act (Ontario) or any other Canadian federal or provincial statute in relation to Canadian Pension Plans, and any regulations thereunder, as amended from time to time.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Parent or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

Perfection Certificate: the perfection certificate executed and delivered by the U.S. Domiciled Obligors on the Closing Date as required pursuant to Section 6.1(l).

Perfection Requirements: the filing of appropriate UCC and PPSA financing statements, registration of the particulars of each Security Document granted by a U.K. Domiciled Obligor at Companies House in England and Wales under section 859A of the Companies Act 2006, and, in each case, payment of associated fees, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office, the U.S. Copyright Office and the Canadian Intellectual Property Office, registration of the particulars of each Security Document creating a Lien at the Trade Marks Registry at the Patent Office in England and Wales and payment of associated fees, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Real Estate, in each case in favor of the Agent for the benefit of the applicable Secured Parties and the delivery to the Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank and the delivery of any notices of security to third parties to the extent required to be delivered under the U.K. Security Agreements, in each case, to the extent required by the applicable Loan Documents and/or any other perfection action required under the terms of any Security Document.

Permitted Acquisition: any acquisition made by the Parent or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of (a) all or substantially all of the assets, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or (b) a majority of the outstanding Capital Stock of any Person, but in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Parent’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture; provided that (i) such acquisition was not effected pursuant to a hostile offer, (ii) at the applicable time elected by the Borrower Agent in accordance with Section 1.5.2, no Event of Default under Sections 11.1(a), (or with respect to the Borrowers) (f) or (g) shall be continuing and (iii) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed the Acquisition Cap in the aggregate; provided, however, that no such Acquisition shall count against the Acquisition Cap if either: (A) (x) on a Pro Forma Basis after giving effect to such acquisition, Net Excess Availability has been greater than an amount equal to 12.5% of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the consummation of such acquisition, (y) Net Excess Availability is greater than an amount equal to 12.5% of the Maximum Facility Amount after giving effect to such acquisition, and (z) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such acquisition (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (B) (x) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such acquisition, has been greater than an amount equal to 17.5% of the Maximum Facility Amount for the thirty (30) day period immediately prior to the consummation of such acquisition, and (y) Net Excess Availability is greater than an amount equal to 17.5% of the Maximum Facility Amount after giving effect to such acquisition.

In no event will assets exceeding $15,000,000 in Value acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Borrowing Base prior to completion of a field examination, appraisal and other due diligence acceptable to Agent in its Credit Judgment. Assets less than $15,000,000 in Value acquired pursuant to a Permitted Acquisition shall constitute assets eligible for inclusion in the applicable Borrowing Base (subject to all eligibility criteria) on a temporary basis pending completion of a field examination, appraisal and other due diligence acceptable to Agent in its Credit Judgment.

Permitted Lien: Liens permitted pursuant to Section 10.2.2.

Permitted Reorganization: any transaction or undertaking, including any Investments in connection with any internal reorganization and/or any restructuring (including in connection with tax planning and/or corporate reorganization), so long as, after giving effect thereto, neither the Loan Guaranty, taken as a whole, nor the security interest of the Secured Parties in the Collateral, taken as a whole, is materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in and Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Primary Obligor: has the meaning assigned to such term in the definition of “Contingent Obligation”.

Pro Forma Basis or pro forma effect: with respect to any determination of the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definitions thereof), that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Parent or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and/or (C) the implementation of any Business Optimization Initiative relating to a cost savings-related action, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment, designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Business Optimization Initiative relating to a revenue or margin enhancement-related action and/or the opening of any New Location (subject to clause (b)(vi) of the definition of “Consolidated Adjusted EBITDA”), income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(b) any retirement or repayment of Indebtedness that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c) any incurrence of Indebtedness by the Parent or any of its Restricted Subsidiaries that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Agent to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, an overnight financing rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower Agent, and

(d) the acquisition of any asset included in calculating Consolidated Total Assets and/or the amount Cash or Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Parent or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

Pro Rata: (a) with respect to any U.S. Lender and in reference to its U.S. Revolver Commitment, U.S. Facility Obligations, or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.S. LC Obligations and U.S. Swingline Loans, (C) increases or reductions to the U.S. Revolver Commitments pursuant to Section 2.1.4 or 2.1.7, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.S. Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.S. Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.S. Revolver Commitments are outstanding, by dividing the amount of such U.S. Lender’s U.S. Revolver Commitment by the aggregate amount of all U.S. Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.S. Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of all U.S. Revolver Loans and U.S. LC Obligations; (b) with respect to any Canadian Lender and in reference to its Canadian Revolver Commitment, Canadian Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in Canadian LC Obligations and Canadian Swingline Loans, (C) increases or reductions to the Canadian Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the Canadian Facility Obligors or to indemnify any Indemnitees for Claims relating to the Canadian Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the Canadian Revolver Commitments are outstanding, by dividing such Canadian Lender’s Canadian Revolver Commitment by the aggregate amount of all Canadian Revolver Commitments, and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate amount of all Canadian Revolver Loans and Canadian LC Obligations; (c) with respect to any U.K./Dutch Lender and in reference to its U.K./Dutch Revolver Commitment, U.K./Dutch Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.K./Dutch LC Obligations and U.K./Dutch Swingline Loans, (C) increases or reductions to the U.K./Dutch Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.K./Dutch Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.K./Dutch Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.K./Dutch Revolver Commitments are outstanding, by dividing such U.K./Dutch Lender’s U.K./Dutch Revolver Commitment by the aggregate amount of all U.K./Dutch Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.K./Dutch Lender’s U.K./Dutch Revolver Loans and U.K./Dutch LC Obligations by the aggregate amount of all U.K./Dutch Revolver Loans and U.K./Dutch LC Obligations; (d) ~~with respect to any German Lender and in reference to its German Revolver Commitment, German Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in German LC Obligations and German Swingline Loans, (C) increases or reductions to the German Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the German Facility Obligors or to indemnify any Indemnitees for Claims relating to the German Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the German Revolver Commitments are outstanding, by dividing such German Lender’s German Revolver Commitment by the aggregate amount of all German Revolver Commitments, and (ii) at any other time, by dividing the amount of such German Lender’s German Revolver Loans and German LC Obligations by the aggregate amount of all German Revolver Loans and German LC Obligations~~[reserved]; and (e) with respect to any Lender and in reference to any other matter relating to this Agreement or any other Loan Document which is not governed by any of the preceding clauses of this definition (as reasonably determined by Agent from time to time), a percentage (carried out in the ninth decimal place) determined by dividing the amount of such Lender’s unused Revolver Commitments and outstanding Loans and LC Obligations, by the aggregate amount of all unused Revolver Commitments and all outstanding Loans and LC Obligations.

Proceeds: as defined in Section 7.1.

Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Projections: the financial projections of the Parent and its subsidiaries included in the Information Memorandum (or a supplement thereto).

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Public Company Costs: Charges associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing and filing fees.

Qualified Capital Stock: of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such Act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Indebtedness: as defined in Section 10.2.1(p).

Refunding Capital Stock: has the meaning assigned to such term in Section 10.2.4(a)(viii).

Regulation U: Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

Regulation X: Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent (or such other Persons as expressly set forth below): (a) all information requested by Agent or any Lender for due diligence and required for Agent or any Lender to comply with Flood Insurance Laws; and (b) (i) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Agent, which must be fully paid as of the date of the applicable Mortgage in an amount not to exceed the fair market value of the Real Estate (as determined by a current appraisal of the Real Estate reasonably satisfactory to Agent); (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require and which would be customarily obtained by a lender in connection with a mortgage financing of a property such as the Real Estate with respect to other Persons having an interest in the Real Estate, or an existing as-built survey (reasonably acceptable to Agent), together with a “no change” affidavit sufficient for the applicable title company to remove the general survey exemption and provide customary survey coverage to the mortgagee title policy; (iii) a current, as-built survey of the Real Estate and certified by a licensed surveyor reasonably acceptable to Agent; (iv) a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage as required by Flood Insurance Laws; (v) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance reasonably satisfactory to all Lenders; (vi) an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, a customary environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance reasonably satisfactory to Agent; and (vii) such other documents, legal opinions, instruments or agreements as Agent may reasonably require with respect to such Real Estate and Mortgage and which are customary for a mortgage financing transaction.

Release: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

Relevant Canadian Governmental Body: the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

Relevant Governmental Body: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

Relevant Rate: with respect to any Loan denominated in (a) British Pounds, SONIA, (b) ~~Swiss Francs, SARON,~~[reserved], (c) Euros, EURIBOR, (d) Dollars, Term SOFR and (e) Canadian Dollars, Term CORRA, as applicable.

Replacement Debt: any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 10.2.1(t) (and any subsequent refinancing of such Replacement Debt).

Report: as defined in Section 12.2.3.

Reporting Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Net Excess Availability is less than, at any time, an amount equal to 10% of the Maximum Facility Amount; and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Net Excess Availability has been greater than, at all times, an amount equal to 10% of the Maximum Facility Amount.

Required Lenders: Lenders (subject to Section 4.2) having unused Revolver Commitments and outstanding Loans and LC Obligations, in excess of 50% of the aggregate amount of all unused Revolver Commitments and all outstanding Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 2 or more Lenders, “Required Lenders” must include at least 2 Lenders, and (ii) less than 2 Lenders, “Required Lenders” must include all Lenders.

Requirements of Law: with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Reset Date: as defined Section 5.13.

Resolution Authority: an EEA Resolutions Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

Responsible Officer: of any Person means the chief executive officer, the president, the chief financial officer, any statutory director, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of any Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

Responsible Officer Certification: with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Parent that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Parent as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

Restricted Debt: has the meaning set forth in Section 10.2.4(b).

Restricted Debt Payments: has the meaning set forth in Section 10.2.4(b).

Restricted Payment: (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Parent, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value (other than solely for shares of Qualified Capital Stock) of any shares of any class of the Capital Stock of Parent and (c) any payment (other than any payment made solely with shares of Qualified Capital Stock) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Parent now or hereafter outstanding.

Restricted Subsidiary: as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Parent. Each Subsidiary of the Parent that is a Borrower shall constitute a Restricted Subsidiary at all times.

Revolver Commitment: a U.S. Revolver Commitment and/or a Canadian Revolver Commitment and/or a ~~German Revolver Commitment and/or a~~ U.K./Dutch Revolver Commitment, as the context requires. “Revolver Commitment Total” means the U.S. Revolver Commitments and/or the Canadian Revolver Commitments and/or the ~~German Revolver Commitments and/or the~~ U.K./Dutch Revolver Commitment, as the context requires. “Revolver Commitments” means the aggregate of the U.S. Revolver Commitments, the Canadian Revolver Commitments, ~~the German Revolver Commitments,~~ and the U.K./Dutch Revolver Commitments.

Revolver Facilities: as defined in Section 14.11(a)(vi).

Revolver Loan: a U.S. Revolver Loan and/or a Canadian Revolver Loan and/or a ~~German Revolver Loan and/or a~~ U.K./Dutch Revolver Loan, as the context requires.

Revolver Notes: collectively, the U.S. Revolver Notes, the Canadian Revolver Notes, ~~the German Revolver Notes,~~ and the U.K./Dutch Revolver Notes.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor or a Restricted Subsidiary under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sale and Lease-Back Transaction: has the meaning assigned to such term in Section 10.2.8.

Sanctioned Country: at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

Sanctioned Person: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the U.K. government including His Majesty’s Treasury of the United Kingdom, the Canadian government, the German government or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person currently the subject or target of any Sanctions or (d) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

Sanctions: any economic or financial sanctions and/or trade embargoes or restrictive measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the U.K. government including His Majesty’s Treasury of the United Kingdom, Canadian government, the German government or other relevant sanctions authority.

~~SARON: with respect to any applicable determination date, the Swiss Average Rate Overnight published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.~~

~~SARON Adjustment: with respect to SARON, -0.0571% per annum.~~

~~SARON Loans: a Loan bearing interest at a rate determined by reference to the SARON Rate.~~

~~SARON Rate: with respect to any Loan denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof plus the SARON Adjustment; provided that in no event shall the SARON Rate be less than 0.00%. Any change in the SARON Rate shall be effective from and including the date of such change without further notice.~~

Scheduled Unavailability Date: has the meaning specified in Section 3.11(g).

SEC: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Second Amended and Restated Loan Agreement: as defined in the recitals hereto.

Second Amended Original Closing Date: as defined in the recitals hereto.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates and branches) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Canadian Bank Product Reserve, ~~German Bank Product Reserve,~~ U.S. Bank Product Reserve, or U.K./Dutch Bank Product Reserve, as applicable, for such amount and all other Secured Bank Product Obligations; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, by the later of the Closing Date or 10 days following creation of the Bank Product (for the avoidance of doubt, written notices delivered to Agent prior to the Closing Date do not need to be re-delivered), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Canadian ~~Facility Secured Parties and/or German~~ Facility Secured Parties and/or U.S. Facility Secured Parties and/or U.K./Dutch Facility Secured Parties, as the context requires.

Securities: any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

Securities Act: the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

Security Documents: this Agreement, the Guarantees, Mortgages, Intellectual Property Security Agreements, Canadian Security Agreements, ~~German Security Documents,~~ U.K. Security Documents, Dutch Security Documents, Mexican Security Documents, the Perfection Certificate (including any Perfection Certificate delivered to Agent pursuant to the definition of “Collateral and Guarantee Requirement”), Deposit Account Control Agreements, Credit Card Notifications, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, director, president, chief executive officer, chief financial officer or treasurer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Similar Business: any Person the majority of the revenues of which are derived from a business that would be permitted by Section 10.2.10 if the references to “Restricted Subsidiaries” in Section 10.2.10 were read to refer to such Person.

Sixth Amendment Effective Date: September 23, 2022.

Small Venue New Location: a New Location that has less than 50 driving range bays.

SOFR: the secured overnight financing rate as administered by FRBNY (or a successor administrator).

SOFR Adjustment: with respect to Daily Simple SOFR and Term SOFR, 0.10%.

Solidary Claim: as defined in Section 12.1.1(b).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. In addition to the foregoing, “Solvent” means, with respect to any Canadian Subsidiary, that such Canadian Subsidiary is (i) adequately capitalized, (ii) owns assets, the value of which, on a going concern basis, exceeds the liabilities of such Person, (iii) will have sufficient working capital to pay its debts as they become due, (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either the present or future creditors of such Subsidiary or any of its Affiliates, and (v) is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). “Solvent” means, with respect to any U.K. Subsidiary, it is not and is not deemed for the purpose of and under the Insolvency Act 1986 to be unable to pay its debts as they fall due (other than under section 123(1)(a) of the Insolvency Act 1986). “Solvent” means, with respect to any ~~German Domiciled Obligor, such Person not being illiquid (zahlungsunfähig) or overindebted (überschuldet) in accordance with section 17 and section 19, respectively, of the German Insolvency Code (Insolvenzordnung). “Solvent” means, with respect to any~~ Dutch Subsidiary, that it has not (i) been declared bankrupt, (ii) been dissolved, (iii) subjected to a moratorium, and (iv) entered into a private arrangement pursuant to the Court Approval of a Private Composition (Prevention of Insolvency) Act (Wet homologatie onderhands akkoord (WHOA)).

SONIA: with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

SONIA Adjustment: with respect to SONIA, 0.0326% per annum.

SONIA Loan: a Loan bearing interest at a rate determined by reference to the SONIA Rate.

SONIA Rate: with respect to any Loan denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that in no event shall the SONIA Rate be less than 0.00%. Any change in the SONIA Rate shall be effective from and including the date of such change without further notice.

Specified Adjustment Cap: has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

Specified Capital Lease Obligation: any obligation with respect to a triple net lease or other lease related to the land and improvements for any Topgolf location that, in accordance with GAAP, is required to be treated as a Capital Lease.

Specified Facility Lease: (a) the Existing Master Facility Lease and (b) each New Facility Lease.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Sale and Lease-Back Transaction: a Sale and Lease-Back Transaction entered into with respect to any Topgolf location.

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Subject Person: has the meaning assigned to such term in the definition of “Consolidated Net Income”.

Subject Transaction: with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Parent’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Parent and/or any Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 10.1.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock, (g) any Business Optimization Initiative, (h) the opening of any New Location and/or (i) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

Subsidiary and subsidiary: with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” and “Subsidiary” shall mean any Subsidiary of the Parent.

Successor Borrower: has the meaning assigned to such term in Section 10.2.7(a).

Successor Rate: has the meaning set forth in Section 3.6.

Supermajority Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 75% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Revolver Loans and LC Obligations in excess of 75% of all outstanding Revolver Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Sustainability Assurance Provider: as defined in Section 4.7.1.

Sustainability Coordinator: Bank of America, N.A. in its capacity as the sustainability coordinator.

Swap: as defined in Section 1a(47) of the Commodity Exchange Act.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loans: the Canadian Swingline ~~Loans, the German Swingline~~ Loans, the U.S. Swingline Loans, and the U.K./Dutch Swingline Loans.

~~Swiss Francs or CHF: the lawful currency of Switzerland and Liechtenstein.~~

T2: the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day: any day on which T2 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent acting reasonably to be a suitable replacement) is open for the settlement of payments in Euros.

Tax Credit: a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction: as defined in Section 5.9.2(a).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term CORRA: for any Interest Period relating to a Loan denominated in Canadian Dollars (other than Canadian Prime Rate Loans), (a) the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such cases, the “Term CORRA Screen Rate”) on the day that is two (2) Business Days prior to such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day with a term equivalent to such Interest Period, plus (b) the Term CORRA Adjustment for such Interest Period; provided, that if Term CORRA determined in accordance with this definition would otherwise be less than zero, Term CORRA shall be deemed zero for purposes of this Agreement.

Term CORRA Adjustment: (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

Term CORRA Loan: means a Loan, or a portion thereof, denominated in Canadian Dollars that bears interest based on Term CORRA.

Term CORRA Screen Rate: has the meaning specified in the definition of “Term CORRA”.

Term Loan Collateral: has the meaning assigned to such term in the Intercreditor Agreement.

Term Loan Collateral Agent: as defined in the Intercreditor Agreement.

Term Loan Documents: the Loan Documents (as defined in the Term Loan Facility Agreement).

Term Loan Facility Agreement: as defined in the Intercreditor Agreement.

Term SOFR: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Replacement Date: has the meaning specified in Section 3.6(b).

Term SOFR Revolver Loan: a Revolver Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

Term SOFR Successor Rate: has the meaning specified in Section 3.6(b).

Termination Event: (a) the whole or partial withdrawal of a Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of or winding up, or partial termination of or winding up, or the appointment of a trustee to administer, any Canadian Pension Plan.

Test Period: as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 10.1.1(a) or (b), as applicable, have been delivered (or are required to have been delivered) or have been prepared and are available for delivery.

Third Amended Original Closing Date: as defined in the recitals hereto.

Third Amendment: that certain Third Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of the Third Amendment Signing Date, by and among the Borrowers and other Obligors party thereto, Agent and the Lenders party thereto.

Third Amendment Effective Date: shall have the meaning set forth in the Third Amendment.

Third Amendment Signing Date: shall have the meaning set forth in the Third Amendment.

Threshold Amount: the greater of (x) $85,000,000 and (y) 15% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period.

Threshold Percentage: 12.5%.

Topgolf: Topgolf International, Inc., a Delaware corporation.

Topgolf Business: the business of Topgolf and its Subsidiaries as in effect on the Closing Date and, for purposes of the definition of “U.S. Accounts Formula Amount”, as otherwise in effect in a manner that does not violate Section 10.2.10.

Topgolf Location Indebtedness: Indebtedness relating to Topgolf locations in the form of mortgage financings, Capital Lease obligations, including Specified Capital Lease Obligations, and/or, to the extent constituting Indebtedness, operating lease liabilities, finance lease liabilities and deemed landlord financing liabilities.

Toptracer Bays: the suites of Topgolf brand identity, Intellectual Property, software and hardware leased or licensed to golf courses, driving ranges or similar facility operators for use in a covered or uncovered bay or similar structure.

Total Revolver Exposure: as of any date of determination, the sum of the U.S. Revolver Exposure plus the Canadian Revolver Exposure plus the ~~German Revolver Exposure plus the~~ U.K./Dutch Revolver Exposure.

Trademark: the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

Transaction Costs: fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

Transactions: collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the borrowing of Loans hereunder, (b) the execution, delivery and performance by the Parent and its applicable Restricted Subsidiaries of the Term Loan Facility Agreement, (c) the refinancing in full of all obligations under, and the termination of the security interests and guarantees with respect to, (x) the Credit Agreement, dated as of January 4, 2019, by and among the Parent, the lenders party thereto and Bank of America, N.A., as administrative agent thereunder and (y) the Amended and Restated Credit Agreement, dated as of February 8, 2019, by and among Topgolf, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, and (d) the payment of the Transaction Costs.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Travis Mathew Retail: Travis Mathew Retail, LLC, a California limited liability company.

Treasury Capital Stock: has the meaning assigned to such term in Section 10.2.4(a)(viii).

Treaty Lender: a Lender which: (a) is treated as a resident of a Treaty State for the purposes of a Treaty; and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

Treaty State: a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Type: any type of a Loan (i.e., a Term SOFR Loan, a U.S. Base Rate Loan, a Term CORRA Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan, a ~~German Base Rate Loan, a~~ U.K./Dutch Base Rate Loan, a SONIA Loan, ~~a SARON Loan~~ or a EURIBOR Loan) and, in the case of Term SOFR Loans, Term CORRA Loans and EURIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

U.K./Canadian~~/German~~ Allocable Amount: as defined in Section 5.11.

U.K./Canadian~~/German~~ Guarantor Payment: as defined in Section 5.11.

U.K. and United Kingdom: the United Kingdom of Great Britain and Northern Ireland.

U.K. Borrowers: as defined in the preamble to this Agreement.

U.K. Domiciled Obligor: each U.K. Subsidiary which is at any time an Obligor, and “U.K. Domiciled Obligors” means all such Persons, collectively.

U.K. Dominion Account: a special account established by the U.K. Borrowers at Bank of America, N.A. (London Branch) or another bank acceptable to Agent in its Credit Judgment, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

U.K./Dutch Accounts Formula Amount: the sum of (a)(i) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the U.K./Dutch Borrowers; and (ii) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the U.K./Dutch Borrowers (or 85% of the Value solely with respect to Eligible Accounts of the U.K./Dutch Borrowers arising from the Topgolf Business), plus (b) 90% of the Value of Eligible Credit Card Receivables of the U.K. Borrowers, arising from the Topgolf Business.

U.K./Dutch Availability: as of any date of determination, the U.K./Dutch Borrowing Base as of such date of determination minus the aggregate principal amount of all U.K./Dutch Revolver Loans outstanding on such date of determination.

U.K./Dutch Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the U.K./Dutch Borrowers’ Inventory; (b) the U.K./Dutch Rent and Charges Reserve; (c) the U.K./Dutch LC Reserve; (d) the U.K./Dutch Bank Product Reserve; (e) all accrued Royalties of the U.K./Dutch Domiciled Obligors, whether or not then due and payable by a U.K./Dutch Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon U.K./Dutch Facility Collateral assets that are included in the U.K./Dutch Borrowing Base that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.K./Dutch Dilution Reserve; (h) the U.K./Dutch Priority Payables Reserve; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the U.K./Dutch Borrowing Base.

U.K./Dutch Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.K./Dutch Domiciled Obligors and their Subsidiaries.

U.K./Dutch Base Rate Loan: a U.K./Dutch Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Foreign Base Rate.

U.K./Dutch Borrowers: as defined in the preamble to this Agreement.

U.K./Dutch Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum U.K./Dutch Facility Amount, minus (ii) the U.K./Dutch LC Reserve; or (b) the result of: (i) the U.K./Dutch Accounts Formula Amount, plus (ii) the U.K./Dutch Inventory Formula Amount, plus (iii) 100% of the amount of U.K. Pledged Cash and Dutch Pledged Cash, plus (iv) the lesser of (A) 85% of the Bays NOLV of Eligible Toptracer Bays of the U.K. Borrowers, and (B) the aggregate per bay unit cost of Eligible Toptracer Bays of the U.K. Borrowers as set forth on the U.K. Borrowers’

books and records, minus (iv) the U.K./Dutch Availability Reserve. Notwithstanding the forgoing, the aggregate amount of the U.K./Dutch Borrowing Base and U.S. Borrowing Base which may be attributed to Eligible Toptracer Bays shall not exceed the lesser of (x) $50,000,000 and (y) an amount equal to 10% of the Maximum Facility Amount.

U.K./Dutch Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which the U.K./Dutch Borrowers certify calculation of the U.K./Dutch Borrowing Base.

U.K./Dutch Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America, N.A. (London Branch) or such other financial institution as Agent may select in its Credit Judgment, which account shall be for the benefit of the U.K./Dutch Facility Secured Parties and shall be subject to Agent’s Liens securing the U.K./Dutch Facility Obligations.

U.K./Dutch Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the U.K./Dutch Borrowers by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

U.K./Dutch Domiciled Obligor: each (i) U.K. Domiciled Obligor, and (ii) each Dutch Domiciled Obligor, and “U.K./Dutch Domiciled Obligors” means all such Persons, collectively.

U.K./Dutch Expeditors Reserve: as of any date of determination, the aggregate amount of accounts payable owed by any U.K./Dutch Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

U.K./Dutch Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the U.K./Dutch Facility Obligations, including Property of each U.K./Dutch Domiciled Obligor, each U.S. Domiciled Obligor, ~~each German Domiciled Obligor,~~ and each Canadian Domiciled Obligor.

U.K./Dutch Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a U.K./Dutch Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.K./Dutch Facility Obligations.

U.K./Dutch Facility Guarantor: Parent, each U.K. Subsidiary party hereto from time to time, each Canadian Subsidiary party hereto from time to time, each Dutch Subsidiary party hereto from time to time, each ~~German Subsidiary party hereto from time to time, each~~ U.S. Subsidiary party hereto from time to time, and each other Person (if any) who guarantees payment and performance of any U.K./Dutch Facility Obligations.

U.K./Dutch Facility Obligations: all Obligations of the U.K./Dutch Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as borrowers or guarantors of any U.S. Facility Obligations).

U.K./Dutch Facility Obligor: each of the U.K./Dutch Borrowers or any U.K./Dutch Facility Guarantor, and “U.K./Dutch Facility Obligors” means all of such Persons, collectively.

U.K./Dutch Facility Secured Parties: the Agent, the U.K./Dutch Issuing Bank, the U.K./Dutch Lenders and the Secured Bank Product Providers who provide Bank Products to the U.K./Dutch Facility Obligors and their Subsidiaries.

U.K./Dutch Inventory Formula Amount: as of any date of determination, the lesser of (a) 75% of the Value of the U.K./Dutch Borrowers’ Eligible Inventory and (b) 85% of the NOLV Percentage of the Value of the U.K./Dutch Borrowers’ Eligible Inventory. Notwithstanding the foregoing, the aggregate amount of the U.K./Dutch Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “U.K./Dutch In-Transit Availability”) shall not exceed $5,000,000; provided that, the U.K./Dutch In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the U.K./Dutch Expeditors Reserve if, as of any date of determination, either (I) U.K./Dutch Net Excess Availability is less than 10% of the Maximum U.K./Dutch Facility Amount, or (II) there are any accounts payable owed by any U.K./Dutch Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes).

U.K./Dutch Issuing Bank: Bank of America or an Affiliate of Bank of America.

U.K./Dutch LC Obligations: the sum (without duplication) of (a) all amounts owing by the U.K./Dutch Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the U.K./Dutch Borrowers, which if such Letter of Credit is denominated in a currency other than Dollars, British Pounds or Euros, may be stated by Agent (at its option) in Dollars, British Pounds or Euros calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the U.K./Dutch Borrowers.

U.K./Dutch LC Reserve: the aggregate of all U.K./Dutch LC Obligations, other than those that have been Cash Collateralized.

U.K./Dutch Lenders: each Lender that has issued a U.K./Dutch Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

U.K./Dutch Letter of Credit Subline: $2,000,000.

U.K./Dutch Letters of Credit: any standby or documentary letter of credit issued by the U.K./Dutch Issuing Bank for the account of the U.K./Dutch Borrowers, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the U.K./Dutch Issuing Bank for the benefit of a U.K./Dutch Borrower or any of its Subsidiaries.

U.K./Dutch Net Excess Availability: as of any date of determination, an amount equal to the U.K./Dutch Availability minus the aggregate amount, if any, of all trade payables of U.K./Dutch Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of U.K./Dutch Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

U.K./Dutch Overadvance: as defined in Section 2.1.5.

U.K./Dutch Overadvance Loan: a U.K./Dutch Revolver Loan made to a U.K./Dutch Borrower when a U.K./Dutch Overadvance exists or is caused by the funding thereof.

U.K./Dutch Overadvance Loan Balance: on any date, the amount by which the aggregate U.K./Dutch Revolver Exposure exceeds the amount of the U.K./Dutch Borrowing Base on such date.

U.K./Dutch Priority Payables Reserve: as of any date of determination, a reserve in such amount as the Agent may determine in its Credit Judgment to reflect the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s

Liens including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (i) amounts due to employees in respect of unpaid wages and holiday pay, (ii) the amount of all scheduled but unpaid pension contributions, (iii) the “prescribed part” of floating charge realisations held for unsecured creditors, (iv) amounts due to HM Revenue and Customs in respect of value added tax (VAT), pay as you earn (PAYE) (including student loan repayments), employee national insurance contributions and construction industry scheme deductions and amounts relating to any equivalent taxes in the Netherlands and (v) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).

U.K./Dutch Reimbursement Date: as defined in Section 2.2.2.

U.K./Dutch Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any U.K./Dutch Facility Collateral assets included in the U.K./Dutch Borrowing Base or that consist of books and records related to any U.K./Dutch Facility Collateral assets included in the U.K./Dutch Borrowing Base, or could assert a Lien on any U.K./Dutch Facility Collateral assets included in the U.K./Dutch Borrowing Base or that consist of books and records related to any U.K./Dutch Facility Collateral assets included in the U.K./Dutch Borrowing Base; and (b) a reserve at least equal to three months’ rent and other charges that are reasonably expected to be payable to any such Person, unless it has executed a Lien Waiver.

U.K./Dutch Required Lenders: U.K./Dutch Lenders (subject to Section 4.2) having (a) U.K./Dutch Revolver Commitments in excess of 50% of the aggregate U.K./Dutch Revolver Commitments; and (b) if the U.K./Dutch Revolver Commitments have terminated, U.K./Dutch Revolver Loans and U.K./Dutch LC Obligations in excess of 50% of all outstanding U.K./Dutch Revolver Loans and U.K./Dutch LC Obligations; provided, however, that the U.K./Dutch Revolver Commitments and U.K./Dutch Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 2 or more U.K./Dutch Lenders, “U.K./Dutch Required Lenders” must include at least 2 U.K./Dutch Lenders, and (ii) less than 2 U.K./Dutch Lenders, “U.K./Dutch Required Lenders” must include all U.K./Dutch Lenders.

U.K./Dutch Revolver Commitment: for any U.K./Dutch Lender, its obligation to make U.K./Dutch Revolver Loans and to participate in U.K./Dutch LC Obligations, in the applicable Available Currencies, up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.K./Dutch Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “U.K./Dutch Revolver Commitments” means the aggregate amount of such commitments of all U.K./Dutch Lenders.

U.K./Dutch Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the U.K./Dutch Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.K./Dutch Revolver Commitments are terminated pursuant to Section 11.2.

U.K./Dutch Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the U.K./Dutch Revolver Loans outstanding on such date plus the U.K./Dutch LC Obligations on such date.

U.K./Dutch Revolver Loan: a Revolver Loan made by U.K./Dutch Lenders to a U.K./Dutch Borrower pursuant to Section 2.1.1(c), which Revolver Loan shall be either a U.K./Dutch Base Rate Loan (which shall be denominated in Dollars only), a Term SOFR Loan (which shall be denominated in Dollars only), a SONIA Loan (which shall be denominated in British Pounds only) or a EURIBOR Loan (which shall be denominated in Euros only) and any U.K./Dutch Swingline Loan, U.K./Dutch Overadvance Loan or Protective Advance made to or owed by a U.K./Dutch Borrower.

U.K./Dutch Revolver Notes: a promissory note executed by the U.K./Dutch Borrowers in favor of a U.K./Dutch Lender in the form of Exhibit A-3, in the amount of such U.K./Dutch Lender’s U.K./Dutch Revolver Commitment.

U.K./Dutch Swingline Loan: any Borrowing of U.K./Dutch Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the U.K./Dutch Lenders or repaid by the U.K./Dutch Borrowers.

U.K./Dutch Unused Line Fee Rate: a per annum rate equal to 0.25%.

U.K. Eligible Inventory: finished goods Inventory of Parent located in the U.K. that is boxed and labeled and that would constitute Eligible Inventory of Parent but for the fact that it is not within the United States for purposes of clause (h)(ii) of the Eligible Inventory definition and it is not in transit between facilities in the United States of Parent for purposes of clause (i)(i) the Eligible Inventory definition. For the avoidance of doubt, U.K. Eligible Inventory must comply with all other eligibility criteria set forth in the Eligible Inventory definition herein.

U.K. Financial Institution: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

U.K. Holdings: Callaway Golf European Holding Company Limited, a company incorporated in England with company number 06468420.

U.K. Inventory Charge: the English law governed charge over Inventory dated as of December 23, 2002 among Parent, as U.S. Chargor thereunder, the Dutch Borrower, as Dutch Chargor thereunder, and Agent, as Agent thereunder.

U.K. Inventory Formula Amount: as of any date of determination, (a) at all times the U.K. Inventory Charge is in full force and effect, the lesser of (i) 75% of the Value of Parent’s U.K. Eligible Inventory and (ii) 85% of the NOLV Percentage of the Value of Parent’s U.K. Eligible Inventory, and (b) at all other times, $0.

U.K. Non-Bank Lender:

(a) where a Lender becomes a party to this Agreement on the day on which this Agreement is entered into, any Lender listed in Schedule 1.1D; and

(b) where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a U.K. Tax Confirmation in the assignment notice which it executes pursuant to, or in connection with, Section 13.3 below.

U.K. Pledged Cash: the funds maintained in a blocked Deposit Account or securities account of a U.K. Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the U.K. Borrowers and precluding the U.K. Borrowers from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent, and which are subject to effective security documents, in form and substance reasonably satisfactory to Agent, that provide Agent with a perfected first priority/ranking security interest in and Lien on such funds (subject to Liens of the depository bank having priority by law).

U.K. Qualified Lender:

(i) a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of any advance under the Loan Documents and is:

(A) a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007 (United Kingdom) (“ITA”) making an advance under the Loan Documents; or

(2)	in respect of an advance made under the Loan Documents by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and with respect to (i)(A)(1) and (i)(A)(2), which is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the Corporation Tax Act 2009 (United Kingdom) (“CTA”); or

(B) a Lender which is:

(1)	a company resident in the U.K. for U.K. tax purposes;

(2)	a partnership each member of which is:

(a) a company so resident in the U.K.; or

(b) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)

a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C) a Treaty Lender; or

(ii) a building society (as defined for the purposes of section 880 of ITA) making an advance under the Loan Documents.

U.K. Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

U.K. Security Agreements:

(a) the debenture dated 15 June 2012 and made by the Existing U.K. Borrower in favor of the Agent;

(b) the supplemental debenture dated 18 December 2013 and made by the Existing U.K. Borrower in favor of the Agent;

(c) the debenture dated 15 June 2012 and made by U.K. Holdings in favor of the Agent;

(d) the debenture dated 20 November 2017 and made by the Existing U.K. Borrower in favor of the Agent;

(e) the debenture dated 20 November 2017 and made by U.K. Holdings in favor of the Agent;

(f) the debenture dated 17 May 2019 and made by the Existing U.K. Borrower in favor of the Agent;

(g) the debenture dated 17 May 2019 and made by U.K. Holdings in favor of the Agent; ~~and~~

(h) the debenture dated 19 July 2023 and made by TopGolf Limited in favor of the Agent; and

(~~h~~i) any other debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales, Scotland or Northern Ireland, in each case now or hereafter securing (or given with the intent to secure) the U.K./Dutch Facility Obligations.

U.K. Security Documents: the U.K. Security Agreements and any other similar agreement, instrument or document governed by the laws of any jurisdiction, including Germany, in each case now or hereafter securing (or given with the intent to secure) the U.K./Dutch Facility Obligations.

U.K. Subsidiary: a Subsidiary of Parent incorporated or organized under the laws of England and Wales.

U.K. Tax Confirmation: a confirmation by a Lender that the person beneficially entitled to interest payable to it in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of CTA) of that company.

U.K. Tax Payment: as defined in Section 5.9.2(m).

Unrestricted Subsidiary: any (a) subsidiary of the Parent that is listed on Schedule 10.1.10 hereto or designated by the Parent as an Unrestricted Subsidiary after the Closing Date pursuant to Section 10.1.10 and (b) any subsidiary of any Person described in clause (a) above.

U.S. Accounts Formula Amount: the sum of (a)(i) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the U.S. Borrowers; and (ii) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the U.S. Borrowers (or 85% of the Value solely with respect to Eligible Accounts of the U.S. Borrowers arising from the Topgolf Business), plus (b) (i) 90% of the Value of Eligible Credit Card Receivables of the U.S. Domiciled Obligors arising from the Topgolf Business.

U.S. Availability: as of any date of determination, the U.S. Borrowing Base as of such date of determination minus the aggregate principal amount of U.S. Revolver Loans outstanding on such date of determination.

U.S. Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the U.S. Borrowers’ Inventory; (b) the U.S. Rent and Charges Reserve; (c) the U.S. LC Reserve; (d) the U.S. Bank Product Reserve; (e) all accrued Royalties of the U.S. Facility Obligors, whether or not then due and payable by a U.S. Facility Obligor; (f) the aggregate amount of liabilities secured by Liens upon U.S. Facility Collateral assets included in the U.S. Borrowing Base that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.S. Dilution Reserve; (h) the Canadian Overadvance Loan Balance, if any, outstanding on such date; (i) ~~the German Overadvance Loan Balance, if any, outstanding on such date,~~[reserved]; (j) the U.K./Dutch Overadvance Loan Balance, if any, outstanding on such date; and (k) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the U.S. Borrowing Base.

U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.S. Domiciled Obligors and their Subsidiaries.

U.S. Bankruptcy Code: Title 11 of the United States Code.

U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month Interest Period as determined on such day, plus 1.0%; provided, that in no event shall the U.S. Base Rate be less than 1.0%.

U.S. Base Rate Loan: a Loan that bears interest based on the U.S. Base Rate.

U.S. Base Rate Revolver Loan: a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers: as defined in the preamble to this Agreement.

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum U.S. Facility Amount, minus (ii) the U.S. LC Reserve, minus (iii) the Canadian Overadvance Loan Balance, if any, outstanding on such date, minus (iv) the U.K./Dutch Overadvance Loan Balance, if any, outstanding on such date~~, minus (v) the German Overadvance Loan Balance, if any, outstanding on such date~~; or (b) the result of: (i) the U.S. Accounts Formula Amount, plus (ii) the U.S. Inventory Formula Amount, plus (iii) the U.S. Trademark Formula Amount, plus (iv) the U.S. Real Estate

Formula Amount, plus (v) 100% of the amount of U.S. Pledged Cash, plus (vi) the lesser of (A) 85% of the Bays NOLV of Eligible Toptracer Bays of the U.S. Borrowers, and (B) the aggregate per bay unit cost of Eligible Toptracer Bays of the U.S. Borrowers as set forth on the U.S. Borrowers’ books and records, plus (vi) the Mexican Inventory Formula Amount, plus (vii) the U.K. Inventory Formula Amount, minus (viii) the U.S. Availability Reserve; provided, that clause (b)(iv) above may be removed from such calculation in accordance with Section 2.1.4(d). Notwithstanding the forgoing, the aggregate amount of the U.K./Dutch Borrowing Base and U.S. Borrowing Base which may be attributed to Eligible Toptracer Bays shall not exceed the lesser of (x) $50,000,000 and (y) an amount equal to 10% of the Maximum Facility Amount.

U.S. Borrowing Base Certificate: a certificate, in form and substance reasonably satisfactory to Agent, by which the U.S. Borrowers certify calculation of the U.S. Borrowing Base.

U.S. Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its Credit Judgment, which account shall be for the benefit of the Secured Parties and shall be subject to Agent’s Liens securing the Obligations.

U.S. Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the U.S. Borrowers by one (1) percentage point for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

U.S. Domiciled Obligor: each of the Parent, any U.S. Borrower or any U.S. Subsidiary which it is at any time an Obligor, and “U.S. Domiciled Obligors” means all such Persons, collectively.

U.S. Dominion Account: a special account established by the U.S. Borrowers at Bank of America or another bank acceptable to Agent in its Credit Judgment, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

U.S. Expeditors Reserve: as of any date of determination, the aggregate amount of accounts payable owed by any U.S. Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

U.S. Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of each U.S. Domiciled Obligor.

U.S. Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a U.S. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.S. Facility Obligations.

U.S. Facility Guarantor: each U.S. Subsidiary party hereto from time to time and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations.

U.S. Facility Obligations: all Obligations of the U.S. Facility Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Canadian Facility Obligations~~, German Facility Obligations~~ and U.K./Dutch Facility Obligations).

U.S. Facility Obligor: each of any U.S. Borrower or any U.S. Facility Guarantor, and “U.S. Facility Obligors” means all of such Persons, collectively.

U.S. Facility Secured Parties: the Agent, the U.S. Issuing Banks, the U.S. Lenders and the Secured Bank Product Providers who provide Bank Products to the U.S. Facility Obligors and their Subsidiaries.

U.S. Government Securities Business Day: any day, except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Inventory Formula Amount: as of any date of determination, the lesser of (a) 75% of the Value of such U.S. Borrowers’ Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of the U.S. Borrowers’ Eligible Inventory. Notwithstanding the foregoing, (1) the aggregate amount of the U.S. Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “U.S. In-Transit Availability”) shall not exceed $50,000,000; provided that, the U.S. In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the U.S. Expeditors Reserve if, as of any date of determination, either (I) U.S. Net Excess Availability is less than 10% of the Maximum U.S. Facility Amount, or (II) there are any accounts payable owed by any U.S. Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes); and (2) so long as there is no Lien Waiver then in place with respect thereto, the aggregate amount of the U.S. Inventory Formula Amount which may be attributed to Eligible Costco Inventory shall not exceed $20,000,000.

U.S. Issuing Banks: Bank of America (or an Affiliate or branch of Bank of America), and JPMorgan Chase Bank, N.A.

U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of any U.S. Borrower, which if such Letter of Credit is denominated in a currency other than Dollars, may be stated by Agent (at its option) in Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of any U.S. Borrower.

U.S. LC Reserve: the aggregate of all U.S. LC Obligations, other than those that have been Cash Collateralized.

U.S. Lenders: Bank of America and each other Lender (other than Canadian Lenders~~, German Lenders~~ or U.K./Dutch Lenders) party hereto.

U.S. Letter of Credit Subline: $40,000,000.

U.S. Letters of Credit: any standby or documentary letter of credit issued by any U.S. Issuing Bank for the account of the U.S. Borrowers (or any U.S. Borrower), or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or any U.S. Issuing Bank for the benefit of any U.S. Borrower or any of its Subsidiaries, and shall include the Existing Letters of Credit.

U.S. Net Excess Availability: as of any date of determination, an amount equal to the U.S. Availability minus the aggregate amount, if any, of all trade payables of U.S. Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of U.S. Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

U.S. Overadvance: as defined in Section 2.1.5.

U.S. Overadvance Loan: a U.S. Revolver Loan made to the U.S. Borrowers or the amount owed by the U.S. Borrowers when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Pledged Cash: the funds maintained in a blocked Deposit Account or securities account of a U.S. Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the U.S. Borrowers and precluding the U.S. Borrowers from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the U.S. Borrowing Base upon giving effect to such withdrawal), U.S. Availability would be a positive number), and which are subject to effective security documents, in form and substance reasonably satisfactory to Agent, that provide Agent with a perfected first priority/ranking security interest in and Lien on such funds (subject to Liens of the depository bank having priority by law).

U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Real Estate Formula Amount: as of any date of determination, the lesser of (a) 80% of the fair market value of the Eligible Real Estate, as determined from the most recent appraisal of such Real Estate performed by an appraiser and on terms reasonably satisfactory to Agent; or (b) $33,120,000 (such amount in this clause (b) to be reduced by $552,000 on the first day of each calendar quarter, commencing with the calendar quarter beginning on July 1, 2023).

U.S. Reimbursement Date: as defined in Section 2.3.2.

U.S. Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any U.S. Facility Collateral assets included in the U.S. Borrowing Base or which constitute books and records related to any U.S. Facility Collateral assets included in the U.S. Borrowing Base, or could assert a Lien on any U.S. Facility Collateral assets included in the U.S. Borrowing Base or which constitute books and records related to any U.S. Facility Collateral assets included in the U.S. Borrowing Base; and (b) a reserve at least equal to three months’ rent and other charges that are reasonably expected to be payable to any such Person, unless it has executed a Lien Waiver.

U.S. Required Lenders: U.S. Lenders (subject to Section 4.2) having (a) U.S. Revolver Commitments in excess of 50% of the aggregate U.S. Revolver Commitments; and (b) if the U.S. Revolver Commitments have terminated, U.S. Revolver Loans and U.S. LC Obligations in excess of 50% of all outstanding U.S. Revolver Loans and U.S. LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 2 or more U.S. Lenders with U.S. Revolver Commitments or outstanding U.S. Revolver Loans or U.S. LC Obligations, “U.S. Required Lenders” must include at least 2 such U.S. Lenders, and (ii) less than 2 U.S. Lenders with U.S. Revolver Commitments or outstanding U.S. Revolver Loans or U.S. LC Obligations, “U.S. Required Lenders” must include all such U.S. Lenders.

U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7, or 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Commitment Termination Date: the earliest of (a) the Facility Termination Date, (b) the date on which the Borrower Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

U.S. Revolver Exposure: on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Loan: a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Revolver Loan or a Term SOFR Loan, in each case as selected by Borrower Agent, and any U.S. Swingline Loan, U.S. Overadvance Loan or Protective Advance made to or owed by the U.S. Borrowers.

U.S. Revolver Notes: a promissory note executed by U.S. Borrowers in favor of a U.S. Lender in the form of Exhibit A-2, in the amount of such U.S. Lender’s U.S. Revolver Commitment.

U.S. Subsidiary: a Subsidiary of Parent that is organized under the laws of a state of the United States or the District of Columbia.

U.S. Swingline Loan: any Borrowing of U.S. Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among the U.S. Lenders or repaid by the U.S. Borrowers.

U.S. Trademark Formula Amount: as of any date of determination, the lesser of (a) 40% of the Net Orderly Liquidation Value of the Company Trademark; or (b) $75,000,000.

U.S. Unused Line Fee Rate: a per annum rate equal to 0.25%.

Value: (a) for Inventory, its Dollar Equivalent value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its Dollar Equivalent face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wage Earner Protection Act Reserve: on any date of determination, a reserve established from time to time by Agent in its Credit Judgment in such amount as Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Obligor employed in Canada which would give rise to a Lien with priority under Requirements of Law over the Lien of Agent.

Weighted Average Life to Maturity: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

Wholly-Owned Subsidiary: of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Write-Down and Conversion Powers: (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule, (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and (iii) with respect to any other applicable Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and any similar or analogous powers under that Bail-In Legislation.

1.2 Accounting Terms.

1.2.1. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Obligors delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Obligors’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 and any other provision hereof are amended in a manner satisfactory to Required Lenders to take into account the effects of the change, if any. No calculations under the Loan Documents shall give effect to any such change prior to any such amendment. Notwithstanding anything to the contrary contained in this paragraph, in the definition of “Capital Lease” or any other provision of any Loan Document, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall be considered Capital Leases and/or Indebtedness for purposes hereof, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.2.2. Notwithstanding anything to the contrary herein, but subject to Section 1.5 hereof, all financial ratios and tests (including the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA but excluding Net Excess Availability) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period).

1.3 Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property located in Canada or of any Canadian Domiciled Obligor, such terms shall refer to such Property as defined in the PPSA (to the extent such terms are defined therein).

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) except as otherwise specified herein, time of day means time of day at Agent’s notice address under Section 14.3.1; (g) discretion of Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person, except as otherwise expressly provided herein; or (h) “or” shall not be exclusive and shall have the inclusive meaning of the term “and/or”. Except as expressly otherwise provided herein, all calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Credit Judgment (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of an Obligor’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer of such Obligor, or knowledge that a Senior Officer of such Obligor would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. For purposes of determining compliance at any time with Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.7 and 10.2.9, in the event that any Indebtedness, Lien, contractual restriction, Restricted Payment, Restricted Debt Payment, Investment, Disposition or affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.7 and 10.2.9, the Parent, in its sole discretion, may, from time to time, classify or reclassify (as if incurred on such later date) such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 10.1.1(a) or (b) or Borrowing Base Certificate pursuant to Section 8.1 following the initial incurrence of any such transactions incurred in reliance on any Fixed Amount under any such Sections, if such transaction (or any portion thereof) could be incurred at such later time under any Incurrence-Based Amount under such Section, such transaction (or portion thereof) shall be automatically reclassified as having been made in reliance on such Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, burdensome agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, burdensome agreement, Investment, Disposition and/or Affiliate transaction under Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.7 and 10.2.9, respectively, and may instead be permitted in part under any combination thereof, but the Parent will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof).

1.5 Calculations and Tests.

1.5.1. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Obligors or shown in Obligors’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation in such other currency.

1.5.2. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) the accuracy of any representations and warranties as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness and Liens and any other transaction in connection therewith), (B) the making of any Restricted Payment (including the assumption or incurrence of Indebtedness and Liens and any other transaction in connection therewith) and/or (C) the making of any Restricted Debt Payment (including the assumption or incurrence of Indebtedness and Liens and any other transaction in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower Agent, (1) in the case of any acquisition or similar Investment (including the assumption or incurrence of Indebtedness and Liens and any other transaction in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including the incurrence of any Indebtedness and Liens and any other transaction in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including the incurrence of any Indebtedness and Liens and any other transaction in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and Liens and (II) to the extent definitive documents in respect thereof have been executed or the declaration of any Restricted Payment has been made or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any additional acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and Liens that the Borrower Agent has elected to treat in accordance with this Section 1.5.2; provided, however, with respect to any provision hereof that requires minimum Net Excess Availability, compliance with such Net Excess Availability test shall be made at the time set forth in the applicable clause (y) instead the time set forth in the applicable clause (x). For the avoidance of doubt, if the Borrower Agent has elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower Agent shall be permitted to consummate such transaction (and such related transactions) even if any applicable test ceases to be satisfied subsequent to the Borrower Agent’s election of such option, subject to the proviso in the immediately preceding sentence.

1.5.3. For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test and/or any Net Excess Availability test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.5.2 above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

1.5.4. Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test and/or any Net Excess Availability test) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test and/or any Net Excess Availability test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test (other than with respect to Net Excess Availability) applicable to the relevant Incurrence-Based Amount and (ii) pro forma effect shall be given to the entire transaction.

1.5.5. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent dated such date prepared in accordance with GAAP.

1.5.6. The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 10.2.2.

1.6 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”. For purposes of greater certainty, the reference to the “Loan Agreement” in the deed of hypothec dated November 3, 2017 executed by the Canadian Borrower in favor of the Agent means this Agreement.

1.7 Interpretation (The Netherlands). In this Agreement, where it relates to a Dutch Person, a reference to (a) a necessary action to authorise, where applicable, includes without limitation: (i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden), and (ii) obtaining a positive advice (positief advies) from the competent works council(s), (b) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (c) a winding-up, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (d) a moratorium or suspension of payments includes a sursearce van betaling and granted a moratorium or suspension of payments includes surseance verleend, (e) any step or procedure taken in connection with insolvency proceedings includes a Dutch person having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), (e) a trustee, receiver or administrator includes a curator, (g) an administrator includes a bewindvoerder, (h) a liquidator includes a vereffenaar, (i) an attachment includes a beslag, (j) a group includes a groep, (k) a subsidiary includes a dochtermaatschappij, (l) an affiliate includes a groepsmaatschappij, (m) a merger includes a juridische fusie, aandelenfusie and bedrijfsfusie, and (n) a director includes a bestuurder.

1.8 Interpretation (the U.K.). For the purposes of the U.K. Security Agreements, on and from the Sixth Amendment Effective Date, any reference to a “U.K. Facility Obligor”, “U.K. Lender” and “U.K. Borrower” in a U.K. Security Agreement shall be deemed to be reference to a “U.K./Dutch Facility Obligor”, “U.K./Dutch Lender” and “U.K./Dutch Borrower” (respectively).

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitments.

2.1.1. Revolver Loans.

(a) U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by the U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Revolver Loans or Term SOFR Revolver Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(b) Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrower on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such Canadian Lenders shall have no obligation to the Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan. Each Borrowing of Canadian Revolver Loans shall be funded by the Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Term CORRA Loans if denominated in Canadian Dollars, or shall consist entirely of Canadian Base Rate Loans or Term SOFR Revolver Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Borrower Agent, Dollars and repaid in the same currency as such underlying Canadian Revolver Loan was made.

(c) U.K./Dutch Revolver Loans to U.K./Dutch Borrowers. Each U.K./Dutch Lender agrees, severally and not jointly with the other U.K./Dutch Lenders, upon the terms and subject to the conditions set forth herein, to make U.K./Dutch Revolver Loans to the U.K./Dutch Borrowers on any Business Day during the period from the Closing Date to the U.K./Dutch Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.K./Dutch Lender’s U.K./Dutch Revolver Commitment at such time, which U.K./Dutch Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.K./Dutch Lenders shall have no obligation to the U.K./Dutch Borrowers whatsoever to honor any request for a U.K./Dutch Revolver Loan on or after the U.K./Dutch Revolver Commitment Termination Date or if the amount of the proposed U.K./Dutch Revolver Loan exceeds U.K./Dutch Availability on the proposed funding date for such U.K./Dutch Revolver Loan. Each Borrowing of U.K./Dutch Revolver Loans shall be funded by the U.K./Dutch Lenders on a Pro Rata basis. The U.K./Dutch Revolver Loans shall bear interest as set forth in Section 3.1. Each U.K./Dutch Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.K./Dutch Base Rate Loans, Term SOFR Revolver Loans, EURIBOR Loans or SONIA Loans. The U.K./Dutch Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.K./Dutch Facility Collateral. Each U.K./Dutch Revolver Loan shall be funded in Dollars (in the case of Term SOFR Loans), British Pounds (in the case of SONIA Loans), Euros (in the case of EURIBOR Loans) and Dollars (in the case of U.K./Dutch Base Rate Loans) and shall be repaid in the same currency as such underlying U.K./Dutch Revolver Loan was made.

~~(d) German Revolver Loans to German Borrower. Each German Lender agrees, severally and not jointly with the other German Lenders, upon the terms and subject to the conditions set forth herein, to make German Revolver Loans to the German Borrower on any Business Day during the period from the Closing Date to the German Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such German Lender’s German Revolver Commitment at such time, which German Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such German Lenders shall have no obligation to the German Borrower whatsoever to honor any request for a German Revolver Loan on or after the German Revolver Commitment Termination Date or if the amount of the proposed German Revolver Loan exceeds German Availability on the proposed funding date for such German Revolver Loan. Each Borrowing of German Revolver Loans shall be funded by the German Lenders on a Pro Rata basis. The German Revolver Loans shall bear interest as set forth in Section 3.1. Each German Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of German Base Rate Loans, SONIA Loans, EURIBOR Loans, SARON Loans or Term SOFR Revolver Loans. The German Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the German Facility Collateral. Each German Revolver Loan shall be funded in Dollars (in the case of Term SOFR Loans or German Base Rate Loans), British Pounds (in the case of SONIA Loans), Swiss Francs (in the case of SARON Loans) and Euros (in the case of EURIBOR Loans) and shall be repaid in the same currency as such underlying German Revolver Loan was made.~~

(d) [Reserved].

(e) Maximum Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if, at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Revolver Commitments.

2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, the U.S. Borrowers and/or the Canadian Borrower and/or the U.K./Dutch Borrowers ~~and/or the German Borrower~~ shall execute and deliver a U.S. Revolver Note and/or a Canadian Revolver Note and/or a U.K./Dutch Revolver Note ~~and/or a German Revolver Note~~, respectively, to such Lender in the amount of such Lender’s applicable Revolver Commitment(s).

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Indebtedness on the Closing Date; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes not prohibited by this Agreement. Borrowers shall not, directly or knowingly indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of a Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in the transaction) or in violation of Anti-Corruption Laws.

2.1.4. Voluntary Reallocation, Reduction or Termination of Revolver Commitments.

(a) Termination of a Revolver Commitment.

(i) The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date, the U.K./Dutch Revolver Commitments shall terminate on the U.K./Dutch Revolver Commitment Termination Date, ~~the German Revolver Commitments shall terminate on the German Revolver Commitment Termination Date,~~ and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement.

(ii) Upon at least 10 days’ (or such shorter period as may be agreed by Agent) prior written notice to Agent from the Borrower Agent ~~(or, with respect to the German Facility Termination, upon written notice at any time on or prior to the date that the German Revolver Commitments are to be terminated pursuant to such notice)~~, (A) U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and this credit facility and/or (B) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitments and/or (C) the U.K./Dutch Borrowers may, at their option, terminate the U.K./Dutch Revolver Commitments ~~and/or (D) the German Borrower may, at its option, terminate the German Revolver Commitments~~, in each case, without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver ~~Commitments, German Revolver~~ Commitments and U.K./Dutch Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by Borrowers pursuant to this Section 2.1.4 shall be irrevocable but may be conditioned on a refinancing or another material event~~; provided that any such notice with respect to the German Facility Termination may be revocable by the Borrower Agent if the JW Sale does not occur on the date specified for termination of the German Revolver Commitments in such notice or is otherwise delayed~~.

(iii) On the Canadian Revolver Commitment Termination Date, the Canadian Borrower shall make Full Payment of all Canadian Facility Obligations. On the U.K./Dutch Revolver Commitment Termination Date, the U.K./Dutch Borrowers shall make Full Payment of all U.K./Dutch Facility Obligations. On the ~~German Revolver Commitment Termination Date, the German Borrower shall make Full Payment of all German Facility Obligations. On the~~ U.S. Revolver Commitment Termination Date, the U.S. Borrowers shall make Full Payment of all U.S. Facility Obligations.

(b) Reduction of the Maximum Facility Amount.

(i) So long as (x) no Default or Event of Default then exists or would result therefrom, and (y) no U.S. Overadvance, Canadian Overadvance~~, German Overadvance~~ or U.K./Dutch Overadvance then exists or would result therefrom, the Borrower Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving Agent at least 10 days’ (or such shorter period as may be agreed by Agent) prior irrevocable written notice thereof from a Responsible Officer of the Borrower Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof), (B) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum U.S. Facility Amount and/or the Maximum Canadian Facility Amount and/or the Maximum U.K./Dutch Facility Amount ~~and/or the Maximum German Facility Amount~~ (and the respective U.S. Revolver Commitments,

Canadian Revolver Commitments~~,~~ and U.K./Dutch ~~Revolver Commitments and the German~~ Revolver Commitments of the U.S. Lenders, the Canadian Lenders~~,~~ and the U.K./Dutch Lenders ~~and the German Lenders~~, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such reduction) and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reduction.

(ii) In addition to and without limiting the generality of the foregoing, (A) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, (B) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, and (C) each reduction in the Maximum U.K./Dutch Facility Amount and the U.K./Dutch Revolver Commitments shall in no event exceed U.K./Dutch Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof~~, and (D) each reduction in the Maximum German Facility Amount and the German Revolver Commitments shall in no event exceed German Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof.~~.

(c) Reallocation of the Maximum Country Facility Amounts.

(i) ~~(a) Other than in the case of the German Facility Reallocation, so~~So long as (x) no Default or Event of Default then exists or would result therefrom, and (y) no U.S. Overadvance, Canadian Overadvance~~, German Overadvance~~ or U.K./Dutch Overadvance then exists or would result therefrom, the Borrower Agent may, on no more than two occasions per calendar year (or three occasions if one such occasion is the German Facility Reallocation ~~pursuant to subclause  (b~~(as defined in the Third Amendment) ~~below~~), reduce one or more Maximum Country Facility Amounts, and, on a dollar for dollar basis by the amount of such reduction, increase one or more of the other Maximum Country Facility Amounts, by delivering to Agent (A) at least 30 days’ (or such shorter period as may be agreed by Agent) prior irrevocable written notice thereof from a Responsible Officer of the Borrower Agent, which notice shall (1) specify the date (which shall be a Business Day) of such proposed reallocation, (2) specify the reallocation amount(s) amongst each applicable Maximum Country Facility Amount, and (3) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reallocation, and (B) pro forma Borrowing Base Certificates at least three Business Days prior to the requested date of such proposed reallocation prepared in accordance with Section 8.1 and which give effect to such proposed reallocation~~, and (b) in the case of the German Facility Reallocation, so long as no German Overadvance or U.S. Overadvance then exists or would result therefrom, the Borrower Agent may reduce the Maximum German Facility Amount by an amount equal to $20,000,000, and, on a dollar for dollar basis by the amount of such reduction, increase the Maximum U.S. Facility Amount, by delivering to Agent written notice thereof at any time on or prior to the proposed effective date of the German Facility Reallocation (which notice may be contingent on the consummation of the JW Sale and may be revocable by the Borrower Agent if the JW Sale does not occur on the date specified for the German Facility Reallocation in such notice or is otherwise delayed) from a Responsible Officer of the Borrower Agent, which notice shall (1) specify the date (which shall be a Business Day) of such proposed reallocation, (2) specify the reallocation amount thereof, and (3) certify that no German Overadvance or U.S. Overadvance then exists or would result therefrom, both as of the date of such certificate and as of the effective date of the German Facility Reallocation.~~ .

(ii) Each reallocation in the Maximum Country Facility Amounts pursuant to Section 2.1.4(c)(i) shall reduce or increase, as applicable, the corresponding Revolver Commitment Total, which such reduction or increase shall be allocated amongst the Lenders holding such Revolver Commitment Total on a Pro Rata basis at the time of such reallocation.

(iii) In addition to and without limiting the generality of the foregoing,

(A) (1) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability, (2) after giving effect to such reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments, the U.S. Revolver Commitments shall represent at least 60.0% of the aggregate Revolver Commitments, and (3) each reallocation in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall be in a minimum amount of $5,000,000 and increments of $5,000,000 in excess thereof;

(B) (1) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability, (2) unless the Canadian Revolver Commitments are terminated in their entirety pursuant to Section 2.1.4(a) above, no reduction in the Maximum Canadian Facility Amount or the Canadian Revolver Commitments shall reduce the aggregate Canadian Revolver Commitments to less than $5,000,000, and (3) each reallocation in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall be in a minimum amount of $5,000,000 and increments of $5,000,000 in excess thereof;

(C) ~~(1) each reduction in the Maximum German Facility Amount and the German Revolver Commitments shall in no event exceed German Availability, (2) unless the German Revolver Commitments are terminated in their entirety pursuant to Section 2.1.4(a) above, no reduction in the Maximum German Facility Amount or the German Revolver Commitments shall reduce the aggregate German Revolver Commitments to less than $10,000,000, and (3) each reallocation in the Maximum German Facility Amount and the German Revolver Commitments shall be in a minimum amount of $5,000,000 and increments of $5,000,000 in excess thereof; and~~[reserved]; and

(D) (1) each reduction in the Maximum U.K./Dutch Facility Amount and the U.K./Dutch Revolver Commitments shall in no event exceed U.K./Dutch Availability, (2) unless the U.K./Dutch Revolver Commitments are terminated in their entirety pursuant to Section 2.1.4(a) above, no reduction in the Maximum U.K./Dutch Facility Amount or the U.K./Dutch Revolver Commitments shall reduce the aggregate U.K./Dutch Revolver Commitments to less than $10,000,000, and (3) each reallocation in the Maximum U.K./Dutch Facility Amount and the U.K./Dutch Revolver Commitments shall be in a minimum amount of $5,000,000 and increments of $5,000,000 in excess thereof.

(d) Upon at least 10 days’ (or such shorter period as may be agreed by Agent) prior written notice to Agent from the Borrower Agent, U.S. Borrowers may, at their option, permanently remove the U.S. Real Estate Formula Amount from the calculation of the U.S. Borrowing Base, without premium or penalty (other than funding losses payable pursuant to Section 3.9). Any notice of removal given by Borrowers pursuant to this Section 2.1.4(d) shall be irrevocable. Agent and the Lenders agree that Agent shall release any Liens with respect to the Eligible Real Estate to the extent the U.S. Real Estate Formula Amount is removed from the calculation of the U.S. Borrowing Base in accordance with this Section 2.1.4(d) and so long as no Default or Event of Default has occurred and is continuing.

2.1.5. Overadvances. If the aggregate U.S. Revolver Loans exceed the U.S. Borrowing Base (a “U.S. Overadvance”) at any time, the excess amount shall be payable by U.S. Borrowers on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral. If the aggregate Canadian Revolver Loans exceed the Canadian Borrowing Base (a “Canadian Overadvance”) at any time, the excess amount shall be payable by Canadian Borrower on demand by Agent, but all such Canadian Revolver Loans shall nevertheless constitute Canadian Facility Obligations secured by the Canadian Facility Collateral. If the aggregate U.K./Dutch Revolver Loans exceed the U.K./Dutch Borrowing Base (a “U.K./Dutch Overadvance”) at any time, the excess amount shall be payable by the U.K./Dutch Borrowers on demand by Agent, but all such U.K./Dutch Revolver Loans shall nevertheless constitute U.K./Dutch Facility Obligations secured by the U.K./Dutch Facility Collateral. ~~If the aggregate German Revolver Loans exceed the German Borrowing Base (a “German Overadvance”) at any time, the excess amount shall be payable by the German Borrower on demand by Agent, but all such German Revolver Loans shall nevertheless constitute German Facility Obligations secured by the German Facility Collateral~~. Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 7.5% of the U.S. Borrowing Base with respect to the U.S. Borrowers, 7.5% of the Canadian Borrowing Base with respect to the Canadian Borrower, ~~7.5% of the German Borrowing Base with respect to the German Borrower,~~ or 7.5% of the U.K./Dutch Borrowing Base with respect to the U.K./Dutch Borrowers; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments, the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, or the outstanding U.K./Dutch Revolver Exposure to exceed the aggregate U.K./Dutch ~~Revolver Commitments, or the outstanding German Revolver Exposure to exceed the aggregate German~~ Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Required Lenders may at any time revoke Agent’s authority to knowingly make further Overadvance Loans by written notice to Agent.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate U.S. Revolver Commitments, the Canadian Revolver Commitments, or the U.K./Dutch ~~Revolver Commitments, or the German~~ Revolver Commitments to make U.S. Base Rate Revolver Loans, Canadian Prime Rate Loans, and U.K./Dutch Base Rate Loans~~, and German Base Rate Loans~~, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of (i) 10% of the aggregate Canadian Revolver Commitments (minus the aggregate amount of any outstanding Canadian Overadvances), with respect to the Canadian Borrower, (ii) 10% of the aggregate U.S. Revolver Commitments (minus the aggregate amount of any outstanding U.S. Overadvances), with respect to the U.S. Borrowers, or (iii) 10% of the aggregate U.K./Dutch Revolver Commitments (minus the aggregate amount of any outstanding U.K./Dutch Overadvances), with respect to the U.K./Dutch Borrowers~~, or (iv) 10% of the aggregate German Revolver Commitments (minus the aggregate amount of any outstanding German Overadvances), with respect to the German Borrower~~, in each case, outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent.

Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances made by Agent with respect to U.S. Borrowers shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. All Protective Advances made by Agent with respect to Canadian Borrower shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. All Protective Advances made by Agent with respect to the U.K./Dutch Borrowers shall be U.K./Dutch Facility Obligations, secured by the U.K./Dutch Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. ~~All Protective Advances made by Agent with respect to the German Borrower shall be German Facility Obligations, secured by the German Facility Collateral and shall be treated for all purposes as Extraordinary Expenses.~~ In no event shall Protective Advances be made by Agent if it would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments, the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, or the outstanding U.K./Dutch Revolver Exposure to exceed the aggregate U.K./Dutch Revolver Commitments~~, or the outstanding German Revolver Exposure to exceed the aggregate German Revolver Commitments~~.

2.1.7. Increase in U.S. Revolver Commitments. Borrowers may request an increase in the aggregate U.S. Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as the existing U.S. Revolver Commitments, except for fees mutually agreed upon by Borrowers and Agent, (b) increases under this Section do not exceed $150,000,000 in the aggregate and no more than 3 increases are made, (c) no reduction in Revolver Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, (d) no Default or Event of Default shall have occurred and be continuing at the time of such increase or result therefrom, and (e) Borrowers shall certify in writing to Agent that Borrowers are not in default under the Term Loan Facility Agreement after giving effect to the requested increase. Agent shall promptly notify U.S. Lenders of the requested increase and, within 10 Business Days thereafter, each U.S. Lender shall notify Agent if and to what extent such Lender commits to increase its U.S. Revolver Commitment. No such increases shall be consummated unless each U.S. Lender agrees to increase its U.S. Revolver Commitment on a Pro Rata basis. Any U.S. Lender not responding within such period shall be deemed to have declined an increase. Provided the conditions set forth in Section 6.2 are satisfied, total U.S. Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by U.S. Lenders on a Pro Rata basis) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and U.S. Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence and effectuate the increase in and allocations of U.S. Revolver Commitments (which shall be on a Pro Rata basis among U.S. Lenders).

2.2 U.K./Dutch Letter of Credit Facility.

2.2.1. Issuance of U.K./Dutch Letters of Credit. U.K./Dutch Issuing Bank shall issue U.K./Dutch Letters of Credit from time to time on and after the Closing Date until 30 days prior to the Facility Termination Date (or until the U.K./Dutch Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) The U.K./Dutch Borrowers acknowledge that U.K./Dutch Issuing Bank’s issuance of any U.K./Dutch Letter of Credit is conditioned upon U.K./Dutch Issuing Bank’s receipt of a LC Application with respect to the requested U.K./Dutch Letter of Credit, as well as such other instruments and agreements as U.K./Dutch Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.K./Dutch Issuing Bank shall have no obligation to issue any U.K./Dutch Letter of Credit unless (i) U.K./Dutch Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.K./Dutch Lender exists, such Lender or the U.K./Dutch Borrowers have entered into arrangements reasonably satisfactory to Agent and U.K./Dutch Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, U.K./Dutch Issuing Bank receives written notice from U.K./Dutch Required Lenders that a LC Condition has not been satisfied, U.K./Dutch Issuing Bank shall not issue the requested U.K./Dutch Letter of Credit. Prior to receipt of any such notice, U.K./Dutch Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) U.K./Dutch Letters of Credit may be requested by the U.K./Dutch Borrowers to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.K./Dutch Letter of Credit shall be treated as the issuance of a new U.K./Dutch Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of U.K./Dutch Issuing Bank.

(c) The U.K./Dutch Borrowers assume all risks of the acts, omissions or misuses of any U.K./Dutch Letter of Credit by the beneficiary. In connection with issuance of any U.K./Dutch Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.K./Dutch Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the U.K./Dutch Borrowers; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.K./Dutch Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.K./Dutch Issuing Bank under the Loan Documents shall be cumulative. U.K./Dutch Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the U.K./Dutch Borrowers are discharged with proceeds of any U.K./Dutch Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any U.K./Dutch Letters of Credit or LC Documents, U.K./Dutch Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.K./Dutch Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.K./Dutch Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.K./Dutch Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.K./Dutch Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If U.K./Dutch Issuing Bank honors any request for payment under a U.K./Dutch Letter of Credit, the U.K./Dutch Borrowers shall pay to U.K./Dutch Issuing Bank, on the same day (“U.K./Dutch Reimbursement Date”), the amount paid by U.K./Dutch Issuing Bank under such U.K./Dutch Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or U.K./Dutch Issuing Bank (at their respective option) that it requires payment in

Dollars, British Pounds or Euros calculated at the Spot Rate, together with interest at the interest rate for U.K./Dutch Base Rate Loans from the U.K./Dutch Reimbursement Date until payment by the U.K./Dutch Borrowers. The obligation of the U.K./Dutch Borrowers to reimburse U.K./Dutch Issuing Bank for any payment made under a U.K./Dutch Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.K./Dutch Letter of Credit or the existence of any claim, setoff, defense or other right that the U.K./Dutch Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, the U.K./Dutch Borrowers shall be deemed to have requested a Borrowing of a Term SOFR Revolver Loan (the initial Interest Period of which shall be one month commencing on the relevant Reimbursement Date) in an amount necessary to pay all amounts due U.K./Dutch Issuing Bank on that U.K./Dutch Reimbursement Date and each U.K./Dutch Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.K./Dutch Revolver Commitments have terminated, a U.K./Dutch Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (other than Dollars, British Pounds and Euros) (such foreign currency, a “U.K. Reimbursed Foreign Currency”) is to be reimbursed in Dollars, British Pounds or Euros pursuant to the first sentence in this Section 2.2.2(a); and (ii) the Dollars, British Pounds or Euros amount, as applicable, paid by the U.K./Dutch Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the U.K. Reimbursed Foreign Currency equal to the drawing, the U.K./Dutch Borrowers agree, as a separate and independent obligation, to indemnify U.K./Dutch Issuing Bank for the loss resulting from its inability on that date to purchase the U.K. Reimbursed Foreign Currency in the full amount of the drawing.

(b) Upon issuance of a U.K./Dutch Letter of Credit, each U.K./Dutch Lender shall be deemed to have irrevocably and unconditionally purchased from U.K./Dutch Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.K./Dutch LC Obligations relating to the U.K./Dutch Letter of Credit. If U.K./Dutch Issuing Bank makes any payment under a U.K./Dutch Letter of Credit and the U.K./Dutch Borrowers do not reimburse such payment on the U.K./Dutch Reimbursement Date, Agent shall promptly notify U.K./Dutch Lenders and each U.K./Dutch Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of U.K./Dutch Issuing Bank, the U.K./Dutch Lender’s Pro Rata share of such payment in the same currency as required of the U.K./Dutch Borrowers in accordance with Section 2.2.2(a). Upon request by a U.K./Dutch Lender, U.K./Dutch Issuing Bank shall furnish copies of any U.K./Dutch Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each U.K./Dutch Lender to make payments to Agent for the account of U.K./Dutch Issuing Bank in connection with U.K./Dutch Issuing Bank’s payment under a U.K./Dutch Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.K./Dutch Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. U.K./Dutch Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the U.K./Dutch Borrowers or other Person of any obligations under any LC Documents. U.K./Dutch Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. U.K./Dutch Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. U.K./Dutch Issuing Bank shall not have any liability to any Lender if U.K./Dutch Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from U.K./Dutch Required Lenders.

2.2.3. Cash Collateral. If any U.K./Dutch LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.K./Dutch Availability is less than zero, or (c) within 10 Business Days prior to the U.K./Dutch Revolver Commitment Termination Date, then the U.K./Dutch Borrowers shall, at U.K./Dutch Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.K./Dutch Letters of Credit and pay to U.K./Dutch Issuing Bank the amount of all other U.K./Dutch LC Obligations. The U.K./Dutch Borrowers shall, on demand by U.K./Dutch Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.K./Dutch Lender.

2.2.4. Resignation of U.K./Dutch Issuing Bank. U.K./Dutch Issuing Bank may resign at any time upon notice to Agent and the U.K./Dutch Borrowers. On the effective date of such resignation, U.K./Dutch Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.2, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement U.K./Dutch Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the U.K./Dutch Borrowers.

2.3 U.S. Letter of Credit Facility.

2.3.1. Issuance of U.S. Letters of Credit. Each U.S. Issuing Bank may issue U.S. Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each U.S. Borrower acknowledges that each U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon such U.S. Issuing Bank’s receipt of a LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as such U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Banks shall have no obligation to issue any U.S. Letter of Credit unless (i) the applicable U.S. Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements reasonably satisfactory to Agent and the applicable U.S. Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, U.S. Issuing Banks receive written notice from U.S. Required Lenders that a LC Condition has not been satisfied, U.S. Issuing Banks shall not issue the requested U.S. Letter of Credit. Prior to receipt of any such notice, no U.S. Issuing Bank shall be deemed to have knowledge of any failure of LC Conditions.

(b) U.S. Letters of Credit may be requested by a U.S. Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the applicable U.S. Issuing Bank.

(c) U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of each U.S. Issuing Bank under the Loan Documents shall be cumulative. Each U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against U.S. Borrowers are discharged with proceeds of any U.S. Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or LC Documents, the applicable U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Obligors, Agent and Lenders hereby acknowledge and agree that all Existing Letters of Credit shall constitute U.S. Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable U.S. Issuing Bank at the request of U.S. Borrowers on the Closing Date.

2.3.2. Reimbursement; Participations.

(a) If any U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to such U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by such U.S. Issuing Bank under such U.S. Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or such U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, together with interest at the interest rate for U.S. Base Rate Revolver Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse U.S. Issuing Banks for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Revolver Loans in an amount necessary to pay all amounts due to the applicable U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (such foreign currency, a “U.S. Reimbursed Foreign Currency”) is to be reimbursed in Dollars pursuant to the first sentence in this Section 2.3.2(a); and (ii) the

Dollars amount paid by the U.S. Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the U.S. Reimbursed Foreign Currency equal to the drawing, the U.S. Borrowers agree, as a separate and independent obligation, to indemnify the applicable U.S. Issuing Bank for the loss resulting from its inability on that date to purchase the U.S. Reimbursed Foreign Currency in the full amount of the drawing.

(b) Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit. If any U.S. Issuing Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, the applicable U.S. Issuing Bank shall promptly notify Agent and Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of the applicable U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment in the same currency as required of the U.S. Borrowers in accordance with Section 2.3.2(a). Upon request by a U.S. Lender, the applicable U.S. Issuing Bank shall furnish copies of any U.S. Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of the applicable U.S. Issuing Bank in connection with such U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. No U.S. Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any LC Documents. No U.S. Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. No U.S. Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. No U.S. Issuing Bank shall have any liability to any Lender if such U.S. Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from U.S. Required Lenders.

2.3.3. Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability is less than zero, or (c) within 10 Business Days prior to the U.S. Revolver Commitment Termination Date, then U.S. Borrowers shall, at a U.S. Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit and pay to the applicable U.S. Issuing Bank the amount of all other U.S. LC Obligations owing to it. U.S. Borrowers shall, on demand by a U.S. Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.S. Lender.

2.3.4. Resignation of U.S. Issuing Bank. Any U.S. Issuing Bank may resign at any time upon notice to Agent and U.S. Borrowers. On the effective date of such resignation, such U.S. Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement U.S. Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to U.S. Borrowers.

2.3.5. Notice. Each U.S. Issuing Bank shall promptly notice Agent of the issuance by it of any U.S. Letter of Credit hereunder.

2.4 Canadian Letter of Credit Facility.

2.4.1. Issuance of Canadian Letters of Credit. Canadian Issuing Bank shall issue Canadian Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Canadian Borrower acknowledges that Canadian Issuing Bank’s issuance of any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of a LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrower has entered into arrangements reasonably satisfactory to Agent and Canadian Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Canadian Issuing Bank receives written notice from Canadian Required Lenders that a LC Condition has not been satisfied, Canadian Issuing Bank shall not issue the requested Canadian Letter of Credit. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Canadian Letters of Credit may be requested by Canadian Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Canadian Issuing Bank.

(c) Canadian Borrower assumes all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative. Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrower are discharged with proceeds of any Canadian Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2. Reimbursement; Participations.

(a) If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, Canadian Borrower shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, together with interest at the interest rate for Canadian Prime Rate Loans from the Canadian Reimbursement Date until payment by Canadian Borrower. The obligation of Canadian Borrower to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that Canadian Borrower may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Prime Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (other than Dollars or Canadian Dollars) (such foreign currency, a “Canadian Reimbursed Foreign Currency”) is to be reimbursed in Dollars or Canadian Dollars pursuant to the first sentence in this Section 2.4.2(a); and (ii) the Dollars or Canadian Dollars amount, as applicable, paid by Canadian Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Canadian Reimbursed Foreign Currency equal to the drawing, Canadian Borrower agrees, as a separate and independent obligation, to indemnify Canadian Issuing Bank for the loss resulting from its inability on that date to purchase the Canadian Reimbursed Foreign Currency in the full amount of the drawing.

(b) Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit. If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit and Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Canadian Issuing Bank, the Canadian Lender’s Pro Rata share of such payment in the same currency as required of the Canadian Borrower in accordance with Section 2.4.2(a). Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Canadian Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Canadian Borrower or other Person of any obligations under any LC Documents. Canadian Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Canadian Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Canadian Issuing Bank shall not have any liability to any Lender if Canadian Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from Canadian Required Lenders.

2.4.3. Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Canadian Availability is less than zero, or (c) within 10 Business Days prior to the Canadian Revolver Commitment Termination Date, then Canadian Borrower shall, at Canadian Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations. Canadian Borrower shall, on demand by Canadian Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a Canadian Lender.

2.4.4. Resignation of Canadian Issuing Bank. Canadian Issuing Bank may resign at any time upon notice to Agent and Canadian Borrower. On the effective date of such resignation, Canadian Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.4, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement Canadian Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Canadian Borrower.

~~2.5 German Letter of Credit Facility.~~

~~2.5.1. Issuance of German Letters of Credit. German Issuing Bank shall issue German Letters of Credit from time to time on and after the Closing Date until 30 days prior to the Facility Termination Date (or until the German Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:~~

~~(a) The German Borrower acknowledges that German Issuing Bank’s issuance of any German Letter of Credit is conditioned upon German Issuing Bank’s receipt of a LC Application with respect to the requested German Letter of Credit, as well as such other instruments and agreements as German Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. German Issuing Bank shall have no obligation to issue any German Letter of Credit unless (i) German Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a German Lender exists, such Lender or the German Borrower have entered into arrangements reasonably satisfactory to Agent and German Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, German Issuing Bank receives written notice from German Required Lenders that a LC Condition has not been satisfied, German Issuing Bank shall not issue the requested German Letter of Credit. Prior to receipt of any such notice, German Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.~~

~~(b) German Letters of Credit may be requested by the German Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any German Letter of Credit shall be treated as the issuance of a new German Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of German Issuing Bank.~~

~~(c) The German Borrower assumes all risks of the acts, omissions or misuses of any German Letter of Credit by the beneficiary. In connection with issuance of any German Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a German Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the German Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any German Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of German Issuing Bank under the Loan Documents shall be cumulative. German Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the German Borrower are discharged with proceeds of any German Letter of Credit.~~

~~(d) In connection with its administration of and enforcement of rights or remedies under any German Letters of Credit or LC Documents, German Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by German Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. German Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. German Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to German Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.~~

~~2.5.2. Reimbursement; Participations.~~

~~(a) If German Issuing Bank honors any request for payment under a German Letter of Credit, the German Borrower shall pay to German Issuing Bank, on the same day (“German Reimbursement Date”), the amount paid by German Issuing Bank under such German Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or German Issuing Bank (at their respective option) that it requires payment in Dollars, British Pounds, Swiss Francs or Euros calculated at the Spot Rate, together with interest at the interest rate for German Base Rate Loans from the German Reimbursement Date until payment by the German Borrower. The obligation of the German Borrower to reimburse German Issuing Bank for any payment made under a German Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any German Letter of Credit or the existence of any claim, setoff, defense or other right that the German Borrower may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, the German Borrower shall be deemed to have requested a Borrowing of a Term SOFR Revolver Loan (the initial Interest Period of which shall be one month commencing on the relevant Reimbursement Date) in an amount necessary to pay all amounts due German Issuing Bank on that German Reimbursement Date and each German Lender agrees to fund its Pro Rata share of such Borrowing whether or not the German Revolver Commitments have terminated, a German Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (other than Dollars, British Pounds, Swiss Francs and Euros) (such foreign currency, a “German Reimbursed Foreign Currency”) is to be reimbursed in Dollars, British Pounds, Swiss Francs or Euros pursuant to the first sentence in this Section 2.5.2(a); and (ii) the Dollars, British Pounds, Swiss Francs or Euros amount, as applicable, paid by the German Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the German Reimbursed Foreign Currency equal to the drawing, the German Borrower agrees, as a separate and independent obligation, to indemnify German Issuing Bank for the loss resulting from its inability on that date to purchase the German Reimbursed Foreign Currency in the full amount of the drawing.~~

~~(b) Upon issuance of a German Letter of Credit, each German Lender shall be deemed to have irrevocably and unconditionally purchased from German Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all German LC Obligations relating to the German Letter of Credit. If German Issuing Bank makes any payment under a German Letter of Credit and the German Borrower does not reimburse such payment on the German Reimbursement Date, Agent shall promptly notify German Lenders and each German Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of German Issuing Bank, the German Lender’s Pro Rata share of such payment in the same currency as required of the German Borrower in accordance with Section 2.5.2(a). Upon request by a German Lender, German Issuing Bank shall furnish copies of any German Letters of Credit and LC Documents in its possession at such time.~~

~~(c) The obligation of each German Lender to make payments to Agent for the account of German Issuing Bank in connection with German Issuing Bank’s payment under a German Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a German Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. German Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the German Borrower or other Person of any obligations under any LC Documents. German Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the~~

~~Collateral, LC Documents or any Obligor. German Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.~~

~~(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. German Issuing Bank shall not have any liability to any Lender if German Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from German Required Lenders.~~

~~2.5.3. Cash Collateral. If any German LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that German Availability is less than zero, or (c) within 10 Business Days prior to the German Revolver Commitment Termination Date, then the German Borrower shall, at German Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding German Letters of Credit and pay to German Issuing Bank the amount of all other German LC Obligations. The German Borrower shall, on demand by German Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a German Lender.~~

~~2.5.4. Resignation of German Issuing Bank. German Issuing Bank may resign at any time upon notice to Agent and the German Borrower. On the effective date of such resignation, German Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.2, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement German Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the German Borrower.~~

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a U.S. Base Rate Revolver Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a Term SOFR Revolver Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Term CORRA Loan, at Term CORRA for the applicable Interest Period, plus the Applicable Margin, (vi) if a U.K./Dutch Base Rate Loan, at the Foreign Base Rate in effect from time to time, plus the Applicable Margin, (vii) ~~if a German Base Rate Loan, at the Foreign Base Rate in effect from time to time, plus the Applicable Margin, (~~[reserved], (viii) if a SONIA Loan, at the SONIA Rate in effect from time to time, plus the Applicable Margin, (ix) ~~if a SARON Loan, at the SARON Rate in effect from time to time, plus the Applicable Margin,~~[reserved], (x) if a EURIBOR Loan, at the EURIBOR Rate for the applicable Interest Period, plus the Applicable Margin, (xi) if any other U.S. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Revolver Loans; (xii) if any other Canadian Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans; and (xiii) if any other U.K./Dutch Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Foreign Base Rate in effect from time to time, plus the Applicable Margin for U.K./Dutch Base Rate Loans~~; and (xiv) if any other German Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Foreign Base Rate in effect from time to time, plus the Applicable Margin for German Base Rate Loans~~. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower(s). If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars, Canadian Dollars, British Pounds~~, Swiss Francs~~ or Euros, as the case may be) of the underlying Revolver Loan (which shall be Dollars only in the case of any U.K./Dutch Base Rate Loan ~~or German Base Rate Loan~~).

(c) During an Insolvency Proceeding with respect to any Obligor ~~(other than any Insolvency Proceedings against a German Domiciled Obligor initiated by any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement)~~, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(d) Interest accrued on the Loans shall be due and payable (i) on the last day of the relevant Interest Period with respect to Interest Period Loans (or in the case of an Interest Period Loan with an Interest Period of more than three months’ duration, on each quarterly anniversary of the first day of such Interest Period) or, in arrears on the first day of each month with respect to Base Rate Loans~~,~~ and SONIA Loans ~~and SARON Loans~~, and (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date, interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date, and interest accrued on the U.K./Dutch Revolver Loans shall be due and payable in arrears on the U.K./Dutch ~~Revolver Commitment Termination Date, and interest accrued on the German Revolver Loans shall be due and payable in arrears on the German~~ Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(e) By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

3.1.2. Application of Term SOFR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans, the Canadian Base Rate Loans, or the U.K./Dutch Base Rate Loans~~, or the German Base Rate Loans~~, as applicable, to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no such Loan may be made, converted or continued as a Term SOFR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as Term SOFR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days (and at least four Business Days in the case of a U.K./Dutch ~~Revolver Loan or a German~~ Revolver Loan) before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Term SOFR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by a U.S. Borrower), Canadian Base Rate Loans (if owing by the Canadian Borrower), or a U.K./Dutch Base Rate Loan (if owing by a U.K./Dutch Borrower~~) or a German Base Rate Loan (if owing by the German Borrower~~). Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3. Application of Term CORRA to Outstanding Loans.

(a) Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Term CORRA Loan at the end of its Interest Period as, a Term CORRA Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term CORRA Loan.

(b) Whenever Canadian Borrower desires to convert or continue Loans as Term CORRA Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Term CORRA Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4. Application of EURIBOR Rate to Outstanding Loans. Whenever a U.K./Dutch Borrower ~~or the German Borrower~~ desires to convert or continue Loans as EURIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least four Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any EURIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, such Loans shall be continued as EURIBOR Loans with an Interest Period of one month.

3.1.5. Interest Periods. In connection with the making, conversion or continuation of any Term SOFR Loans, EURIBOR Loans or Term CORRA Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be (a) with respect to Term SOFR Loans, one month, three months or six months, (b) with respect to Term CORRA Loans, one month or three months, and (c) with respect to EURIBOR Loans, one month, three months, six months or such other period that is twelve months or less requested by the Borrower Agent and consented to by all the applicable Lenders; provided, however, that:

(i) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, EURIBOR Loan or Term CORRA Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(ii) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(iii) no Interest Period shall extend beyond: (i) the U.S. Revolver Commitment Termination Date in the case of any Revolving Loan owing by the U.S. Borrowers, (ii) the Canadian Revolver Commitment Termination Date in the case of any Loan owing by the Canadian Borrower, and (iii) the U.K./Dutch Revolver Commitment Termination Date in the case of any Loan owing by the U.K./Dutch Borrowers~~, and (iv) the German Revolver Commitment Termination Date in the case of any Loan owing by the German Borrower~~.

3.2 Fees.

3.2.1. Unused Line Fee.

(a) U.S. Borrowers shall, jointly and severally, pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the average daily U.S. Revolver Commitments exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit, in each case, during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

(b) Canadian Borrower shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Canadian Unused Line Fee Rate times the amount by which the average daily Canadian Revolver Commitments exceed the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit, in each case, during any month. Such fee shall be payable in arrears, on the first day of each month and on the Canadian Revolver Commitment Termination Date.

(c) The U.K./Dutch Borrowers shall, jointly and severally, pay to Agent, for the Pro Rata benefit of U.K./Dutch Lenders, a fee equal to the U.K./Dutch Unused Line Fee Rate times the amount by which the average daily U.K./Dutch Revolver Commitments exceed the average daily balance of U.K./Dutch Revolver Loans and stated amount of U.K./Dutch Letters of Credit, in each case, during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.K./Dutch Revolver Commitment Termination Date.

~~(d) The German Borrower shall pay to Agent, for the Pro Rata benefit of German Lenders, a fee equal to the German Unused Line Fee Rate times the amount by which the average daily German Revolver Commitments exceed the average daily balance of German Revolver Loans and stated amount of German Letters of Credit, in each case, during any month. Such fee shall be payable in arrears, on the first day of each month and on the German Revolver Commitment Termination Date.~~

3.2.2. U.S. LC Facility Fees. The U.S. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term SOFR Revolver Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the applicable U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the U.S. Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Canadian LC Facility Fees. The Canadian Borrower shall pay (a) to Agent, for the Pro Rata benefit of the Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term CORRA Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the Canadian Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4. U.K./Dutch LC Facility Fees. The U.K./Dutch Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the U.K./Dutch Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term SOFR Revolver Loans times the average daily stated amount of U.K./Dutch Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.K./Dutch Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the U.K./Dutch Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.K./Dutch Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the U.K./Dutch Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

~~3.2.5. German LC Facility Fees. The German Borrower shall pay (a) to Agent, for the Pro Rata benefit of the German Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Term SOFR Revolver Loans times the average daily stated amount of German Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each German Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the German Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of German Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the German Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.~~

3.2.5. [Reserved].

3.2.6. [Reserved].

3.2.7. Other Fees. Borrowers shall pay such other fees as described in the Fee Letters.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of (a) interest based on the U.S. Base Rate, Canadian Base Rate, Canadian Prime Rate or Term CORRA Screen Rate on the basis of a 365 day year, or (b) a Revolver Loan made in British Pounds, on the basis of a 365 or 366 day year, as the case may be. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.5, 3.7, 3.9 or 5.9, submitted to the Borrower Agent by Agent or the affected Lender or Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Domiciled Obligor confirms that it fully understands and is able to calculate the rate of interest applicable to Loans and other Obligations based on the methodology for calculating per annum rates provided for in this Agreement and each Canadian Domiciled Obligor hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or to any other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Domiciled Obligors as required pursuant to Section 4 of the Interest Act (Canada).

3.4 Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent and each Lender for all Extraordinary Expenses incurred by Agent or such Lender in reference to such Borrower Group or its related Obligations or Collateral. In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent for all reasonable and documented legal (limited in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one counsel to all Credit Parties, taken as a whole, and if deemed reasonably necessary by Agent, one local counsel in each applicable jurisdiction for all Credit Parties, taken as a whole, and in the case of an actual or perceived conflict of interest, (x) one additional counsel to each group of similarly situated affected Credit Parties, and (y) one additional local counsel to each group of similarly situated affected Credit Parties) and accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral for its Obligations, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and

(c) subject to any limits of Section 10.1.17(b), each inspection, audit or appraisal with respect to any Obligor within such Borrowers’ related Obligor Group or Collateral securing such Obligor Group’s Obligations, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements, a Borrowing Base Certificate, or a Compliance Certificate), it is determined that a higher Applicable Margin, U.S. Unused Line Fee Rate, Canadian Unused Line Fee Rate, or U.K./Dutch ~~Unused Line Fee Rate, or German~~ Unused Line Fee Rate should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the applicable Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Applicable Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid (provided that no Default or Event of Default shall be deemed to have occurred as a result of such shortfall in payment so long as such shortfall is paid within 10 Business Days’ of notice from Agent to Borrower Agent). All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Requirements of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, fund or commit to, participate in, or charge applicable interest or fees with respect to any Term SOFR Loans or Term CORRA Loans, or to determine or charge interest or fees based on SOFR, Term SOFR or Term CORRA, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in any applicable interbank market, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make maintain, fund, commit to, participate in or continue Term SOFR Loans or Term CORRA Loans, as applicable, or to convert U.S. Base Rate Loans or Canadian Base Rate Loans to Term SOFR Loans, or Canadian Prime Rate Loans to Term CORRA Loans, or U.K./Dutch Base Rate Loans ~~or German Base Rate Loans to~~to Term SOFR Loans, as applicable, shall be suspended, (b) if such notice asserts the illegality of such Lender to make or maintain U.S. Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans whose interest rate is determined by reference to Term SOFR or Term CORRA, as applicable, the interest rate applicable to such Lender’s U.S. Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of U.S. Base Rate or Canadian Base Rate, or the Term CORRA component of the Canadian Prime Rate, as applicable, in each case of clauses (a) and (b), until such Lender notifies Agent that the circumstances giving rise to such Lender’s determination no longer exist. Upon delivery of such notice, the applicable Borrower(s) with respect to such Loans shall prepay or, if applicable, convert all Term SOFR Loans of such Lender to U.S. Base Rate Loans, Canadian Base Rate Loans~~,~~ or U.K./Dutch ~~Base Rate Loans or German~~ Base Rate Loans (which alternative to prepayment aforesaid shall only be applicable in relation to any Term SOFR Loans of such Lenders to a U.K./Dutch Borrower ~~or the German Borrower~~, in each case, in the case of any such Term SOFR Loans denominated in Dollars), or all Term CORRA Loans to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Term CORRA Loans and charge applicable interest to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Term CORRA Loans. Upon any such prepayment or conversion, the applicable Borrower(s) with respect to such Loans shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. (a) If in connection with any request for a Term SOFR Loan, a Term CORRA Loan, a SONIA Loan~~, a SARON Loan~~ or a EURIBOR Loan, or a conversion to or continuation thereof, as applicable (i) Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.6(b) and the circumstances under clause (i) of Section 3.6(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate, as applicable, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the Applicable Currency for any determination date(s) or requested Interest Period with respect to a proposed Term SOFR Loan, Term CORRA Loan, SONIA Loan~~, SARON Loan~~ or EURIBOR Loan, or in connection with an existing or proposed U.S. Base Rate Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan, as applicable, or (ii) Agent or the U.S. Required Lenders, with respect to U.S. Revolver Loans, or the Canadian Required Lenders, with respect to Canadian Revolver Loans, or the U.K./Dutch Required Lenders, with respect to U.K./Dutch Revolver Loans, ~~or the German Required Lenders, with respect to German Revolver Loans,~~ determine that for any reason Term SOFR, SONIA, ~~SARON,~~ EURIBOR or Term CORRA for the Applicable Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Term CORRA Loan, SONIA Loan~~, SARON Loan~~ or EURIBOR Loan, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify the Borrower Agent and each Applicable Lender. Thereafter, (x) the obligation of the Applicable Lenders to make or maintain Term SOFR Loans, SONIA Loans, ~~SARON Loans,~~ EURIBOR Loans or Term CORRA Loans, or to convert U.S. Base Rate Loans or Canadian Base Rate Loans to Term SOFR Loans or to convert Canadian Prime Rate Loans to Term CORRA Loans shall be suspended (to the extent of the affected Term SOFR Loans, SONIA Loans, ~~SARON Loans,~~ EURIBOR Loans or Term CORRA Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the U.S. Base Rate or the Canadian Base Rate, or the Term CORRA component of the Canadian Prime Rate, the utilization of such component in determining the U.S. Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable, shall be suspended, in each case until Agent (or, in the case of a determination by U.S. Required Lenders, the Canadian Required Lenders~~,~~ or the U.K./Dutch ~~Required Lenders or the German~~ Required Lenders described above, until Agent upon instruction by the U.S. Required Lenders, Canadian Required Lenders~~,~~ or U.K./Dutch Required Lenders ~~or German Required Lenders~~, as applicable) revokes such notice. Upon receipt of such notice, (I) the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a Term SOFR Loan, SONIA Loan, ~~SARON Loan,~~ EURIBOR Loan or a Term CORRA Loan (to the extent of the affected Term SOFR Loan, SONIA Loan, ~~SARON Loan,~~ EURIBOR Loan or Term CORRA Loan or Interest Period) or, failing that, will be deemed to have converted such request into a request for a U.S. Base Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan, or a U.K./Dutch Base Rate Loan, ~~or a German Base Rate Loan~~ denominated in Dollars in the Dollar Equivalent of the amount specified therein, (II) any outstanding Term SOFR Loans shall convert to U.S. Base Rate Loans or Canadian Base Rate Loans, as applicable, at the end of their respective Interest Periods, (III) any outstanding Term CORRA Loans shall convert to Canadian Prime Rate Loans at the end of their respective Interest Periods, and (IV) any outstanding affected SONIA Loans, ~~SARON Loans~~ or EURIBOR Loans shall either (1) be converted into a U.K./Dutch ~~Base Rate Loan or a German~~ Base Rate Loan denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Loan (immediately in the case of SONIA ~~Loans and SARON~~ Loans and, in the case of EURIBOR Loans, at the end of the applicable Interest Period) or (2) be prepaid in full immediately, in the case of a SONIA Loan ~~or a SARON Loan~~, or at the end of the applicable Interest Period, in the case of a EURIBOR Loan; provided that if no election is made by the Borrower Agent (x) in the case of a SONIA Loan ~~or a SARON Loan~~, by the date that is three Business Days after receipt by the Borrower Agent of such notice of (y) in the case of a EURIBOR Loan, by the last day of the current Interest Period for the applicable EURIBOR Loan, the Borrower Agent shall be deemed to have elected clause (1) above.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for a currency, including because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to Agent, that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency after such specific date (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, in relation to Term SOFR Loans, on a date and time determined by Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) in relation to Term SOFR, if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) in relation to any Relevant Rate, if the events or circumstances of the type described in Section 3.6(b)(i) or (ii) have occurred with respect to the Relevant Rate then in effect, then in each case, Agent and the Borrower Agent may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate in accordance with this Section 3.6 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar credit facilities syndicated and agented in the United States and denominated in such Agreed Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar credit facilities syndicated and agented in the United States and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

Agent will promptly (in one or more notices) notify the Borrower Agent and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent in consultation with Parent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Agent shall post each such amendment implementing such Conforming Changes to the Borrower Agent and the Lenders reasonably promptly after such amendment becomes effective.

(c) [Reserved.]

(d) For purposes of this Section 3.6, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Agreed Currency shall be excluded from any determination of Required Lenders.

3.7 Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR, EURIBOR or Term CORRA) or any Issuing Bank;

(b) subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 (or would be covered by Section 5.9 but for exclusions in Sections 5.9.2(a) and 5.9.2(l)) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c) impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan, EURIBOR Loan or Term CORRA Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers (or the applicable Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower(s) of any Borrower Group shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if the Borrower(s) of any Borrower Group are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. The Borrower(s) of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a Term SOFR Loan, EURIBOR Loan or a Term CORRA Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Term SOFR Loan, EURIBOR Loan or a Term CORRA Loan occurs on a day other than the end of its Interest Period, (c) a Lender (other than a Defaulting Lender) is required to assign a Term SOFR Loan, EURIBOR Loan or Term CORRA Loan prior to the end of its Interest Period pursuant to Section 13.4, or (d) the Borrower(s) of any Borrower Group fail(s) to repay a Term SOFR Loan, EURIBOR Loan or a Term CORRA Loan when required hereunder, then such applicable Borrower(s) shall pay to Agent its customary administrative charge and to each Applicable Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds but excluding the Applicable Margin. The Lenders shall not be required to purchase deposits in any applicable interbank market or any other offshore market to fund any Term SOFR Loan or EURIBOR Loan or any Term CORRA Loan, but the provisions hereof shall be deemed to apply as if each Applicable Lender had purchased such deposits to fund its Term SOFR Loans, EURIBOR Loans or Term CORRA Loans, as applicable.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirements of Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Requirements of Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Obligor to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Requirements of Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Domiciled Obligors to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Domiciled Obligors to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Domiciled Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Domiciled Obligor. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Original Agreement Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers within a Borrower Group desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of U.S. Base Rate Loans, Canadian Prime Rate Loans, or Canadian Base Rate Loans, (ii) on the Business Day prior to the requested funding date, in the case of U.K./Dutch Base Rate Loans ~~or German Base Rate Loans~~, and (iii) at least three Business Days prior (and at least four Business Days in the case of a U.K./Dutch Revolver

Loan ~~or a German Revolver Loan~~) to the requested funding date, in the case of Term SOFR Loans, SONIA Loans~~, SARON Loans~~, EURIBOR Loans or Term CORRA Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a Term SOFR Loan (in the case of a Borrowing by the U.S. Borrowers), or as a Canadian Base Rate Loan, a Canadian Prime Rate Loan, Term SOFR Loan, or a Term CORRA Loan (in the case of a Borrowing by the Canadian Borrower), or as a U.K./Dutch Base Rate Loan, a Term SOFR Loan, a SONIA Loan or a EURIBOR Loan (in the case of a Borrowing by the U.K./Dutch Borrowers), ~~or as a German Base Rate Loan, a Term SOFR Loan, a SONIA Loan, a EURIBOR Loan or a SARON Loan (in the case of a Borrowing by a German Borrower),~~ (D) in the case of Term SOFR Loans, EURIBOR Loans or Term CORRA Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), and (E) in the case of a Borrowing by the Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b) Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Obligor Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses and LC Obligations, but excluding Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Revolver Loans, in the case of such Obligations owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Obligor, or to U.K./Dutch Base Rate Loans, in the case of such Obligations owing by a U.K./Dutch Domiciled Obligor~~, or to German Base Rate Loans, in the case of such Obligations owing by a German Domiciled Obligor~~. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations of an Obligor Group against any operating, investment or other account of an Obligor within such Obligor Group maintained with Agent or any of its Affiliates.

(c) If Borrowers within a Borrower Group establish a controlled disbursement account with Agent or any branch or Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Revolver Loans, in the case of insufficient funds owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Domiciled Obligor, or to U.K./Dutch Base Rate Loans, in the case of insufficient funds owing by a U.K./Dutch Domiciled Obligor~~, or to German Base Rate Loans, in the case of insufficient funds owing by a German Domiciled Obligor~~. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders.

(a) Each Applicable Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Applicable Time Zone) on the proposed funding date (and by 12:00 p.m. (Applicable Time Zone) on the Business Day prior to the proposed funding date, in the case of U.K./Dutch Base Rate Loans ~~and German Base Rate Loans~~) for U.S. Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans, or U.K./Dutch Base Rate Loans ~~or German Base Rate Loans~~, or by 3:00 p.m. (Applicable Time Zone) at least two Business Days before any proposed funding of Term SOFR Loans, SONIA Loans~~, SARON Loans~~, EURIBOR Loans or Term CORRA Loans. Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Applicable Time Zone) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower(s). If an Applicable Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then the Borrowers within the applicable Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance U.S. Swingline Loans to the U.S. Borrowers, up to an aggregate outstanding amount equal to 10% of the aggregate U.S. Revolver Commitments, unless the funding is specifically required to be made by all U.S. Lenders hereunder. Each U.S. Swingline Loan shall constitute a U.S. Base Rate Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.S. Borrowers to repay U.S. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. Agent (acting through its Canada branch) may, but shall not be obligated to, advance Canadian Swingline Loans to the Canadian Borrower, up to an aggregate outstanding amount equal to 10% of the aggregate Canadian Revolver Commitments, unless the funding is specifically required to be made by all Canadian Lenders hereunder. Each Canadian Swingline Loan shall constitute a Canadian Prime Rate Revolver Loan or a Canadian Base Rate Loan, as applicable, for all purposes, except that payments thereon shall be made to Agent (acting through its Canada branch) for its own account. The obligation of the Canadian Borrower to repay Canadian Swingline Loans shall be evidenced by the records of Agent (acting through its Canada branch) and need not be evidenced by any promissory note. Agent may, but shall not be obligated to, advance U.K./Dutch Swingline Loans to the U.K./Dutch Borrowers, up to an aggregate outstanding amount equal to 10% of the aggregate U.K./Dutch Revolver Commitments, unless the funding is specifically required to be made by all U.K./Dutch Lenders hereunder. Each U.K./Dutch Swingline Loan shall be made in and denominated only in Dollars, and shall constitute a U.K./Dutch Base Rate Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.K./Dutch Borrowers to repay U.K./Dutch Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. ~~Agent may, but shall not be obligated to, advance German Swingline Loans to the German Borrower, up to an aggregate outstanding amount equal to 10% of the aggregate German Revolver Commitments, unless the funding is specifically required to be made by all German Lenders hereunder. Each German Swingline Loan shall be made in and denominated only in Dollars, and shall constitute a German Base Rate Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the German Borrower to repay German Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.~~

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the

Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.S. Swingline Loan may not be settled among the U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Canadian Swingline Loan may not be settled among the Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.K./Dutch Swingline Loan may not be settled among the U.K./Dutch Lenders hereunder, then each U.K./Dutch Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore. ~~If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any German Swingline Loan may not be settled among the German Lenders hereunder, then each German Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore.~~

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender.

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts, in accordance with this Agreement, to the Borrowers of the Borrower Group to which such defaulted obligations relate. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fees under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2, Section 3.2.3, Section 3.2.4, and Section 3.2.5, as applicable, shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Cure. Borrowers, Agent and Issuing Banks may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Banks, or as expressly provided herein with respect to Bail-In Actions and related matters, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Term SOFR Loans, EURIBOR Loans, SONIA Loans, ~~SARON Loans,~~ Term CORRA Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans; Determination of Rate.

4.3.1. With respect to the U.S. Borrowers, (a) no more than 10 Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans to U.S. Borrowers having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (b) each Borrowing of Term SOFR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $1,000,000, in excess thereof.

4.3.2. With respect to the Canadian Borrower, (a) no more than 5 Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, (b) no more than 5 Borrowings of Term CORRA Loans may be outstanding at any time, and all Term CORRA Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, (c) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Term CORRA Loans, Cdn$1,000,000), or an increment of $1,000,000 (or, in the case of Term CORRA Loans, Cdn$1,000,000) in excess thereof, (d) and each Borrowing of Canadian Prime Rate Loans when made, continued or converted shall be in a minimum amount of Cdn$500,000 or an increment of Cdn$100,000 in excess thereof, and (e) each Borrowing of Canadian Base Rate Loans when made, continued or converted shall be in a minimum amount of $500,000 or an increment of $100,000 in excess thereof.

4.3.3. With respect to the U.K./Dutch Borrowers, (a) no more than 5 Borrowings of Term SOFR Loans and/or EURIBOR Loans may be outstanding at any time, and all Term SOFR Loans and EURIBOR Loans having the same length and beginning date of their Interest Periods and in the same Available Currency shall be aggregated together and considered one Borrowing for this purpose, and (b) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of SONIA Loans, £1,000,000 or, in the case of EURIBOR Loans, Euros 1,000,000) or an increment of $1,000,000 (or, in the case of SONIA Loans, £1,000,000 or, in the case of EURIBOR Loans, Euros 1,000,000), in excess thereof.

~~4.3.4. With respect to the German Borrower, (a) no more than 5 Borrowings of Term SOFR Loans and/or EURIBOR Loans may be outstanding at any time, and all Term SOFR Loans and/or EURIBOR Loans having the same length and beginning date of their Interest Periods and in the same Available Currency shall be aggregated together and considered one Borrowing for this purpose, and (b) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of SONIA Loans, £1,000,000, SARON Loans, CHF1,000,000 or EURIBOR Loans, Euros 1,000,000) or an increment of $1,000,000 (or, in the case of SONIA Loans, £1,000,000, SARON Loans, CHF1,000,000 or EURIBOR Loans, Euros 1,000,000), in excess thereof.~~

4.3.4. [Reserved].

4.3.5. Upon determining Term SOFR, EURIBOR or the Term CORRA for any Interest Period requested by the Borrower Agent on behalf of a Borrower Group, Agent shall promptly notify the Borrower Agent thereof by telephone or electronically and, if requested by the Borrower Agent, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower and other Obligor hereby designates Topgolf Callaway Brands Corp. (formerly known as Callaway Golf Company), a Delaware corporation (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower or other Obligor hereunder to Borrower Agent on behalf of such Borrower or other Obligor. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and other Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it. Each Borrower hereby releases the Borrower Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law~~, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)~~.

4.5 One Obligation. The Loans, LC Obligations and other Obligations of the applicable Borrower(s) of each Borrower Group and their respective Guarantors shall constitute one general obligation of such Borrower(s) of such Borrower Group and their respective Guarantors and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of such Borrower(s) of such Borrower Group and their respective Guarantors; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower or other Obligor to the extent of any Obligations jointly or severally owed by such Borrower or other Obligor to such Credit Party.

4.6 Effect of Termination. On the effective date of any termination of any of the Revolver Commitments, all Obligations with respect thereto shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.2, 2.3, 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

4.7 Sustainability Adjustments.

4.7.1. The Borrower Agent, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPI’s”) with respect to certain Environmental, Social and Governance (“ESG”) targets of Parent and its Subsidiaries. The Sustainability Coordinator and the Obligors may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent (who shall promptly notify the Borrower Agent) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Obligors and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on Parent’s performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable Applicable Margin for all Loans, U.S. Unused Line Fee Rate, Canadian Unused Line Fee Rate, and U.K./Dutch ~~Unused Line Fee Rate, and German~~ Unused Line Fee Rate will be made; provided, that the amount of such adjustments shall not exceed (i) a 0.05% increase and/or a 0.05% decrease in the otherwise applicable Applicable Margin for Loans, or (ii) a 0.01% increase and/or a 0.01% decrease in the otherwise applicable U.S. Unused Line Fee Rate, Canadian Unused Line Fee Rate, and U.K./Dutch Unused Line Fee ~~Rate, and German Unused Line Fee~~ Rate payable pursuant to Section 3.2.1, and such adjustments shall not be cumulative. The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles, and shall identify a sustainability assurance provider (the “Sustainability Assurance Provider”), which shall be a qualified external reviewer, independent of the Obligors, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, and is to be agreed between the Borrower Agent and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the U.S. Unused Line Fee Rate, Canadian Unused Line Fee Rate~~,~~ and U.K./Dutch ~~Unused Line Fee Rate and German~~ Unused Line Fee Rate payable pursuant to Section 3.2.1 or the Applicable Margin for Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

4.7.2. The Sustainability Coordinator will (i) assist the Borrower Agent in determining the ESG Pricing Provisions in connection with the ESG Amendment, and (ii) assist the Borrower Agent in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

4.7.3. This Section shall supersede any provisions in Section 14.1 to the contrary.

SECTION 5. PAYMENTS

5.1 General Payment Provisions.

5.1.1. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan, a EURIBOR Loan or a Term CORRA Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans by a Borrower Group shall be applied first to U.S. Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans, ~~German Base Rate Loans,~~ or U.K./Dutch Base Rate Loans, as applicable, of such Borrower Group and then to Term SOFR Loans, EURIBOR Loans or Term CORRA Loans, as applicable, of such Borrower Group.

5.1.2. All payments with respect to any U.S. Facility Obligations shall be made in Dollars. All payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars. All payments with respect to any U.K./Dutch Facility Obligations shall be made in British Pounds or, if any portion of such U.K./Dutch Facility Obligations is denominated in Euros, then in Euros or, if any portion of such U.K./Dutch Facility Obligations is denominated in Dollars, then in Dollars. ~~All payments with respect to any German Facility Obligations shall be made in Euros or, if any portion of such German Facility Obligations is denominated in British Pounds, then in British Pounds, if any portion of such German Facility Obligations is denominated in Swiss Francs, then in Swiss Francs, or, if any portion of such German Facility Obligations is denominated in Dollars, then in Dollars.~~

5.2 Repayment of Revolver Loans.

5.2.1. All U.S. Revolver Loans shall be due and payable in full on the U.S. Revolver Commitment Termination Date, all Canadian Revolver Loans shall be due and payable in full on the Canadian Revolver Commitment Termination Date, ~~all German Revolver Loans shall be due and payable in full on the German Revolver Commitment Termination Date,~~ and all U.K./Dutch Revolver Loans shall be due and payable in full on the U.K./Dutch Revolver Commitment Termination Date, in each case unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Term SOFR Loans, EURIBOR Loans and Term CORRA Loans, Section 3.9.

5.2.2. [Reserved].

5.2.3. Notwithstanding anything herein to the contrary, if an Overadvance exists (including as a result of any Disposition), the applicable Borrower(s) (i.e., the U.S. Borrowers in the case of a U.S. Overadvance, the Canadian Borrower in the case of a Canadian Overadvance, ~~the German Borrower in the case of a German Overadvance,~~ and the U.K./Dutch Borrowers in the case of a U.K./Dutch Overadvance) shall, on the sooner of Agent’s demand or the first Business Day after any such Borrower has knowledge thereof, repay the outstanding applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of a U.S. Overadvance, the Canadian Revolver Loans in the case of a Canadian Overadvance, ~~the German Revolver Loans in the case of a German Overadvance,~~ and the U.K./Dutch Revolver Loans in the case of a U.K./Dutch Overadvance) in an amount sufficient to reduce the principal balance of such Revolver Loans to the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of a U.S. Revolver Loans, the Canadian Borrowing Base in the case of Canadian Revolver Loans, ~~the German Borrowing Base in the case of German Revolver Loans,~~ and the U.K./Dutch Borrowing Base in the case of U.K./Dutch Revolver Loans).

5.3 [Reserved].

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers or any other Obligor is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by or on behalf of any Obligor, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) with respect to monies, payments, Property or Collateral of or from any U.S. Domiciled Obligor:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii) second, to all Extraordinary Expenses owing to any U.S. Lender;

(iii) third, to all amounts owing to Agent on U.S. Swingline Loans;

(iv) fourth, to all amounts owing to U.S. Issuing Banks on account of U.S. LC Obligations;

(v) fifth, to all Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors~~, the German Domiciled Obligors~~ or U.K./Dutch Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vi) sixth, to all U.S. Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors~~, German Domiciled Obligors~~ or U.K./Dutch Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vii) seventh, to Cash Collateralize the U.S. LC Obligations;

(viii) eighth, to all U.S. Revolver Loans and Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor, including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor;

(ix) ninth, to all other U.S. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors~~, German Domiciled Obligors~~ or U.K./Dutch Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors); and

(x) tenth, ratably: (i) to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor, and (ii) to be applied in accordance with clause (c) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any U.K./Dutch Domiciled Obligor ~~and (iii) to be applied in accordance with clause (d) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any German Domiciled Obligor~~.

(b) with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above~~,~~ and subclause (x) of clause (c) below ~~and subclause (x) of clause (d) below~~:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Obligor;

(ii) second, to all Extraordinary Expenses owing to any Canadian Lender;

(iii) third, to all amounts owing to Agent (acting through its Canada branch) on Canadian Swingline Loans;

(iv) fourth, to all amounts owing to the Canadian Issuing Bank on account of Canadian LC Obligations;

(v) fifth, to all Canadian Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor (exclusive of any such amounts owing by the ~~German Domiciled Obligors or~~ U.K./Dutch Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors);

(vi) sixth, to all Canadian Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor (exclusive of any such amounts owing by the ~~German Domiciled Obligors or~~ U.K./Dutch Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors);

(vii) seventh, to Cash Collateralize the Canadian LC Obligations;

(viii) eighth, to all Canadian Revolver Loans and Noticed Hedges of any Canadian Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation) of any Canadian Domiciled Obligor;

(ix) ninth, to all other Canadian Facility Obligations (exclusive of any such amounts owing by the ~~German Domiciled Obligors or~~ U.K./Dutch Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors); and

(x) tenth, ~~ratably: (i)~~ to be applied in accordance with clause (c) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any U.K./Dutch Domiciled Obligor ~~and (ii) to be applied in accordance with clause (d) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any German Domiciled Obligor~~.

(c) with respect to monies, payments, Property or Collateral of or from any U.K./Dutch Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above~~,~~ and subclause (x) of clause (b) above ~~and subclause (x) of clause (d) below~~:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.K./Dutch Domiciled Obligor;

(ii) second, to all Extraordinary Expenses owing to any U.K./Dutch Lender;

(iii) third, to all amounts owing to Agent on U.K./Dutch Swingline Loans;

(iv) fourth, to all amounts owing to the U.K./Dutch Issuing Bank on account of U.K./Dutch LC Obligations;

(v) fifth, to all U.K./Dutch Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.K./Dutch Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors ~~or German Domiciled Obligors~~ which are guaranteed by the U.K./Dutch Domiciled Obligors);

(vi) sixth, to all U.K./Dutch Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any U.K./Dutch Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors ~~or German Domiciled Obligors~~ which are guaranteed by the U.K./Dutch Domiciled Obligors);

(vii) seventh, to Cash Collateralize the U.K./Dutch LC Obligations;

(viii) eighth, to all U.K./Dutch Revolver Loans and Noticed Hedges of any U.K./Dutch Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the U.K./Dutch Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.K./Dutch Borrowing Base immediately prior to the time of such allocation) of any U.K./Dutch Domiciled Obligor;

(ix) ninth, to all other U.K./Dutch Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors ~~or German Domiciled Obligors~~ which are guaranteed by the U.K./Dutch Domiciled Obligors); and

(x) tenth, ~~ratably: (i)~~ to be applied in accordance with clause (b) above, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor ~~and (ii) to be applied in accordance with clause (d) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any German Domiciled Obligor~~.

~~(d) with respect to monies, payments, Property or Collateral of or from any German Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above, subclause (x) of clause (b) above and subclause (x) of clause (c) above:~~

~~(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any German Domiciled Obligor;~~

~~(ii) second, to all Extraordinary Expenses owing to any German Lender;~~

~~(iii) third, to all amounts owing to Agent on German Swingline Loans;~~

~~(iv) fourth, to all amounts owing to the German Issuing Bank on account of German LC Obligations;~~

~~(v) fifth, to all German Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any German Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K./Dutch Domiciled Obligors which are guaranteed by the German Domiciled Obligors);~~

~~(vi) sixth, to all German Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any German Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K./Dutch Domiciled Obligors which are guaranteed by the German Domiciled Obligors);~~

~~(vii) seventh, to Cash Collateralize the German LC Obligations;~~

~~(viii) eighth, to all German Revolver Loans and Noticed Hedges of any German Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the German Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the German Borrowing Base immediately prior to the time of such allocation) of any German Domiciled Obligor;~~

~~(ix) ninth, to all other German Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K./Dutch Domiciled Obligors which are guaranteed by the German Domiciled Obligors); and~~

~~(x) tenth, ratably: (i) to be applied in accordance with clause (b) above, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor and (ii) to be applied in accordance with clause (c) above, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any U.K./Dutch Domiciled Obligor.~~

5.6.2. General Application Provisions. Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is the last reported amount. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and the order of allocation within each of subclauses (a), (b), (c) or (d) may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower; provided that no amounts may be applied to any purpose other than as set forth in subclauses (a), (b), (c) or (d), respectively, without the consent of Borrower Agent.

5.6.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments.

5.7.1. Dominion Account(s) of U.S. Borrowers. The ledger balance in the main Dominion Account of the U.S. Borrowers as of the end of a Business Day shall be applied to the U.S. Facility Obligations of the U.S. Borrowers at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the U.S. Borrowers and shall be made available to the U.S. Borrowers as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, each U.S. Borrower and each other U.S. Facility Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the U.S. Facility Obligations, in such manner as Agent deems advisable.

5.7.2. Dominion Account(s) of Canadian Borrower. The ledger balance in the main Dominion Account of the Canadian Borrower as of the end of a Business Day shall be applied to the Canadian Facility Obligations of the Canadian Borrower at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the Canadian Borrower and shall be made available to the Canadian Borrower as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, the Canadian Borrower and each other Canadian Facility Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Canadian Facility Obligations, in such manner as Agent deems advisable.

5.7.3. Dominion Account(s) of U.K. Borrowers. The ledger balance in the main Dominion Account of the U.K. Borrowers as of the end of a Business Day occurring on and after the Closing Date shall be applied to the U.K./Dutch Facility Obligations of the U.K./Dutch Borrowers at the beginning of the next Business Day during any Dominion Trigger Period. If, at the end of a Business Day occurring after the Closing Date, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the U.K. Borrowers and shall be made available to the U.K. Borrowers as long as the Obligations have not been accelerated on account of an Event of Default and in any event subject to the terms of the U.K. Security Agreements. During any Dominion Trigger Period, each of the U.K. Borrowers and each other U.K./Dutch Facility Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the U.K./Dutch Facility Obligations, in such manner as Agent deems advisable.

~~5.7.4. Dominion Account(s) of German Borrower. The ledger balance in the main Dominion Account of the German Borrower as of the end of a Business Day shall be applied to the German Facility Obligations of the German Borrower at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the German Borrower and shall be made available to the German Borrower as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, the German Borrower and each other German Facility Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the German Facility Obligations, in such manner as Agent deems advisable.~~

5.7.4. [Reserved].

5.7.5. Dominion Account(s) of the Dutch Borrower. The ledger balance in the main Dominion Account of the Dutch Borrower as of the end of a Business Day shall be applied to the U.K./Dutch Facility Obligations of the U.K./Dutch Borrowers at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the Dutch Borrower and shall be made available to the Dutch Borrower as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, the Dutch Borrower and each other U.K./Dutch Facility Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the U.K./Dutch Facility Obligations, in such manner as Agent deems advisable.

5.8 Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain, in accordance with its usual and customary practices, an account or accounts (“Loan Account”) evidencing the Indebtedness of each of the Borrower(s) within each Borrower Group resulting from each Loan made to such Borrower Group or issuance of a Letter of Credit for the account of such Borrower(s) from time to time. Any failure of Agent to record anything in any Loan Account, or any error in doing so, shall not limit or otherwise affect the obligations of the applicable Borrower(s) to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower and other Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations as and to the extent provided herein or in the other Loan Documents.

5.8.2. Entries Binding. Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1. Payments Free of Taxes. All payments by or on behalf of any Obligor hereunder shall be free and clear of and without withholding or deduction for any Taxes. If Requirements of Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrowers or other Obligors shall be increased so that Agent, each Lender and each Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including withholdings or deductions applicable to additional sums payable under this Section) had been made. In addition, Borrowers and the other Obligors shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payments Free of Tax by the U.K. Borrowers.

(a) Payments Free of Tax. A payment by the U.K. Borrowers under this Agreement shall not be increased under Section 5.9.1 above by reason of a withholding or deduction on account of Tax imposed by the United Kingdom (“Tax Deduction”), if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a U.K. Qualified Lender, but on that date that Lender is not or has ceased to be a U.K. Qualified Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii) the relevant Lender is a U.K. Qualified Lender solely by virtue of paragraph (i)(B) of the definition of U.K. Qualified Lender; and (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of ITA which relates to the payment and that Lender has received from the U.K. Borrowers making the payment a certified copy of that Direction; and (B) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii) the Lender is a U.K. Qualified Lender solely by virtue of paragraph (i)(B) of the definition of U.K. Qualified Lender and (A) the Lender has not given a U.K. Tax Confirmation to the U.K. Borrowers; and (B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a U.K. Tax Confirmation to the U.K. Borrowers, on the basis that the U.K. Tax Confirmation would have enabled the U.K. Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of Section 930 of ITA; or

(iv) the relevant Lender is a Treaty Lender and the U.K. Borrowers making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 5.9.2(d) below.

(b) Timing and Amount. If the U.K. Borrowers are required to make a Tax Deduction, the U.K. Borrowers shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(c) Evidence of Payment. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the U.K. Borrowers shall deliver to the Agent for the Lender or the Agent entitled to the payment a statement under Section 975 of ITA or other evidence reasonably satisfactory to that Lender or the Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(d) Co-operation between a Treaty Lender and the U.K. Borrowers. A Treaty Lender and the U.K. Borrowers making a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for U.K. Borrowers to obtain authorization to make that payment without a Tax Deduction.

(e) Exceptions. Nothing in Section 5.9.2(d) above shall require a Treaty Lender to: (a) register under the HMRC DT Treaty Passport scheme; (b) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or (c) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.9.2(h) below or Section 5.9.2(o) below and the Obligor making that payment has complied with its obligations under Section 5.9.2(i) below or Section 5.9.2(p) below.

(f) Existing Lenders. A U.K. Non-Bank Lender which becomes a Lender on the day on which this Agreement is entered into gives a U.K. Tax Confirmation to the U.K. Borrowers by entering into this Agreement.

(g) Notice. A U.K. Non-Bank Lender shall promptly notify the U.K. Borrowers and the Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

(h) HMRC DT Treaty Passport schemes. A Treaty Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 5.9.9.

(i) Form DTTP2. Where a Lender includes the indication described in Section 5.9.2(h) above in Schedule 5.9.9, the U.K. Borrowers shall, to the extent that such Lender is a Lender under the facilities made available to the U.K. Borrowers pursuant to Section 2.1 or Section 2.2, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide such Lender with a copy of that filing.

(j) No Filings. If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.9.2(h) above or Section 5.9.2(o) below, no Obligor shall file a form DTTP2 or any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s commitment(s) or its participation in any facility made available under this Agreement.

(k) Payment. Obligors shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Banks for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) paid by Agent, any Lender or any Issuing Bank, with respect to any Obligations of such Borrower’s Borrower Group, Letters of Credit of such Borrower’s Borrower Group or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or an Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or an Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by any Obligor, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

(l) Payment by the U.K. Borrowers. Section 5.9.2(k) shall not apply:

(i) with respect to any Tax assessed on a Lender or the Agent: (A) under the law of the jurisdiction in which that Lender or the Agent is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender or the Agent is treated as resident for tax purposes or (B) under the law of the jurisdiction in which that Lender’s or the Agent’s lending office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender or the Agent; or

(ii) to the extent a loss, liability or cost: (A) is compensated for by an increased payment under Section 5.9.1 or (B) would have been compensated for by an increased payment under Section 5.9.1 but was not so compensated solely because one of the exclusions in Section 5.9.2(a) applied.

(m) Tax Credit. If the U.K. Borrowers make a payment under Section 5.9.1 or Section 5.9.2(k) (a “U.K. Tax Payment”) and either a Lender or the Agent determines that (i) a Tax Credit is attributable either to an increased payment of which that U.K. Tax Payment forms part, or to that U.K. Tax Payment and (ii) that Lender or the Agent has obtained, utilized and retained that Tax Credit, that Lender or the Agent shall pay an amount to the U.K. Borrowers which that Lender or the Agent determines will leave it (after that payment) in the same after-Tax position as it would have been in had the U.K. Tax Payment not been required to be made by the U.K. Borrowers.

(n) New Lenders. Each Lender which becomes a party to this Agreement in the capacity of a U.K./Dutch Lender after the date of this Agreement (“New Lender”) shall indicate, at the time it becomes a New Lender, on and for the benefit of the Agent and without liability to the U.K. Borrowers, which of the following categories it falls in: (i) not a U.K. Qualified Lender; (ii) a U.K. Qualified Lender (other than a Treaty Lender); or (iii) a Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 5.9.2(n) then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a U.K. Qualified Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the U.K. Borrowers). For the avoidance of doubt, an assignment in accordance with Section 13.3 shall not be invalidated by any failure of a New Lender to comply with this Section 5.9.2(n).

(o) HMRC DT Treaty Passport schemes – New Lenders. A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the assignment notice which it executes pursuant to, or in connection with, Section 13.3 below by including its scheme reference number and its jurisdiction of tax residence in that assignment notice.

(p) Form DTTP2 – New Lenders. Where a New Lender includes the indication described in Section 5.9.2(o) above in the relevant assignment notice the U.K. Borrowers shall, to the extent that that New Lender becomes a Lender under a facility which is made available to the U.K. Borrowers pursuant to Section 2.1 or Section 2.2, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of that assignment and shall promptly provide the Lender with a copy of that filing.

5.9.3. FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Amended Original Closing Date, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.10 Lender Tax Information.

5.10.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Requirements of Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Requirements of Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the U.S. Facility Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3. Lender Obligations. Each Lender and each Issuing Bank shall promptly notify Borrower Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and each Issuing Bank, in each case severally and not jointly with the other Lenders and/or applicable Issuing Bank, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the affected Borrower to which such Lender or such Issuing Bank (as applicable) has issued a Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against such affected Borrower or Agent by any Governmental Authority due to such Lender’s or such Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and each Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or such Issuing Bank under any Loan Document.

5.11 Guarantee by Obligors.

5.11.1. Guarantee by U.S. Domiciled Obligors.

(a) Joint and Several Liability. Each U.S. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Obligations and all agreements of each other Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a U.S. Facility Guarantor, a Canadian Facility Guarantor, ~~a German Facility Guarantor,~~ and a U.K./Dutch Facility Guarantor hereunder. Each U.S. Domiciled Obligor agrees that its guaranty or guarantee of obligations as a U.S. Facility Guarantor, a Canadian Facility Guarantor, ~~a German Facility Guarantor,~~ and a U.K./Dutch Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor under the Requirements of Law of its jurisdiction; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Debtor Relief Laws or other Requirements of Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Debtor Relief Laws or other Requirements of Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Debtor Relief Laws or other Requirements of Law or otherwise; (h) any Debtor Relief Law or other insolvency, debtor relief or debt adjustment law; (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b) Waivers.

(i) Each U.S. Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Requirements of Law pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the applicable Obligations shall be conclusively deemed to be the amount of the applicable Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(ii) If any U.S. Domiciled Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each U.S. Domiciled Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Obligor shall be the maximum amount that could then be recovered from such U.S. Domiciled Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance Requirements of Law, or the Requirements of Law in Canada or any province or territory thereof, or in England ~~or Germany~~.

(iii) Each U.S. Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each other U.S. Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each U.S. Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.2. Guarantee by Canadian ~~Domiciled Obligors, German~~ Domiciled Obligors and U.K./Dutch Domiciled Obligors.

(a) Joint and Several Liability. ~~Subject to Section 5.11.7 and to any Requirements of Law limitations with respect to the German Domiciled Obligors, each Canadian Domiciled Obligor, German~~Each Canadian Domiciled Obligor and U.K./Dutch Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Canadian Facility Obligations, U.K./Dutch Facility Obligations, ~~German Facility Obligations,~~ and all agreements of each other Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor and U.K./Dutch Domiciled Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a Canadian Facility Guarantor~~, a German Facility Guarantor~~ and a U.K./Dutch Facility Guarantor hereunder. Each Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor and U.K./Dutch Domiciled Obligor agrees that its guaranty or guarantee of obligations as a Canadian Facility Guarantor~~, a German Facility Guarantor~~ and a U.K./Dutch Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Requirements of Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Requirements of Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Requirements of Law or otherwise; (h) any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Insolvency Act 1986 of England and the Enterprise Act 2002 of England); (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b) Waivers.

(i) Each Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor and U.K./Dutch Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor or other Person, whether because of any Requirements of Law pertaining to “election of remedies” or otherwise, each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor shall not impair any other Canadian ~~Domiciled Obligor’s, German~~ Domiciled Obligor’s or U.K./Dutch Domiciled Obligor’s obligation to pay the full amount of the Obligations it is jointly and severally liable for and has guaranteed under the Loan Documents. Each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Canadian Domiciled Obligor’s~~, German Domiciled Obligor’s~~ or U.K./Dutch Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the applicable Obligations shall be conclusively deemed to be the amount of the applicable Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Canadian ~~Domiciled Obligor’s, German~~ Domiciled Obligor’s and U.K./Dutch Domiciled Obligor’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor is primarily liable, as described below, and (ii) such Canadian Domiciled Obligor’s~~, German Domiciled Obligor’s~~ and U.K./Dutch Domiciled Obligor’s U.K./Canadian~~/German~~ Allocable Amount.

(ii) If any Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor or U.K./Dutch Domiciled Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor is primarily liable) (a “U.K./Canadian~~/German~~ Guarantor Payment”) that, taking into account all other U.K./Canadian~~/German~~ Guarantor Payments previously or concurrently made by any other Canadian Domiciled ~~Obligor, German Domiciled~~

Obligor or U.K./Dutch Domiciled Obligor, exceeds the amount that such Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor would otherwise have paid if each Canadian Domiciled ~~Obligor, German Domiciled~~ Obligor and U.K./Dutch Domiciled Obligor had paid the aggregate Obligations satisfied by such U.K./Canadian~~/German~~ Guarantor Payments in the same proportion that such Canadian ~~Domiciled Obligor’s, German~~ Domiciled Obligor’s or U.K./Dutch Domiciled Obligor’s U.K./Canadian~~/German~~ Allocable Amount bore to the total U.K./Canadian~~/German~~ Allocable Amounts of all Canadian ~~Domiciled Obligors, German~~ Domiciled Obligors and U.K./Dutch Domiciled Obligors, then such Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor or U.K./Dutch Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor for the amount of such excess, pro rata based upon their respective U.K./Canadian~~/German~~ Allocable Amounts in effect immediately prior to such U.K./Canadian~~/German~~ Guarantor Payment. The “U.K./Canadian~~/German~~ Allocable Amount” for any Canadian ~~Domiciled Obligor, German~~ Domiciled Obligor or U.K./Dutch Domiciled Obligor shall be the maximum amount that could then be recovered from such Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or U.K./Dutch Domiciled Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance Requirements of Law, or the Requirements of Law in Canada~~, Germany~~ or any province or territory thereof, or in England ~~and with respect to the German Domiciled Obligors, subject to Section 5.11.7~~.

(iii) ~~Subject to Section 5.11.7 and to any Requirements of Law limitations with respect to the German Domiciled Obligors, each Canadian Domiciled Obligor, each German~~Each Canadian Domiciled Obligor and each U.K./Dutch Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and U.K./Dutch Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Canadian Domiciled Obligor~~, German Domiciled Obligor~~ and each U.K./Dutch Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.3. No Limitation. Nothing contained in this Section 5.11 shall limit the liability of any Obligor to pay Loans made directly or indirectly to that Obligor (including Loans advanced to any other Obligor and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support such Obligor’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4. Joint Enterprise. Each Obligor has requested that Agent and Lenders make the credit facilities available to the applicable Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. The Obligors believe that the credit facilities provided to the applicable Borrowers under this Agreement will enhance the borrowing power of each Borrower and ease administration of such credit facilities, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to Obligors and at Obligors’ request.

5.11.5. California Waivers.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any of the Loan Documents, each of the Obligors hereby understands and acknowledges that if Agent forecloses judicially or nonjudicially against any Collateral consisting of Real Estate located in California for the Obligations, that foreclosure could impair or destroy any ability that the Obligors may have to seek reimbursement, contribution, or indemnification from one another based on any right any Obligor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Obligors under this Agreement. Each of the Obligors further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Obligors’ rights, if any, may entitle the Obligors to assert a defense to this Agreement based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Obligor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that the Obligors will be fully liable under this Agreement even though Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that the Obligors will not assert that defense in any action or proceeding which Agent may commence to enforce this Agreement or any other Loan Document; (iii) acknowledges and agrees that the rights and defenses waived by the Obligors in this Agreement include any right or defense that the Obligors may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Agent and the Lenders are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which Agent and the Lenders are receiving for creating the Obligations.

(b) Each of the Obligors waives all rights and defenses that each Obligor may have because of any of the Obligations is secured by Real Estate. This means, among other things: (i) Agent may collect from the Obligors without first foreclosing on any real or personal property collateral pledged by the Obligors; and (ii) if Agent forecloses on any Collateral consisting of Real Estate pledged by the Obligors: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price, and (B) Agent may collect from the Obligors even if Agent, by foreclosing on the Collateral consisting of Real Estate, has destroyed any right the Obligors may have to collect from one another. This is an unconditional and irrevocable waiver of any rights and defenses the Obligors may have because any of the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each of the Obligors waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

5.11.6. Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

5.11.7. [Reserved].

~~5.11.7. German Limitations. On the basis of the judgments LG Darmstadt, 25.4.2013 – 16 O 195/12, OLG Frankfurt a. M., 8.11.2013 – 24 U 80/13 A, BGH, 10.1.2017 – II ZR 94/15 and BGH, 21.3.2017 – II ZR 93/16 the respective directors (Geschäftsführer) of each German Facility Obligor incorporated or established (as the case may be) in Germany (a “German Guarantor”) have assessed the financing concept provided for in connection with this Agreement and are satisfied by its robustness. In the case that during the lifetime of this Agreement the directors of a German Guarantor reasonably expect to suffer a personal liability in the case of an enforcement of this Section 5.11, the Secured Parties agree to the following limitations in order to avoid a personal liability of the directors (Geschäftsführer) or managing directors, respectively, of that German Guarantor (and/ or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner’s directors (Geschäftsführer)) as follows:~~

~~(a) To the extent a German Guarantor guarantees or indemnifies any obligations under this Section 5.11 or any other provision of the Loan Documents of any of its Holding Companies or Affiliates (other than a Subsidiary of that German Guarantor) and that the German Guarantor is a GmbH, a GmbH & Co. KG or a GmbH & Co. KGaA, the enforcement of the respective obligations of that German Guarantor under this Section 5.11 (or any other relevant provision of the Loan Documents) shall, subject to paragraphs (b) to (d) below, be limited to the amount that would not lead to the situation, that (i) such German Guarantor’s net assets (for the purposes of this clause net assets means the assets (taking into consideration the assets listed under Section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (HGB)) less the aggregate of its liabilities (taking into consideration the liabilities listed under Section 266 paragraph 3 B, C, D and E of the German Commercial Code (HGB)) of the German Guarantor in each case as calculated in accordance with the applicable law at that time fall below its (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) or (ii), if its (or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner’s) net assets are already below its (or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner’s) registered share capital, the existing shortage in its (or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner’s) net assets would be further increased in each case in violation of Sections 30, 31 of the German Limited Liability Companies’ Act (GmbHG).~~

~~(b) The limitations set out in paragraph (a) of this Section 5.11.7 only apply:~~

~~(i) if and to the extent that the managing directors on behalf of such German Guarantor have evidenced (in reasonable detail) in writing to the Agent (a “German Management Confirmation”) within 15 Business Days of demand under this Section 5.11 (or the respective other provision of the Loan Documents) the amount of the obligations under this Section 5.11 (or the respective other provision of the Loan Documents) which cannot be met without causing the net assets of such German Guarantor (or, in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner) to fall below its registered share capital or further reducing an existing shortage of its net assets below its registered share capital; and~~

~~(ii) in case a Lender raises an objection against the German Management Confirmation and the Agent notifies the respective German Guarantor of such objection, if the Agent receives within 25 Business Days after such notification a written audit report prepared at the expense of the relevant German Guarantor by a firm of auditors of international standard and reputation that has been appointed by the respective German Guarantor with a view to investigating to what extent the net assets of that German Guarantor (or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner) exceeded its registered share capital.~~

~~(c) The limitations set out in paragraph (a) of this Section 5.11.7 shall not apply to a guarantee in respect of loans made to the German Guarantor under this Agreement to the extent they are on-lent to, or letters of credit (or similar instruments under any Ancillary Facility) to the extent issued for the benefit of, that German Guarantor or its Subsidiaries (and/ or in the case of a GmbH & Co. KG or a GmbH & Co. KGaA, its general partner and the general partner’s Subsidiaries) and such amount on-lent or benefit granted has not been returned prior to the time of the intended enforcement.~~

~~(d) In any event the Secured Parties shall be entitled to enforce the guarantee and indemnities up to the amount that is undisputed between them and the relevant German Guarantor and, in relation to the amount which is disputed, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to provide evidence that the disputed amount is necessary for maintaining its or its general partner’s registered share capital or avoiding a further reduction of an existing shortage of its net assets below its registered share capital.~~

~~(e) In any event the Secured Parties shall be entitled to enforce the guarantee and indemnities without any limitations if:~~

~~(i) a domination and/ or profit and loss pooling agreement (Beherrschungs- und/ oder Gewinnabführungsvertrag) has been entered into with the German Guarantor as dominated party (beherrschtes Unternehmen);~~

~~(ii) the German Guarantor has an adequate counterclaim (vollwertiger Gegenanspruch) against its shareholder for the indemnification of any amount paid by it under the guarantee and indemnities;~~

~~(iii) insolvency proceedings have been opened in relation to that German Guarantor;~~

~~(iv) by law, changes in applicable law or applicable court rulings of the Federal Supreme Court the limitations set out in this Section 5.11.7 are not deemed to be longer required to protect the management of the German Guarantor; or~~

~~(v) the German Guarantor has not complied with its obligations under this Section 5.11.7.~~

~~(f) Subject to paragraphs (g) and (h) below, any guarantee and/or indemnity granted under this Section 5.11 by a German Guarantor that is incorporated as a stock corporation (Aktiengesellschaft) or a partnership limited by shares (Kommanditgesellschaft auf Aktien), including, for the avoidance of doubt, a GmbH & Co. KGaA, or any Subsidiary of such German Guarantor shall not secure liabilities which are owed by direct or indirect shareholders of such German Guarantor or Subsidiaries of such shareholders (for the avoidance of doubt, such subsidiaries not to include the German Guarantor and its Subsidiaries) except if and for so long as the German Guarantor is a party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) within the meaning of section 291 of the German Stock Corporation Act (Aktiengesetz) as the dominated party with a direct or indirect shareholder or any Subsidiary of such shareholder (for the avoidance of doubt, such Subsidiaries not to include the German Guarantor and its Subsidiaries) as the dominating party.~~

~~(g) If a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) within the meaning of section 291 of the German Stock Corporation Act (Aktiengesetz) is in force between the German Guarantor and a direct or indirect shareholder or any Subsidiary of such shareholder (for the avoidance of doubt, such Subsidiaries not to include the German Guarantor and its Subsidiaries) with the direct or indirect shareholder or relevant Subsidiary as the dominating party, any guarantee and/or indemnity granted under this Section 5.11 by the German Guarantor or by any Subsidiary of such German Guarantor shall be fully enforceable (vollstreckbar), except that it shall not be enforceable (vollstreckbar) if and to the extent that despite the existence of such circumstances there would be a violation of section 57 para. 1 sentence 1 or section 71a para. 1 sentence 1 of the German Stock Corporation Act (Aktiengesetz).~~

~~(h) Except if and to the extent that despite the existence of the circumstances set out in paragraphs (i) to (iii) below there would be a violation of section 57 para. 1 sentence 1 or section 71a para. 1 sentence 1 of the German Stock Corporation Act (Aktiengesetz), the restrictions in paragraphs (f) and (g) above shall not apply to any amounts which:~~

~~(i) correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the German Guarantor or any of its Subsidiaries, in each case to the extent that any such on-lent or passed-on funds are still outstanding at the date a demand is made under any guarantee and/or indemnity granted under this Section 5.11 (in each case, the “Demand Date”);~~

~~(ii) correspond to letters of credit or bank guarantees issued for the benefit of creditors of the German Guarantor or any of its Subsidiaries by a Secured Party under the Loan Documents, in each case to the extent outstanding at the Demand Date; or~~

~~(iii) are covered (and to the extent they are covered) by a fully recoverable indemnity claim or claim for refund (vollwertiger und durchsetzbarer Gegenleistungs- oder Rückgewähranspruch) of the German Guarantor against its shareholder that can be accounted for in the balance sheet of the German Guarantor at full value (vollwertig),~~

~~provided that the Agent has waived with binding effect on the Secured Parties any restrictions otherwise applicable to the German Guarantor under the Loan Documents with respect to demanding, enforcing, setting off or otherwise claiming or discharging any of its recourse claims (if any) arising as a result of the enforcement of any guarantee and/or indemnity granted under this Section 5.11 so that it shall be permitted for the German Guarantor to (1) set off its recourse claim (if any) against the loan obligation in respect of any amounts so on-lent to it, (2) otherwise use its recourse claim (if any) to settle or discharge such loan obligation, or (3) to claim to be indemnified by another Obligor (including to bring legal or other proceedings against another Obligor in that regard).~~

~~(i) The restrictions set forth in paragraph (a) or paragraph (f) of this Section 5.11.7 shall not imply any full or partial waiver of any amount owed under the guarantee and indemnity under this Section 5.11, but shall impede only temporarily the enforcement of the guarantee and indemnity under this Section 5.11 to the extent the enforcement of the guarantee and indemnity under this Section 5.11 is limited by the restrictions set forth in paragraph (a) or paragraph (f), respectively, of this Section 5.11.7.~~

5.11.8. ~~5.11.8~~ U.K. Limitations. The guarantees under this Section 5.11 shall not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 and, with respect to any U.K. Subsidiary, is subject to any limitations set out in any Joinder Agreement applicable to such U.K. Subsidiary.

5.12 Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent. The parties hereto hereby agree as follows:

(a) Each repayment of a Loan or LC Obligation or a part thereof shall be made in the currency in which such Loan or LC Obligation is denominated at the time of that repayment;

(b) Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c) Each payment of fees by any Borrower pursuant to Section 3.2 shall be in Dollars;

(d) Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made;

(e) Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars;

(f) Any amount expressed to be payable in British Pounds shall be paid in British Pounds;

(g) ~~Any amount expressed to be payable in Swiss Francs shall be paid in Swiss Francs~~[Reserved]; and

(h) Any amount expressed to be payable in Euros shall be paid in Euros.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12. To the extent that the amount of any such payment shall, on actual conversion into such currency, be less than the full amount of such obligation or liability (actual or contingent) expressed in that currency, such Obligor (together with the other Obligors who are liable thereunder or obligated therefor) agrees to indemnify and hold harmless such Credit Party with respect to the amount of such deficiency, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in such deficiency. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the Borrower Agent.

5.13 Currency Fluctuations. On each Business Day or such other date determined by Agent (the “Calculation Date”), Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. On each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure~~, German Revolver Exposure~~ and the U.K./Dutch Revolver Exposure. If, on any Reset Date: (a) the Total Revolver Exposure exceeds the total amount of the Revolver Commitments on such date, (b) the Canadian Revolver Exposure on such date exceeds the lesser of the Canadian Borrowing Base or the Canadian Revolver Commitments on such date, (c) ~~the German Revolver Exposure on such date exceeds the lesser of the German Borrowing Base or the German Revolver Commitments on such date, or~~[reserved], (d) the U.K./Dutch Revolver Exposure on such date exceeds the lesser of the U.K./Dutch Borrowing Base or the U.K./Dutch Revolver Commitments on such date (in any case, the amount of any such excess referred to herein as the “Excess Amount”) then (i) Agent shall give notice thereof to Borrower Agent and Lenders and (ii) within one (1) Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans and the Issuing Banks shall not have any obligation to issue any Letters of Credit.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Effectiveness and Loans. In addition to the conditions set forth in Section 6.2, this Agreement shall not become effective and Agent, the Issuing Banks and the Lenders shall not be required to fund any requested Loans, issue any Letter of Credit for the benefit of the Borrowers or otherwise extend credit to the Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by each Borrower and delivered to each Applicable Lender that requests issuance of a Note. Each other Loan Document to which any Obligor is a party shall have been duly executed and delivered to Agent by each of the signatories thereto, and each such Obligor shall be in compliance with all terms thereof.

(b) U.S. Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(c) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents to which such Obligor is a party.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor certifying (i) that attached copies of such Obligor’s Organizational Documents ~~(and for any Person organized under the laws of Germany, its extract from the commercial register (Handelsregisterauszug))~~ are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which such Obligor is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents to which such Obligor is a party. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received written opinions of (i) Latham Watkins LLP, in its capacity as special New York, Delaware, Texas and California counsel for the Obligors, (ii) Dentons Durham Jones Pinegar P.C., in its capacity as special Utah counsel for the Obligors, (iii) McMillan LLP, in its capacity as special Canadian counsel for the Obligors, and (iv) Norton Rose Fulbright LLP, in its capacity as special U.K~~.~~ and Dutch ~~and German~~ counsel for Agent, in each case in form and substance reasonably satisfactory to Agent.

(f) Agent shall have received good standing certificates for each Obligor (other than the U.K./Dutch Domiciled Obligors ~~and the German Domiciled Obligors~~), issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s judgment (i) could reasonably be expected to have a material adverse effect on any Obligor’s business, assets, properties, liabilities, operations, condition or prospects, or could materially impair any Obligor’s ability to perform its payment obligations satisfactorily under this Agreement and the other Loan Documents; or (ii) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated hereby.

(h) (i) all PPSA and other Lien filings or recordations necessary to perfect Agent’s Liens on the Collateral of each signatory to the Canadian Security Agreement shall have been filed, and (ii) Agent shall have received PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral of each signatory to the Canadian Security Agreement (including estoppel letters), except Permitted Liens.

(i) In respect of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent (a “Charged Company”), either (i) a certificate of an authorised signatory of U.K. Holdings certifying that (A) Parent and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from a Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, is certified by an authorised signatory of U.K. Holdings to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) a certificate of an authorised signatory of U.K. Holdings certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(j) Each Obligor shall have provided, in form and substance satisfactory to Agent, Issuing Banks and Lenders, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, Beneficial Ownership Regulation and the AML Legislation. If any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent, Issuing Banks and Lenders in relation to such Obligor.

(k) Refinancing. After giving effect to the Transactions, the Parent and its Restricted Subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the obligations under the Term Loan Documents, (b) the Obligations, (c) the Convertible Notes, (d) the Japan ABL Facility, (e) Topgolf Location Indebtedness and (f) other indebtedness for borrowed money incurred in the ordinary course of business (including Capital Lease obligations, Specified Capital Lease Obligations, obligations in respect of any construction advance, operating lease liability, any finance lease liability, any deemed landlord financing liability and/or any capitalized rent).

(l) Perfection Certificate. The Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each U.S. Domiciled Obligor and Canadian Domiciled Obligor, together with all attachments contemplated thereby.

~~(m) German Law Security Confirmation. Agent shall have received, in form and substance satisfactory to it, the German law security confirmation agreement in relation to the German Security Documents to be entered into by the German Domiciled Obligors and Agent duly executed and delivered to Agent by each of the signatories thereto.~~

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest.

7.1.1. (a) To secure the prompt payment and performance of all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all Property of such

Obligor, in which such Obligor has rights, or the power to transfer rights, including all of the following Property of such Obligor, whether now or in the future, and wherever located:

(i) all Accounts;

(ii) all Goods, including Inventory, Equipment and fixtures;

(iii) all Deposit Accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(iv) all securities accounts (including any and all Investment Property held therein or credited thereto);

(v) all General Intangibles, including Intellectual Property (including the right to sue and recover for any and all past, present or future infringements of, violations of, dilution of or other damages or injuries to any Intellectual Property);

(vi) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, and any Cash Collateral;

(vii) all Supporting Obligations;

(viii) all Instruments, Documents and Chattel Paper;

(ix) all Investment Property

(x) all Letters of Credit (as defined in the UCC) and Letter-of-Credit Rights;

(xi) all Commercial Tort Claims, including those shown on Schedule 9.1.20;

(xii) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the Property described in this Section 7.1.1(a) (the “Proceeds”); and

(xiii) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this Section 7.1.1(a).

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest granted by the U.S. Domiciled Obligors pursuant to this Agreement shall not extend to, and the “Collateral” of the U.S. Domiciled Obligors shall not include, any Excluded Property. Notwithstanding any other provision of this Section 7, no representation, warranty, covenant or other provision of this Section 7 shall apply to (nor shall be required to be satisfied with respect to) any Excluded Property.

(b) To secure the prompt payment and performance of all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian ~~Facility Secured Parties, the German~~ Facility Secured Parties and the U.K./Dutch Facility Secured Parties

a continuing security interest in and Lien upon all of the following Property of such Obligor, in which such Obligor has rights, or the power to transfer rights, whether now or in the future, and wherever located:

(i) all Accounts;

(ii) all Inventory;

(iii) all Deposit Accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(iv) all securities accounts (including any and all Investment Property held therein or credited thereto);

(v) all Intellectual Property (including the right to sue and recover for any and all past, present or future infringements of, violations of, dilution of or other damages or injuries to any Intellectual Property);

(vi) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender that were derived from or consist of any of the Property described in this Section 7.1.1(b), and any Cash Collateral;

(vii) all Supporting Obligations of any of the Property described in this Section 7.1.1(b);

(viii) all Instruments, Documents and Chattel Paper, in each case only to the extent evidencing or governing any of the Property described in this Section 7.1.1(b);

(ix) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the Property described in this Section 7.1.1(b) (the “Proceeds”); and

(x) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this Section 7.1.1(b), and any General Intangibles to the extent evidencing or governing any of the Property described in this Section 7.1.1(b).

Notwithstanding anything to the contrary contained in clauses (i) through (x) above, the security interest granted by the Canadian Domiciled Obligors pursuant to this Agreement shall not extend to, and the “Collateral” of the Canadian Domiciled Obligors shall not include, any Excluded Property.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of: (i) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (ii) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian ~~Facility Secured Parties, the German~~ Facility Secured Parties and the U.K./Dutch Facility Secured Parties, in each case of clauses (i) and (ii), a continuing security interest in and Lien on all amounts credited to any

Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept (other than any Excluded Property). Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor (other than any Excluded Property), without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral.

(a) Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all: (i) Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, (ii) Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties~~, the German Facility Secured Parties~~ and the U.K./Dutch Facility Secured Parties, (iii) ~~German Facility Obligations (including, without limitation, all German Facility Obligations of each German Facility Guarantor), each German Domiciled Obligor hereby, subject to Section 5.11.7 above, grants to Agent, for the benefit of the German Facility Secured Parties, the U.K./Dutch Facility Secured Parties and the Canadian Facility Secured Parties,~~[reserved], and (iv) U.K./Dutch Facility Obligations (including, without limitation, all U.K./Dutch Facility Obligations of each U.K./Dutch Facility Guarantor), each U.K./Dutch Domiciled Obligor hereby grants to Agent, for the benefit of the U.K./Dutch Facility Secured Parties~~, the German Facility Secured Parties~~  and the Canadian Facility Secured Parties, in each case of clauses (i) through (iv), a continuing security interest in and Lien on all Cash Collateral held from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.

(b) Agent may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of any Obligations, may apply Cash Collateral of a Canadian Domiciled Obligor to the payment of any Canadian ~~Facility Obligations, may apply Cash Collateral of a German Domiciled Obligor, subject to, and in accordance with, Section 5.11.7 above, to the payment of any German~~ Facility Obligations, and may apply Cash Collateral of a U.K./Dutch Domiciled Obligor to the payment of any U.K./Dutch Facility Obligations, in each case, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.

(c) No U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations. No Canadian Domiciled Obligor or other Person claiming through or on behalf of any Canadian Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Obligations. No ~~German Domiciled Obligor or other Person claiming through or on behalf of any German Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all German Facility Obligations. No~~ U.K./Dutch Domiciled Obligor or other Person claiming through or on behalf of any U.K./Dutch Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all U.K./Dutch Facility Obligations.

7.3 [Reserved].

7.4 Other Collateral.

7.4.1. Commercial Tort Claims. U.S. Borrowers shall promptly notify Agent in writing if any U.S. Domiciled Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $10,000,000), shall promptly amend Schedule 9.1.20 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority (subject to the terms of the Intercreditor Agreement) Lien in favor of Agent.

7.4.2. Certain After-Acquired Collateral. In each case, subject to the Intercreditor Agreement and any other applicable intercreditor agreement entered into in accordance with the terms hereof, and excluding Excluded Property:

(a) If after the Closing Date, any indebtedness for borrowed money from any person other than any Obligor to any Obligor shall be evidenced by any Instrument (other than a check to be deposited) or Tangible Chattel Paper, in each case, constituting Collateral and having a face amount exceeding $10,000,000, the Obligor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within the later of (x) thirty (30) days after receipt thereof or (y) the next date of delivery of financial statements pursuant to Sections 10.1.1(a) or (b), or such longer time as Agent shall permit in its reasonable discretion) endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.

(b) If any Obligor is at any time a beneficiary under a Letter of Credit constituting Collateral now or hereafter issued, such Obligor shall promptly notify Agent thereof and such Obligor shall, at the request of Agent, pursuant to an agreement in form and substance reasonably satisfactory to Agent, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to Agent of the proceeds of any drawing under such Letter of Credit or (ii) arrange for Agent to become the transferee beneficiary of such Letter of Credit, with Agent agreeing, in each case, that, during the continuance of an Event of Default, the proceeds of any drawing under the Letter of Credit are to be applied as provided herein. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit does not exceed $10,000,000.

(c) If any Obligor shall at any time after the Closing Date obtain any interest in Collateral consisting of Intellectual Property, the provisions hereof shall automatically apply thereto and any such Intellectual Property shall automatically constitute Collateral as if such Intellectual Property would have constituted Collateral at the time of execution of this Agreement and be subject to the Lien and security interest created by this Agreement without further action by any party. Such Obligor shall promptly (and in any event no later than the later of (x) ninety (90) days or (y) the next date of delivery of financial statements pursuant to Sections 10.1.1(a) or (b) or such longer period as Agent may permit in its reasonable discretion) provide to Agent written notice of any of the foregoing Collateral consisting of registrations of or applications for U.S. and Canadian Patents, Trademarks and/or Copyrights, and confirm the attachment of the Lien and security interest created by this Agreement to any such interest in Intellectual Property constituting Collateral by execution of an instrument in form reasonably acceptable to Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Agent’s security interest in such Collateral, including prompt recordals with the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office, as applicable.

(d) In the event that any Collateral, including Proceeds, is evidenced by or consists of Investment Property having an aggregate value or face amount of $10,000,000 or more for all such Investment Property, if and to the extent that perfection or priority of Agent’s security interest under the Loan Documents is dependent on or enhanced by possession, the applicable Obligor shall (i) promptly (and in any event no later than the later of (x) ninety (90) days or (y) the next date of delivery of financial statements pursuant to Sections 10.1.1(a) or (b) or such longer period as Agent may permit in its reasonable discretion) notify Agent thereof, and (ii) thereafter promptly (and in any event within five (5) Business Days (or such longer period as agreed to by Agent in writing in its reasonable discretion)) after request by

Agent, shall execute such other documents and instruments as shall be requested by Agent or, if applicable, endorse and deliver physical possession of such Investment Property to Agent, together with such undated powers (or other relevant document of transfer acceptable to Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s security interest therein.

7.5 No Assumption of Liability. The Liens on the Collateral granted hereunder are given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6 Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent reasonably deems appropriate under Requirements of Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that Agent reasonably deems desirable to preserve and perfect Agent’s security interest in the Collateral of such Obligor, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates.

8.1.1. By the 30th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a U.S. Borrowing Base Certificate, Canadian Borrowing Base Certificate, ~~German Borrowing Base Certificate,~~ and a U.K./Dutch Borrowing Base Certificate, in each case, prepared as of the close of business of the previous month, and at such other times as Agent may reasonably request; provided that during any Reporting Trigger Period, Borrower Agent shall also be required to deliver to Agent weekly U.S. Borrowing Base Certificates, Canadian Borrowing Base Certificates, ~~German Borrowing Base Certificates,~~ and U.K./Dutch Borrowing Base Certificates by the 3rd Business Day of each week which begins during such Reporting Trigger Period, in each case, prepared as of the close of business on the last Business Day of the previous week (in the case of matters other than those related to Inventory) or of the close of business of the previous month (in the case of matters relating to Inventory). To the extent that any transaction (or series of related transactions) pursuant to, described in, contemplated by, or permitted by Section 10.2.2, Section 10.2.4, Section 10.2.6, Section 10.2.7, or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (in each case other than the sale of inventory in the ordinary course of business), in each case involves the Disposition of or would result in the ineligibility of assets included in the Borrowing Base with an aggregate fair market value in excess of an amount equal to 5% of the Maximum Facility Amount, substantially concurrently with such transaction, Borrower Agent shall deliver to Agent an updated Borrowing Base Certificate after giving effect to such transaction.

8.1.2. All calculations of U.S. Availability, Canadian Availability, ~~German Availability,~~ or U.K./Dutch Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Responsible Officer of Borrower Agent; provided, that Agent may from time to time review and adjust any such calculation in its Credit Judgment (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Dominion Account or otherwise; (b) to adjust the U.S. Availability Reserve and/or the Canadian Availability Reserve and/or the U.K./Dutch Availability Reserve ~~and/or the German Availability Reserve~~ to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve and/or the Canadian Availability Reserve and/or the U.K./Dutch Availability Reserve ~~and/or the German Availability Reserve~~.

8.1.3. The U.S. Borrowing Base shall set forth the calculation of the U.S. Borrowing Base in Dollars. The Canadian Borrowing Base shall set forth the calculation of the Canadian Borrowing Base in both Canadian Dollars and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent. The U.K./Dutch Borrowing Base shall set forth the calculation of the U.K./Dutch Borrowing Base in each of British Pounds, Dollars and Euros and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent. ~~The German Borrowing Base shall set forth the calculation of the German Borrowing Base in each of British Pounds, Swiss Francs, Dollars and Euros and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent.~~

8.2 Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Borrower Agent shall also provide to Agent, on or before the 30th day of each month, a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts or Credit Card Receivables of any Borrower Group in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts or Eligible Credit Card Receivables, Borrower Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge the Borrowers of the applicable Borrower Group therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Accounts.

(a) U.S. Domiciled Obligors (other than Topgolf and Subsidiaries of Topgolf), Canadian Domiciled ~~Obligors, German Domiciled~~ Obligors, Dutch Domiciled Obligors and commencing 90 days after the Closing Date (or such later date as Agent may approve in its sole discretion), U.S. Domiciled Obligors which are Topgolf and Subsidiaries of Topgolf, shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. U.S. Domiciled Obligors (other than Topgolf and Subsidiaries of Topgolf), Canadian Domiciled Obligors, ~~German Domiciled Obligors,~~ Dutch Domiciled Guarantors and commencing 90 days after the Closing Date (or such later date as Agent may approve in its sole discretion), U.S. Domiciled Obligors which are Topgolf and Subsidiaries of Topgolf, shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien (governed by the laws of the jurisdiction in which such Dominion Account is domiciled) in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in any such lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account of a U.S. Domiciled Obligor, Canadian Domiciled Obligor~~, German Domiciled Obligor~~ or Dutch Domiciled Obligor is not maintained with Bank of America or Bank of America (Canada), as applicable, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or Bank of America (Canada), as applicable.

(b) U.K. Domiciled Obligors shall maintain Dominion Accounts at all times pursuant to arrangements reasonably acceptable to Agent; provided that Subsidiaries of Topgolf that are U.K. Domiciled Obligors shall not be required to comply with the foregoing until the date that is 90 days after the later of (i) the Closing Date and (ii) solely in the case of Subsidiaries of Topgolf in existence on the Closing Date, the date that such Subsidiary becomes an Obligor (or such longer period as agreed to by Agent in its sole discretion). Subject to the proviso in the foregoing sentence, U.K. Domiciled Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each Dominion Account bank, establishing Agent’s control over and Lien in the Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, and waiving offset rights of such bank, except for customary administrative charges. If a Dominion Account of a U.K. Domiciled Obligor is not maintained with Bank of America, N.A., London Branch, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America, N.A., London Branch. During any Dominion Trigger Period, on request by the Agent, each U.K. Domiciled Obligor shall deliver to the Agent (x) an English law fixed charge in respect of its Accounts, Dominion Accounts and any other Deposit Account into which any Accounts are paid; and (y) to the extent any Account is paid into a Deposit Account that is not a Dominion Account, an agreement (in form and substance reasonably satisfactory to Agent) from the relevant account bank, establishing Agent’s control over such Deposit Account at all times and waiving offset rights of such bank, except for customary administrative charges.

(c) Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Obligors (other than Obligors which are Topgolf and Subsidiaries of Topgolf) shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor (other than Obligors which are Topgolf and Subsidiaries of Topgolf) receives cash or Payment Items with respect to any ABL Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. Commencing 90 days after the Closing Date (or such later date as Agent may approve in its sole discretion), Obligors which are Topgolf and Subsidiaries of Topgolf shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Collateral (other than Inventory of Topgolf and Subsidiaries of Topgolf that is not included in the Borrowing Base) are made directly to a Dominion Account (or a lockbox relating to a Dominion Account); provided, however, the foregoing requirement shall not apply to amounts deposited in Deposit Accounts subject to the limitations set forth in Section 8.5(a)(E) or Section 8.5(c). Commencing 90 days after the Closing Date (or such later date as Agent may approve in its sole discretion), if any Obligor which is Topgolf or a Subsidiary of Topgolf receives cash or Payment Items with respect to any ABL Collateral (other than Inventory of Topgolf or Subsidiaries of Topgolf that is not included in the Borrowing Base), it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account; provided, however, the foregoing requirement shall not apply to amounts deposited in Deposit Accounts subject to the limitations set forth in Section 8.5(a)(E) or Section 8.5(c).

8.3 Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Obligor shall keep accurate and complete records in all material respects of its Inventory (other than Inventory of Topgolf or any Subsidiaries of Topgolf that is not included in the Borrowing Base), including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each relevant Obligor shall conduct periodic cycle counts (other than Inventory of Topgolf or any Subsidiaries of Topgolf that is not included in the Borrowing Base) consistent with historical practices, and shall, upon reasonable request, provide to Agent a report based on each such count promptly upon completion thereof, together with such supporting information as Agent may reasonably request.

8.3.2. Returns of Inventory. No Obligor shall return any Inventory (other than Inventory of Topgolf or any Subsidiaries of Topgolf that is not included in the Borrowing Base) to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment with respect to Inventory received by an Obligor (other than Inventory of Topgolf or any Subsidiaries of Topgolf that is not included in the Borrowing Base) for a return during any Dominion Trigger Period is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory that is included in the Borrowing Base on consignment or approval, and each Obligor shall take all commercially reasonable steps to assure that all such Inventory is produced in all material respects in accordance with applicable Requirements of Law, including, if applicable, the FLSA (it being understood that Inventory not produced in accordance with the applicable requirements of the FLSA shall not constitute Eligible Inventory). Except to the extent permitted by Section 10.2.5 in the case of consignments, no Obligor shall sell any Inventory included in the Borrowing Base on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in all material respects in accordance with applicable standards of any insurance and in all material respects in conformity with all Requirements of Law, and, except (i) in cases of good faith disputes or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, shall make current rent payments (within applicable grace and cure periods provided for in leases) at all locations where any Collateral is located.

8.4 Intentionally Omitted.

8.5 Administration of Deposit Accounts. Subject to any applicable time period prescribed in Section 8.2.4, each Obligor shall take all actions necessary to establish Agent’s control of all Deposit Accounts (including Dominion Accounts) and securities accounts maintained by such Obligor; provided, however, that such control shall not be required for the following (collectively, the “Excluded Deposit Accounts”): (a) (A) accounts exclusively used for payroll, healthcare and other employee wage and benefit accounts, (B) accounts exclusively used as tax accounts, including, without limitation, sales tax (or similar assessments) accounts, (C) escrow, trust, defeasance and redemption or impound accounts permitted by this Agreement, (D) fiduciary or trust accounts permitted by this Agreement, and (E) disbursement and zero balance accounts (including, for the avoidance of doubt, accounts that are swept on a daily basis to one or more Dominion Accounts), (b) ~~an account held by a German Domiciled Obligor and used exclusively to collect funds from promotional voucher schemes which that such German Domiciled Obligor holds on trust~~

~~for the participants of such promotional voucher scheme,~~[reserved], and (c) an account containing not more than $250,000, provided, that the aggregate amounts contained in all such accounts referred to in this clause (c) for which Agent does not have control at any time shall not exceed $1,000,000~~, and (d) an account of a German Domiciled Obligor which is not maintained with a German domiciled bank and which contains not more than €500,000, provided, that the aggregate amounts contained in all such accounts referred to in this clause (d) for which Agent does not have control at any time shall not exceed €2,000,000~~. In each case, other than with respect to any Excluded Deposit Account, the applicable Obligor shall be the sole account holder of each Deposit Account or securities account and shall not allow any other Person (other than Agent) to have control over a Deposit Account, securities account or any Property deposited therein. Each of the Obligors shall promptly notify Agent in writing of any opening or closing of a Deposit Account or securities account (other than an Excluded Deposit Account) and, concurrently with the opening thereof, shall ensure that such account (except an Excluded Deposit Account) is subject to a fully executed Deposit Account Control Agreement or, in the case of a securities account, similar control agreement in favor of Agent and reasonably acceptable to Agent.

8.6 General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral included in the Borrowing Base, other than Inventory in transit (including in transit to or from a manufacturing facility), shall at all times be kept by Obligors at the business locations for such Obligors set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move such Collateral to another location in the United States or, in the case of: (i) a Canadian Domiciled Obligor, in Canada, (ii) ~~a German Domiciled Obligor, in Germany or, with the consent of the Agent, the United Kingdom,~~[reserved], (iii) a U.K. Domiciled Obligor, in the United Kingdom or, with the consent of the Agent, Germany, (iv) a Dutch Domiciled Obligor, in the Netherlands, the United Kingdom or, with the consent of the Agent, Germany, or (v) a U.S. Domiciled Obligor, the United Kingdom (subject, in each case, to Agent being granted a first priority Lien (subject to Permitted Liens) if none has been previously granted in such province or territory), in each case, upon 15 Business Days’ prior written notice to Agent; provided that, for the avoidance of doubt, this Section 8.6.1 shall not apply to any Toptracer Bays.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the ABL Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts and with endorsements satisfactory to Agent in its Credit Judgment, and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent in its Credit Judgment). From time to time upon reasonable request, Borrower Agent shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each property policy with respect to ABL Collateral shall include satisfactory endorsements including (i) showing Agent as lender first loss payee; and (ii) requiring at least 30 days prior written notice (or 10 days in the case of non-payment) to Agent in the event of cancellation of the policy for any reason whatsoever. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent in accordance with Section 8.6.2(b). If an Event of Default exists, subject to the Intercreditor Agreement, only Agent shall be authorized to settle, adjust and compromise any claims involving any Collateral.

(b) Any proceeds of insurance relating to the ABL Collateral and any awards arising from condemnation of any ABL Collateral shall be paid to the Dominion Account of the applicable Obligor.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of the Borrowers, and in each case subject to the Intercreditor Agreement:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment or charging of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or securities accounts, and take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy or other Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor where the addressor is any Account Debtor or where the addressor is not identifiable with certainty, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing, electronic or information systems relating to any Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights under or with respect to any Investment Property; and (xiii) take all other actions as Agent reasonably deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1. Organization; Powers. Parent and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization or incorporation, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 9.1.1 (other than clause (a)(i) and clause (b), in each case, with respect to the Borrowers) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.1.2. Authorization; Enforceability. The execution, delivery and performance by each Obligor of each Loan Document to which such Obligor is a party are within such Obligor’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Obligor. Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and is a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to the Legal Reservations.

9.1.3. Governmental Authorization; No Conflicts. The execution and delivery of each Loan Document by each Obligor party thereto and the performance by such Obligor thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Obligor’s Organizational Documents or (ii) Requirement of Law applicable to such Obligor which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect, and (c) will not violate or result in a default under any material Contractual Obligation (including the Loan Documents (as defined in the Term Loan Facility Agreement)) to which such Obligor is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

9.1.4. Financial Condition; No Material Adverse Effect.

(a) The financial statements most recently provided pursuant to the Fourth Amended and Restated Loan Agreement and Section 10.1.1(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 10.1.1(a) and Section 10.1.1(a) of the Fourth Amended and Restated Loan Agreement, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.1.5. Properties.

(a) [Reserved].

(b) The Parent and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) The Parent and its Restricted Subsidiaries own or otherwise have a license or right to use Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other Intellectual Property used in the conduct of their respective businesses as presently conducted without infringing, violating or misappropriating of the Intellectual Property of third parties, except where any such infringement, violation or misappropriation would not have, individually or in the aggregate, a Material Adverse Effect. All registrations of Patents, Trademarks and Copyrights and all applications therefor owned by the Parent and its Restricted Subsidiaries are subsisting, and to the knowledge of the Parent, valid and enforceable, except where any failure would not have, individually, or in the aggregate, a Material Adverse Effect. No claim, proceeding or litigation regarding any Intellectual Property is pending or, to the knowledge of the Parent, threatened against the Parent or its Restricted Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

9.1.6. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened in writing against or affecting the Parent or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Parent nor any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) neither the Parent nor any of its Restricted Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

(c) Neither the Parent nor any of its Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

9.1.7. Compliance with Laws. Each of the Parent and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 9.1.7 shall not apply to the Requirements of Law covered by Section 9.1.17 below. The undertakings and covenants provided in this Section 9.1.7 shall ~~(i)~~ only be made by and apply to the Dutch Borrower to the extent that giving of and complying with such representations and warranties / undertakings does not result in a violation of or conflict with or does not expose any Obligor to any liability under the Council Regulation (EC) 2271/96 or any similar anti-boycott laws or regulations ~~and (ii) be provided only insofar as they do not result, in relation to a German Relevant Party, in a violation of or conflict with section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any provision of Council Regulation (EC) 2271/1996 or any similar anti-boycott laws or regulations.~~.

9.1.8. Investment Company Status. No Obligor is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

9.1.9. Taxes. Each of Parent and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.1.10. ERISA; Compliance with Canadian Pension Plans and Foreign Plans.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(c) No Canadian Borrower or any Canadian Subsidiary provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees. Except as would not reasonably be expected to result in a Material Adverse Effect, the Canadian Borrower and each Canadian Subsidiary is in compliance with all Requirements of Law and all Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

(d) The Canadian Borrower and Canadian Subsidiaries are in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. Neither the Canadian Borrower nor any Canadian Subsidiary has any material withdrawal liability in connection with a Canadian Pension Plan. No Termination Event has occurred. Each Canadian Pension Plan has no solvency deficiency and is fully funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan. No Lien has arisen, choate or inchoate, in respect of the Canadian Borrower or Canadian Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due). No Canadian Pension Plan provides benefits on a defined benefit basis.

(e) With respect to any Foreign Plan, except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(f) No U.K. Domiciled Obligor nor any of its U.K. Subsidiaries is nor has at any time been: (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of an occupational pension scheme which is not a money purchase scheme (as those terms are defined in the Pension Schemes Act 1993 of the United Kingdom); or (ii) “connected” with or an “associate” of the Parent or any of its Subsidiaries which is such an employer (as those terms are used in Sections 38 and 43 of the Pensions Act 2004 of the United Kingdom) in relation to an occupational pension scheme in the United Kingdom which is not a money purchase scheme.

9.1.11. Disclosure.

(a) As of the Closing Date, to the knowledge of the Parent, all written information (other than financial projections, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning the Parent and its subsidiaries that was included in the Information Memorandum or otherwise prepared by or on behalf of the Parent or its subsidiaries or their respective representatives and made available to any Lender, any arranger or the Agent in connection with the transactions contemplated hereby on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Parent to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

9.1.12. Solvency. As of the Closing Date, after giving effect to the transactions contemplated hereby and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Parent and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of the Parent and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Parent and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured in accordance with their terms; (iii) the capital of the Parent and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; (iv) the Parent and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in accordance with their terms. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5), (v) no Canadian Domiciled Obligor is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada), and (vi) each U.K. Borrower ~~and the German Borrower~~ is Solvent.

9.1.13. Capitalization and Subsidiaries. Schedule 9.1.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of the Parent and the ownership interest therein held by the Parent or its applicable subsidiary, and (b) the type of entity of the Parent and each of its subsidiaries.

9.1.14. Security Interest in Collateral. Subject to the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Agent, for the benefit of itself and the other applicable Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents, unless otherwise permitted hereunder or under any Security Document or any applicable intercreditor agreement) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the applicable Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Parent nor any other Obligor makes any representation or warranty as to (A) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (B) at any time, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required at such time in accordance with the terms hereof.

9.1.15. Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Parent or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Parent and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

9.1.16. Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or X.

9.1.17. Anti-Terrorism Laws; Anti-Corruption Laws.

(a) None of the Parent, any of its subsidiaries, any of their respective directors and officers or, to the knowledge of the Parent or such subsidiary, their respective agents, employees, Affiliates or representatives thereof, is a Sanctioned Person. The Borrowers maintain processes and procedures designed to promote and achieve compliance by the Borrowers, their respective subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

(b) To the extent applicable, each Borrower, its subsidiaries and their respective officers and directors and, to the knowledge of any Borrower, its employees and agents are in compliance and have conducted their business in compliance, in all material respects, with Anti-Corruption Laws and Sanctions.

(c) No Borrowing or use of proceeds by the Borrowers and/or any subsidiary will violate any Anti-Corruption Law or applicable Sanctions.

(d) As of the Closing Date, to the knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender (if any) in connection with this Agreement is true and correct in all respects.

No Obligor is a person whose property or interest in property is blocked or subject to blocking pursuant to (A) Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Export and Import Permits Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), the Defence Production Act (Canada), the Proceeds of Crime Act, the Anti-terrorism Act (Canada) or the Foreign Extraterritorial Measures Act (Canada) (together with and all regulations and orders made thereunder, collectively, “Canadian Sanctions Laws”), or (C) the Proceeds of Crime Act 2002, the Counter-Terrorism Act 2008 and Export Control Order 2008, the Export Control Act 2002, the Export Control (Al-Qaida and Taliban Sanctions) Regulations 2011, the Terrorist Asset-Freezing etc. Act 2010 and the Consolidated List of Financial Sanctions Targets administered by HM Treasury through the Office of Financial Sanctions Implementations, EU Council Regulation 2580/2001 and all supplementary instruments thereto including Implementing Resolution 1169/2012 and EU (EC) Regulation 881/2002, (EU) 753/2011, (EU) 754/2011 and (EU) 2017/1411 (collectively, the “U.K. Sanctions Laws”), (iii) engages in any dealings or transactions prohibited by (A) Section 2 of such executive order, (B) Canadian Sanctions Laws or (C) U.K. Sanctions Laws, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order or by Canadian Sanctions Laws or U.K. Sanctions Laws, or (iv) is a person (A) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order, (B) on the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code, and/or the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (RIUNRST) and/or United Nations Al-Qaida and Taliban Regulations (UNAQTR), or (C) is a person included on the UK’s Consolidated List of Financial Sanctions Targets. The representations and warranties provided in this Section 9.1.17 shall ~~(i)~~ only be made by and apply to the Dutch Borrower to the extent that giving of and complying with such representations and warranties / undertakings does not result in a violation of or conflict with or does not expose any Obligor to any liability under the Council Regulation (EC) 2271/96 or any similar anti-boycott laws or regulations ~~and (ii) be provided only in so far as they do not result, in relation to any German Relevant Party, in a violation of, or conflict with, section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any provision of Council Regulation (EC) 2271/1996 or any similar anti-boycott laws or regulations.~~.

The representations and warranties set forth in Sections 9.1.17(a), (b) and (c) above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any such representation or warranty set forth in Sections 9.1.17(a), (b) and (c) as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

9.1.18. Intellectual Property; Licenses, Etc. To the best knowledge of Obligors, or except as could not reasonably be expected to have a Material Adverse Effect, Borrowers and Restricted Subsidiaries own, or possess the lawful right to use, all Intellectual Property necessary for the conduct of its business, without conflict with the rights of any other Person. To the best knowledge of Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Borrower or any Restricted Subsidiary infringes upon any valid, proprietary rights held by any other Person that could result in a claim, that could reasonably be expected to have a Material

Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower Agent has disclosed on Schedule 9.1.18 all Royalties or other compensation paid by any Borrower or Restricted Subsidiary to any Person with respect to the Company Trademark or any Intellectual Property affecting any Eligible Inventory.

9.1.19. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts and which Credit Card Receivables are Eligible Credit Card Receivables, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account and Credit Card Receivable at the time it is shown as an Eligible Account or Eligible Credit Card Receivable in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods (or, solely with respect to the Toptracer Bays, the lease or license thereof) or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien and Liens subordinate to the Lien of Agent pursuant to the Intercreditor Agreement or other intercreditor agreement entered into in accordance with the terms hereof), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Requirements of Law restricts assignment of the Account or Credit Card Receivable to Agent (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower or Guarantor is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account or Credit Card Receivable; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.20. Commercial Tort Claims. Except as shown on Schedule 9.1.20, as of the Closing Date, no U.S. Domiciled Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $10,000,000).

9.1.21. Centre of Main Interests and Establishments. Each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848) of 20 May 2015 on insolvency proceedings (recast) (the “EU Regulation”) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the EU Regulation) in any other jurisdiction.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor hereby covenants and agrees that:

10.1.1. Financial Statements and Other Reports. The Parent will deliver to the Agent for delivery by the Agent (with sufficient copes for each Lender):

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about March 31, 2023, the consolidated balance sheet of the Parent as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Parent for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto, which shall be accompanied by management’s discussion and analysis prepared by the Parent with respect to the performance of the Parent and its subsidiaries for such Fiscal Quarter;

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Parent as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Parent for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year, (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to scope of audit and shall not be subject to a “going concern” explanatory paragraph or like statement (except as resulting from (A) the impending maturity of any Indebtedness within the 12-month period following the relevant audit date and/or (B) any breach or anticipated breach of any financial covenant under any Indebtedness)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (iii) management’s discussion and analysis prepared by the Parent with respect to the performance of the Parent and its subsidiaries for such Fiscal Year;

(c) Compliance Certificate. Together with each delivery of financial statements of the Parent pursuant to Sections 10.1.1(a) and (b), (i) a duly executed and completed Compliance Certificate and (ii) solely to the extent that the Consolidated Adjusted EBITDA of all Unrestricted Subsidiaries (if any) exceeds 5.0% of the Consolidated Adjusted EBITDA of the Parent and its Subsidiaries, in each case, as of the last day of the applicable Test Period, an unaudited summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d) [Reserved];

(e) Notice of Default; Notice of Material Adverse Effect. Promptly upon any Responsible Officer of an Obligor obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Obligors have taken, are taking and propose to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of an Obligor obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Parent to the Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Parent;

(g) ERISA. Promptly upon any Responsible Officer of an Obligor becoming aware of the occurrence of any ERISA Event or Termination Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) [Reserved];

(i) Information Regarding Collateral. Written notice within 60 days (or by such later date to which the Agent may agree in its reasonable discretion) following any change (or prior to or contemporaneously with any change with respect to the Canadian Domiciled Obligors (or by such later date to which the Agent may agree in its reasonable discretion)) (i) in any Obligor’s legal name, (ii) in any Obligor’s type of organization, (iii) in any Obligor’s jurisdiction of organization or location of its registered office or chief executive office (by jurisdiction, such as by province or territory of Canada) or (iv) in any Obligor’s organizational identification number, in each case to the extent such information is necessary to enable the Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Obligor;

(j) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders acting in such capacity;

(k) Certain Regulatory Information; Beneficial Ownership Regulation. Promptly following a request by the Agent, or any Lender, information or documentation reasonably required by the Agent or such Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, the Beneficial Ownership Regulation and the Proceeds of Crime Act;

(l) Projections. Not later than 60 days after the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow, U.S. Availability, Canadian Availability~~,~~  and U.K./Dutch Availability ~~and German Availability~~ for the next Fiscal Year, month by month and in form materially consistent with those provided prior to the Closing Date;

(m) Trade Payables. At Agent’s reasonable request (which shall be limited to one request in any fiscal quarter, except during any Reporting Trigger Period that is continuing), a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(n) Royalties. Within 45 days of the end of each fiscal quarter of Parent, or more frequently if requested by Agent when a Default or Event of Default exists: (i) all Royalties or other compensation (to the extent not previously disclosed to Agent in writing) paid by any Borrower or Restricted Subsidiary to any Person with respect to the Company Trademark or any Intellectual Property affecting Eligible Inventory, and (ii) all Intellectual Property (to the extent not previously disclosed to Agent in writing (including in any Perfection Certificate previously delivered to Agent)) owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Restricted Subsidiary ~~(in each case other than the German Domiciled Obligors)~~, to the extent of a type required to be disclosed pursuant to Section 11 of the Perfection Certificate;

~~(o) Intellectual Property. Promptly upon the Agent’s reasonable request, a disclosure of all Intellectual Property registrations, filings and applications for registration owned by the German Domiciled Obligors;~~

(o) [Reserved];

(p) Collateral Locations. Prior to including any Eligible Inventory in the Borrowing Base located at a newly opened office or place of business (or such later date as may be agreed by Agent), a notice of such new office or place of business; and

(q) Other Information. Such other information (financial or otherwise) as the Agent may reasonably request from time to time regarding the financial condition or business of the Parent and its Restricted Subsidiaries; provided, however, that none of the Parent nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of any Person, (b) in respect of which disclosure to the Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Parent or any Restricted Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 10.1.1(p)).

Documents required to be delivered pursuant to this Section 10.1.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 10.1.1; provided that, other than with respect to items required to be delivered pursuant to Section 10.1.1(k) above, the Parent shall promptly notify (which notice may be by facsimile or electronic mail) the Agent of the posting of any such documents at the website address listed on Schedule 10.1.1 and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Parent to the Agent for posting on behalf of the Parent on IntraLinks, SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); (iii) on which such documents are faxed to the Agent (or electronically mailed to an address provided by the Agent); or (iv) in respect of the items required to be delivered pursuant to Section 10.1.1(j) above in respect of information filed by the Parent with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports described in Sections 10.1.1(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 10.1.1 may instead be satisfied with respect to any financial statements and management’s discussion and analysis of the Parent by furnishing the Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Agent or any Lender.

No financial statement required to be delivered pursuant to Section 10.1.1(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

10.1.2. Existence. Except as otherwise permitted under Section 10.2.7, the Parent will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business, in each case except, other than with respect to the preservation of the existence of the Borrowers, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Parent nor any of its Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrowers), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

10.1.3. Payment of Taxes. The Parent will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

10.1.4. Maintenance of Properties. The Parent will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Parent and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

10.1.5. Insurance. Parent will maintain or cause to be maintained, with financially sound and reputable insurers, (a) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of the Parent and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in Similar Businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and (b) flood insurance with respect to each Flood Hazard Property, in each case in compliance with Flood Insurance Laws. Subject to Section 8.6.2(a) with respect to property insurance covering the ABL Collateral, each such policy of insurance shall (i) name the Agent on behalf of the Secured Parties as an additional insured (with respect to liability insurance) and (ii) (A) to the extent available from the relevant insurance carrier in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a mortgagee/lender’s loss payable clause or endorsement that names the Agent, on behalf of the Secured Parties, as the mortgagee/lender’s loss payee thereunder as its interests may appear and (B) to the extent available, provide for at least 30 days’ prior written notice to the Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

10.1.6. [Reserved].

10.1.7. Maintenance of Books and Records. The Parent will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Parent and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

10.1.8. Compliance with Laws. The Parent will comply, and will cause each of its subsidiaries to comply, with (a) all applicable Requirements of Law (including applicable ERISA, PBA and Environmental Laws and except for applicable Sanctions, the PATRIOT Act, the Proceeds of Crime Act and Anti-Corruption Laws), except to the extent the failure of the Parent or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect, and (b) all applicable Sanctions, the PATRIOT Act, the Proceeds of Crime Act and Anti-Corruption Laws in all material respects; provided that the requirements set forth in this Section 10.1.8, as they pertain to compliance by any Foreign Subsidiary with applicable Sanctions, the PATRIOT ACT and other Anti-Terrorism Laws and Anti-Corruption Laws are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction. The Parent will maintain processes and procedures designed to promote and achieve compliance by the Parent, its subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

10.1.9. Environmental.

(a) Environmental Disclosure. The Borrower Agent will deliver to the Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Parent or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Borrower’s real property or with respect to any Environmental Claims that, in each case might reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Parent or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by the Parent or any of its Restricted Subsidiaries or any other Person of which the Parent or any of its Restricted Subsidiaries has knowledge in response to (1) any Hazardous Materials Activity the existence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (C) discovery by any Borrower of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that would reasonably be expected to have a Material Adverse Effect;

(iii) as soon as practicable following the transmission or receipt thereof by the Parent or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported by the Parent or any of its Restricted Subsidiaries to any federal, state, provincial, territorial, municipal, local or foreign governmental or regulatory agency that would reasonably be expected to have a Material Adverse Effect, and (C) any request made to the Parent or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Parent or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity that would reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Parent or any of its Restricted Subsidiaries that would reasonably be expected to expose the Parent or any of its Restricted Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by the Parent or any of its Restricted Subsidiaries to modify current operations in a manner that would subject the Parent or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Agent in relation to any matters disclosed pursuant to this Section 10.1.9(a).

(b) Hazardous Materials Activities, Etc. The Parent shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Parent or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Parent or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.1.10. Designation of Subsidiaries. The Borrower Agent may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary) and (ii) as of the date of the designation thereof, no Unrestricted Subsidiary owns any Capital Stock in any Restricted Subsidiary of the Parent or holds any Indebtedness of or any Lien on any property of the Parent or its Restricted Subsidiaries (unless the Parent or such Restricted Subsidiary is permitted to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary pursuant to Sections 10.2.1 and 10.2.2 and the relevant transaction with such Person is permitted pursuant to Section 10.2.9). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Parent’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Parent in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 10.2.6). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent’s equity therein at the time of such re-designation. Notwithstanding anything contained herein to the contrary, in no event shall any Borrower be designated an Unrestricted Subsidiary without the consent of the Required Lenders.

10.1.11. Use of Proceeds. The Borrowers shall use the proceeds of the Loans on and after the Closing Date to finance the Transactions and the working capital needs and other general corporate purposes of the Parent and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U or X. The Borrowers will not directly or, to their knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, (y) for the purpose of funding, financing or facilitating the activities, business or transaction of or with any Sanctioned Person, except to the extent permitted in compliance with applicable Sanctions or (z) in any manner that would result in the violation of any Sanction applicable to any party hereto.

10.1.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is not otherwise an Obligor (other than a Restricted Subsidiary that otherwise constitutes an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 10.1.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 10.1.1(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 10.1.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Agent may reasonably agree), the Parent shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Agent, cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Agent and the other relevant Secured Parties.

(b) Any Restricted Subsidiary that is a Guarantor, or that is required to be become an Obligor in accordance with clause (a) above may, at the request of the Borrower Agent, and subject to the consent of the Agent, (i) become a U.S. Borrower if such Restricted Subsidiary is a U.S. Subsidiary, (ii) become a Canadian Borrower if such Restricted Subsidiary is a Canadian Subsidiary, and (iii) become a U.K./Dutch Borrower if such Restricted Subsidiary is a U.K. Subsidiary or a Dutch Subsidiary~~, and (iv) become a German Borrower if such Restricted Subsidiary is a German Subsidiary~~, in each case, subject to: (x) receipt by each Lender of all documentation and other information regarding such Restricted Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations under each applicable Requirement of Law; and (y) satisfactory completion by Agent of diligence (including field exams and/or appraisals) deemed necessary by Agent. Agent and Borrower Agent shall be permitted to make such technical amendments to this Agreement as shall be necessary to reflect the accession of any such additional Borrowers without the consent of any Lender or any other Person. This clause shall supersede any provisions in Section 14.1 to the contrary.

(c) ~~At the request of Agent at any time, Borrowers shall cause the holders of all Capital Stock of the German Borrower to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all such Capital Stock of the German Borrower, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.~~[Reserved].

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Agent may grant extensions of time (including, after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of any legal opinion, insurance or other deliverable with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time;

(ii) any Lien required to be granted or perfected from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or any action requested in connection therewith shall be subject to the exceptions and limitations set forth in the Security Documents and any applicable intercreditor agreement;

(iii) [reserved];

(iv) [reserved];

(v) [reserved];

(vi) in no event will (A) the Collateral include any Excluded Property (other than in respect of any English law governed floating charge granted by a U.K. Domiciled Obligor under a U.K. Security Agreement) or (B) any Excluded Subsidiary be required to become an Obligor; provided that notwithstanding the foregoing, the Parent may, with the consent of the Agent (not to be unreasonably withheld or delayed), elect to cause any Restricted Subsidiary that is an Excluded Subsidiary to provide a Loan Guaranty with respect to any or all of the Obligations by causing such Restricted Subsidiary to execute a Joinder Agreement (and in the case of any Foreign Subsidiary to grant perfected liens on substantially all of its assets (other than Excluded Property (except for in respect of any English law governed floating charge granted by a U.K. Domiciled Obligor under a U.K. Security Agreement)) to the Agent pursuant to documentation reasonably agreed between the Agent and the Parent), and any such Restricted Subsidiary shall be an Obligor with respect to the applicable Obligations for all purposes hereunder; it being understood and agreed that Parent may elect to join any Restricted Subsidiary that is not required to be or become an Obligor as an Obligor solely because such Restricted Subsidiary is an Immaterial Subsidiary without (x) the consent of the Agent or (y) delivery of a customary opinion of counsel;

(vii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title right, or similar right, (B) any Letter-of-Credit Right or (C) the Capital Stock of any Immaterial Subsidiary, in each case to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 or PPSA (or similar) financing statement;

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and, other than in the case of capital leases, purchase money and similar financings and restrictions on cash deposits, is binding on such asset at the time of its acquisition and not incurred in contemplation thereof, (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and, other than in the case of capital leases, purchase money and similar financings and restrictions on cash deposits, is binding on such asset at the time of its acquisition and not incurred in contemplation thereof, in each case, after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable Requirements of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and, other than in the case of capital leases, purchase money and similar financings and restrictions on cash deposits, is binding on such asset at the time of its acquisition and not incurred in contemplation thereof pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(ix) no Obligor shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law;

(x) any joinder or supplement to any Loan Guaranty, any Security Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become an Obligor pursuant to Section 10.1.12(a) above (including any Joinder Agreement) may, with the consent of the Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi) the Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any asset as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, recording, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Parent and the Agent; and

(xii) the Agent and the Parent may execute and/or consent to such easements, covenants, subdivisions, rights of way or similar instruments (and Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, subdivision, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Agent), as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder.

10.1.13. Post-Closing Covenants. Except as otherwise agreed by the Agent in its reasonable discretion, the Parent shall, and shall cause each of the other Obligors to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 10.1.13, if any, within the time periods set forth therein (or such longer time periods as determined by the Agent in its reasonable discretion).

10.1.14. Further Assurances. Promptly upon request of the Agent and subject to the limitations described in Section 10.1.12:

(a) The Parent will, and will cause each other Obligor to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), in each case that may be required under any applicable law and which the Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Security Documents (but subject to the limitations set forth in Section 10.1.12 and the Security Documents), all at the expense of the relevant Obligors.

(b) The Parent will, and will cause each other applicable Obligor to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, assurances and other instruments, in each case as the Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Security Documents (but subject to the limitations set forth in Section 10.1.12 and the Security Documents).

10.1.15. [Reserved].

10.1.16. [Reserved].

10.1.17. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per calendar year (or up to two times during such calendar year if Availability on any day during such year is less than, at any time, an amount equal to 15% of the Maximum Facility Amount); (ii) appraisals of Inventory, up to one time per calendar year (or up to two times during such calendar year if Availability on any day during such year is less than, at any time, an amount equal to 15% of the Maximum Facility Amount); (iii) appraisals of Intellectual Property (other than Excluded Intellectual Property), up to one time per calendar year (or up to two times during such calendar year if Availability on any day during such year is less than, at any time, an amount equal to 15% of the Maximum Facility Amount); (iv) appraisals of Toptracer Bays, up to one time per calendar year (or up to two times during such calendar year if Availability on any day during such year is less than, at any time, an amount equal to 15% of the Maximum Facility Amount); and (v) appraisals of the Real Estate located at 2180 Rutherford Road, Carlsbad, CA 92008, up to one time per calendar year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.18. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.19. Licenses. (a) Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Restricted Subsidiaries in full force and effect except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) pay all Royalties when due except as would not materially adversely affect the value of the Collateral; and (c) notify Agent of any default or breach asserted by any Person to have occurred under any License which breach would materially adversely affect the value of the Collateral.

10.1.20. U.K. Pension Plans. Each U.K. Domiciled Obligor shall ensure that it is not and will not be and none of its U.K. subsidiaries will be at any time: (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of an occupational pension scheme which is not a money purchase scheme (as those terms are defined in the Pension Schemes Act 1993 of the United Kingdom); or (ii) “connected” with or an “associate” of the Parent or any of its Subsidiaries which is an employer (as those terms are used in Sections 38 or 43 of the Pensions Act 2004 of the United Kingdom) in relation to an occupational pension scheme in the United Kingdom which is not a money purchase scheme.

10.1.21. People with Significant Control Regime. Parent and each of its Restricted Subsidiaries shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of such notice.

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Restricted Subsidiary not to:

10.2.1. Indebtedness. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of Parent to any Restricted Subsidiary and/or of any Restricted Subsidiary to Parent or any other Restricted Subsidiary; provided that in the case of (i) any Indebtedness of any Restricted Subsidiary that is not an Obligor owing to any Obligor, such Indebtedness shall be permitted as an Investment by Section 10.2.6 and/or (ii) any Indebtedness of any Obligor owing to any Restricted Subsidiary that is not an Obligor must be expressly subordinated to the Obligations of such Obligor on terms that are reasonably acceptable to the Agent;

(c) Topgolf Location Indebtedness consisting of:

(i) mortgage financings, in an aggregate outstanding principal amount not to exceed the greater of $155,000,000 and 27.5% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period;

(ii) Specified Capital Lease Obligations; and/or

(iii) to the extent constituting Indebtedness, operating lease liabilities, finance lease liabilities and deemed landlord financing liabilities;

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price, deferred purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Parent and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Parent and/or any Restricted Subsidiary in respect of Bank Products and incentive, supplier finance or similar programs;

(g) (i) guaranties by the Parent and/or any Restricted Subsidiary of the obligations of suppliers, customers, landlords and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Contingent Obligations by the Parent and/or any Restricted Subsidiary of Indebtedness or other obligations of the Parent, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 10.2.1 or other obligations not prohibited by this Agreement; provided that in the case of any Contingent Obligation by any Obligor of the obligations of any non-Obligor, the related Investment is permitted under Section 10.2.6;

(i) (A) Indebtedness of the Parent and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided that any such Indebtedness or commitment having an aggregate outstanding principal amount in excess of $10,000,000 on the Closing Date is described on Schedule 10.2.1 and (B) intercompany Indebtedness existing on the Closing Date;

(j) Indebtedness of Restricted Subsidiaries that are not Obligors; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $115,000,000 and 20% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period;

(k) Indebtedness of the Parent and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, service, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Parent and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Parent and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness (other than Specified Capital Lease Obligations) in an aggregate outstanding principal amount not to exceed the greater of $115,000,000 and 20% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period;

(n) Indebtedness that has been Discharged and/or Escrowed Indebtedness;

(o) Indebtedness issued by the Parent or any Restricted Subsidiary to any stockholder of Parent or any current or former director, officer, employee, member of management, manager or consultant of Parent or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of Parent permitted by Section 10.2.4(a);

(p) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (c), (i), (j), (m), (q), (r), (t), (u), (v), (w), (x), (y) and/or (z) of this Section 10.2.1 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitment unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 10.2.1 (provided that (1) any additional amount incurred in reliance on this clause (C) shall constitute a utilization of the relevant basket or exception pursuant to which such additional amount is permitted and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 10.2.2),

(ii) other than in the case of Refinancing Indebtedness (x) with respect to clauses (c), (i), (j), (m), (r), (u), (v) and/or (y) or (y) in an aggregate principal amount not to exceed the Maturity Limitation Excluded Amount, (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced; provided that this clause (ii) shall not apply to Customary Bridge Loans,

(iii) the terms of any Refinancing Indebtedness (other than Refinancing Indebtedness with respect to clauses (c), (i), (j), (m), (r), (u), (v) and/or (y)) with an original principal amount in excess of the Threshold Amount (excluding, to the extent applicable, pricing (including any “MFN” provision), fees, premiums, rate floors, optional prepayment, redemption terms or subordination terms and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (t) below, security), are not, taken as a whole (as determined by the Borrower Agent in good faith), materially more favorable to the lenders providing such

Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or other provision applicable only to periods after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenant or provision which is, in the good faith determination of the Borrower Agent, a then-current market term for the applicable type of Indebtedness, (C) solely in the case of Refinancing Indebtedness that is unsecured, any terms that reflect market terms and conditions (taken as a whole) for issuances of “high yield” securities at the time of incurrence or issuance (as determined by the Borrower Agent in good faith) or (D) any covenant or other provision applicable under the documentation governing any Topgolf Location Indebtedness),

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (c), (j), (m), (q) (solely as it relates to Indebtedness incurred in reliance on the “Fixed Incremental Amount” as defined in the Term Loan Facility Agreement as in effect on the date hereof), (r), (u), (v) and (z) (solely as it relates to Incremental Equivalent Debt incurred in reliance on clause (a) of the definition of “Incremental Cap” in the Term Loan Facility Agreement) of this Section 10.2.1, the incurrence thereof shall be without duplication of any amount outstanding in reliance on the relevant clause,

(v) except in the case of Replacement Debt, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Obligations, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Obligations on terms not materially less favorable (as determined by the Borrower Agent in good faith), taken as a whole, to the Lenders than those (x) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (y) set forth in any applicable agreement, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 10.2.1 (it being understood that any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness and any Obligor may guaranty the obligations of any other Obligor), and (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 10.2.4(b) (other than Section 10.2.4(b)(i)), and

(vi) in the case of Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and, if secured, is secured on a senior, pari passu or junior basis on the Term Loan Collateral and/or a junior basis on the ABL Collateral; provided that any such Indebtedness that is secured shall be subject to the Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any asset of the Parent and/or any Restricted Subsidiary other than the Collateral (as defined in the Term Loan Facility Agreement), and (C) if the Indebtedness being refinanced, refunded or replaced is guaranteed, it shall not be guaranteed by any Restricted Subsidiary other than one or more Obligors;

(q) additional Indebtedness of the Parent and/or any Restricted Subsidiary that is permitted under Section 6.01(q) of the Term Loan Facility Agreement as in effect on the date hereof (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the Term Loan Facility Agreement as in effect on the date hereof (as reasonably determined by Parent in good faith in consultation with Agent)); provided, that (i) to the extent any such Indebtedness that is incurred (but not assumed) is secured by a Lien on the ABL Collateral, such Liens on the ABL Collateral shall be junior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent and (ii) such Indebtedness may be secured by Liens on the Term Loan Collateral that are senior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent;

(r) Indebtedness pursuant to equipment financing and/or leases entered into by one or more of the Obligors, in an aggregate amount not to exceed the greater of $55,000,000 and 10% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period at any time outstanding;

(s) Indebtedness of the Parent and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) (i) Indebtedness incurred pursuant to the Term Loan Facility Agreement and the related credit documents in an aggregate principal amount not to exceed $1,250,000,000, plus (ii) Indebtedness in respect of any Incremental Loans (as defined in the Term Loan Facility Agreement) made in accordance with the terms of the Term Loan Facility Agreement as in effect on the date hereof in an aggregate amount not to exceed the Incremental Cap (as defined in the Term Loan Facility Agreement as in effect on the date hereof) (or, in the case of a refinancing, refunding, replacement, renewal or extension of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred (except as increased by an amount equal to accrued interest and fees, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred) and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the Term Loan Facility Agreement as in effect on the date hereof (as reasonably determined by Parent in good faith in consultation with Agent));

(u) Indebtedness of the Parent and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $185,000,000 and 33% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period;

(v) Indebtedness consisting of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its subsidiaries in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Parent when combined with any Investments made pursuant to Section 10.2.6(p) during such fiscal year;

(w) additional Indebtedness of the Parent and/or any Restricted Subsidiary that is permitted under Section 6.01(w) of the Term Loan Facility Agreement as in effect on the date hereof (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the Term Loan Facility Agreement as in effect on the date hereof (as reasonably determined by Parent in good faith in consultation with Agent)); provided that (i) to the extent any such Indebtedness is secured by a Lien on the ABL Collateral, such Liens on the ABL Collateral shall be junior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent and (ii) such Indebtedness may be secured by Liens on the Term Loan Collateral that are senior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent;

(x) Indebtedness in respect of the Convertible Notes of the Parent in an aggregate principal amount not to exceed in the aggregate $275,000,000 and guarantees thereof by the Obligors;

(y) Indebtedness of the Parent and/or any Restricted Subsidiary incurred in connection with any Sale and Lease-Back Transaction permitted pursuant to Section 10.2.8 (other than any Sale and Lease-Back Transaction consummated in reliance on Section 10.2.8(b)(iii));

(z) Incremental Equivalent Debt in an aggregate amount not to exceed the Incremental Cap (as defined in the Term Loan Facility Agreement as in effect on the date hereof) (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the Term Loan Facility Agreement as in effect on the date hereof (as reasonably determined by Parent in good faith in consultation with Agent)); provided that (i) to the extent any such Indebtedness is secured by a Lien on the ABL Collateral, such Liens on the ABL Collateral shall be junior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent and (ii) such Indebtedness may be secured by Liens on the Term Loan Collateral that are senior to the Liens of Agent pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to Agent;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment, property, casualty or liability insurance (including premiums related thereto) or self-insurance, other reimbursement-type obligations regarding workers’ compensation claims, other types of social security, pension obligations, vacation pay or health, disability or other employee benefits;

(bb) Indebtedness of the Parent and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of the Parent and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other Investment permitted hereby;

(cc) [reserved];

(dd) Indebtedness of the Parent or any Restricted Subsidiary supported by any letter of credit, bank guarantee or similar instrument permitted by this Section 10.2.1;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 11.1(i);

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent and/or any Restricted Subsidiary hereunder; and

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.

10.2.2. Liens. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 10.1.3 or (iii) are being contested in accordance with Section 10.1.3;

(c) statutory Liens (and rights of set-off) of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law (and in case of supply agreements governed by German law, also contractually agreed (but not resulting from a breach of obligation or default under any provisions of such contract)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of Borrowed Money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Parent and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of survey exceptions, easements, rights-of-way, restrictions, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title or environmental deed restrictions, in each case, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and/or its Restricted Subsidiaries, taken as a whole;

(f) Liens consisting of any (i) interest or title of any owner, lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such owner, lessor or sub-lessor may be subject or (iv) subordination of the interest of the owner, lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money or “certain funds” deposits (including as part of any escrow arrangement) made by the Parent and/or any of its Restricted Subsidiaries in connection with any letter of intent, offer, or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 10.2.7 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 10.2.7;

(h) (i) purported Liens evidenced by the filing of UCC or PPSA financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business, and (ii) Liens arising from precautionary UCC or PPSA financing statements or similar filings;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building, environmental or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of, or any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 10.2.1(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 10.2.1(c), (i), (j), (m), (q), (r), (t), (u), (v), (w), (y) and (z)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Sections 10.2.1(c), (m) and/or (r) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, replacements thereof, accessions or additions thereto and improvements thereon and (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in the Intercreditor Agreement;

(l) Liens existing on the Closing Date (provided that any such Lien securing Indebtedness or other obligations having an aggregate outstanding principal amount in excess of $10,000,000 on the Closing Date are described on Schedule 10.2.2) and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.2.1 and (B) proceeds and products thereof, replacements thereof, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Sections 10.2.1(c), (m) and/or (r) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 10.2.1;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 10.2.8;

(n) Liens securing Indebtedness permitted pursuant to Section 10.2.1(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the types permitted under Sections 10.2.1(c), (m) and/or (r) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted under Section 10.2.1(t); provided that (x) with respect to Term Loan Collateral only, subject to the Intercreditor Agreement, such Liens may be senior to the Liens in favor of the Agent (and if such Liens are senior to the Liens in favor of the Agent with respect to Term Loan Collateral, then such Liens must be junior to the Liens in favor of the Agent with respect to Collateral not constituting Term Loan Collateral) and (y) such Indebtedness shall be subject to the Intercreditor Agreement or another customary intercreditor agreement reasonably acceptable to the Agent;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and/or (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken oder AGB-Sparkassen) in Germany);

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Obligors (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Obligors permitted pursuant to Section 10.2.1;

(r) Liens securing obligations (other than obligations representing Indebtedness for Borrowed Money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and/or its Restricted Subsidiaries;

(s) Liens disclosed in any mortgage policy delivered pursuant to Section 5.12 of the Term Loan Facility Agreement (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement Indebtedness) with respect to any Material Real Estate Asset (as defined in the Term Loan Facility Agreement) (or, in the case of a refinancing or replacement of the Term Loan Facility Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement Indebtedness) and any replacement, extension or renewal of any such Lien; provided that (i) no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof) and (ii) such Liens do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(t) Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 10.2.1(q), (w) and/or (z);

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $185,000,000 and 33% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided, that any Lien on ABL Collateral that is granted in reliance on this clause (u) (other than, in the case of any Lien securing any Topgolf Location Indebtedness and/or Indebtedness of the type described in Section 10.2.1(m)) shall be junior to the Liens of Agent on the ABL Collateral pursuant to an intercreditor agreement reasonably satisfactory to Agent;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 11.1(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 10.2.6 arising out of such repurchase transaction;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 10.2.1(d), (e), (g), (aa) and (dd);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa) Liens (i) in favor of any Obligor and/or (ii) granted by any non-Obligor in favor of any Restricted Subsidiary that is not an Obligor, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted (or not restricted) under Section 10.2.1;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations of the type described in Section 10.2.1(f) and/or (ii) obligations of the type described in Section 10.2.1(s);

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, Discharge or redemption of Indebtedness;

(gg) Liens arising under any Specified Facility Lease;

(hh) Liens securing obligations of the type described in Section 10.2.1(c) to the extent such Liens are limited to the Topgolf location (and the assets related to such Topgolf location, including, if applicable, any Core Property) related to such Topgolf Location Indebtedness or such other obligations;

(ii) Liens securing Indebtedness permitted under Section 10.2.1(r); provided that such Liens do not at any time encumber any property other than the property financed or leased by such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the types permitted under Sections 10.2.1(c), (m) and/or (r) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(jj) any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, replacements thereof, accessions or additions thereto and improvements thereon and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes Restricted Subsidiary;

(kk) [reserved];

(ll) [reserved]; and

~~(kk) with respect to German Domiciled Obligors, any Liens created in respect of section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);~~

~~(ll) with respect to German Domiciled Obligors, any Lien arising by operation of law for the benefit of a landlord of any Obligor or Subsidiary of any Obligor in respect of any properties rented by it (Vermieterpfandrecht); and~~

(mm) any Lien arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to bank accounts held in Germany.

10.2.3. [Reserved].

10.2.4. Restricted Payments; Restricted Debt Payment.

(a) The Parent shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) [reserved];

(ii) the Parent may repurchase, redeem, retire or otherwise acquire or retire for value its Capital Stock or the Capital Stock of the Parent held by any future, present or former employee, director, member of management, officer, manager, consultant or independent contractor (or any Affiliate or Immediate Family Member thereof) of the Parent or any subsidiary:

(A) so long as no Event of Default exists or would result therefrom, with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of the Parent held by any future, present or former employee, director, member of management, officer, manager, consultant or independent contractor (or any Affiliate or Immediate Family Member thereof) of the Parent) in an amount not to exceed in any Fiscal Year the greater of $30,000,000 and 5% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year (any amount so carried forward shall be deemed to be used last in such succeeding Fiscal Year);

(B) with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Parent; or

(C) with the net proceeds of any key-man life insurance policy;

(iii) [reserved];

(iv) the Parent may make Restricted Payments (i) to make Cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof in connection with any Investment permitted hereunder or the exercise or vesting of warrants, options, restricted stock units or similar incentive interests or other securities convertible into or exchangeable for Capital Stock of the Parent or otherwise to honor a conversion requested by a holder thereof or (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers, consultants or independent contractors of the Parent, any subsidiary of the Parent or any of their respective Immediate Family Members or Affiliates, (B) payments or other adjustments to outstanding Capital Stock in accordance with any management equity plan, stock option plan or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (C) repurchases of Capital Stock in consideration of the payments described in clauses (A) and/or (B) above, including demand repurchases, in the case of each of clauses (A), (B) and (C), in connection with the granting, exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v) the Parent may repurchase or withhold Capital Stock upon the granting, exercise, vesting or settlement of warrants, options, restricted stock units, performance stock units or similar incentive interests, or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options, restricted stock units, performance stock units or similar incentive interests, or other securities convertible into or exchangeable for Capital Stock;

(vi) [reserved];

(vii) so long as no Event of Default exists, the Parent may make Restricted Payments in an annual amount not to exceed $50,000,0000;

(viii) the Parent may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Parent and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Parent and/or any Restricted Subsidiary (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Parent or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, the Parent may consummate any transaction permitted by Section 10.2.6 (other than Sections 10.2.6(j) and (t)), Section 10.2.7 (other than Section 10.2.7(g)) and Section 10.2.9 (other than Sections 10.2.9(d) and (j));

(x) the Parent may make additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $115,000,000 and (y) 20% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period less any amounts previously utilized under the General Restricted Debt Payment Basket (the “General RP Basket”) so long as no Event of Default under Sections 11.1(a), (f) or (g) shall be continuing after giving effect to such Restricted Payment;

(xi) the Parent may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(xii) the Parent may make Restricted Payments constituting any part of a Permitted Reorganization;

(xiii) the Parent may make additional Restricted Payments; provided that (i) no Event of Default exists and (ii) either: (A) (1) on a Pro Forma Basis after giving effect to such Restricted Payment, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the making of such Restricted Payment, (2) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Restricted Payment, and (3) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Payment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (B) (1) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such Restricted Payment, has been greater than an amount equal to 17.5% of the Maximum Facility Amount for the thirty (30) day period immediately prior to the making of such Restricted Payment and (2) Net Excess Availability is greater than an amount equal to 17.5% of the Maximum Facility Amount after giving effect to such Restricted Payment; and

(xiv) the Parent may make Restricted Payments consisting of the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Parent or any Restricted Subsidiary by, any Unrestricted Subsidiary.

(b) the Parent shall not, nor shall it permit any Restricted Subsidiary to, make any prepayment, redemption or repurchase in Cash in respect of principal of or interest on any Junior Indebtedness (such Indebtedness, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than 180 days prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 10.2.1;

(ii) as part of a customary catch-up payment to the extent necessary to avoid any Restricted Debt from constituting an “applicable high yield discount obligation”;

(iii) payments of regularly scheduled principal or regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) Restricted Debt Payments in an aggregate amount not to exceed the greater of (x) $115,000,000 and (y) 20% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period less any amounts previously utilized under the General RP Basket (the “General Restricted Debt Payment Basket”);

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent and/or any Restricted Subsidiary (other than Qualified Capital Stock issued or sold to the Parent and/or a Restricted Subsidiary of the Parent or an employee stock ownership plan or to a trust established by the Parent or any of its Restricted Subsidiaries for the benefit of their employees) and/or any capital contribution in respect of Qualified Capital Stock of the Parent and/or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Parent and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 10.2.1;

(vi) [reserved]; and

(vii) additional Restricted Debt Payments; provided that (i) no Event of Default exists and (ii) either: (A) (1) on a Pro Forma Basis after giving effect to such Restricted Debt Payment, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the making of such Restricted Debt Payment, (2) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Restricted Debt Payment, and (3) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Debt Payment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (B) (1) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such Restricted Debt Payment, has been greater than an amount equal to 17.5% of the Maximum Facility Amount for the thirty (30) day period immediately prior to the making of such Restricted Debt Payment and (2) Net Excess Availability is greater than an amount equal to 17.5% of the Maximum Facility Amount after giving effect to such Restricted Debt Payment.

10.2.5. Burdensome Agreements. Except as provided herein or in any other Loan Document, any Term Loan Document, any document with respect to any “Incremental Equivalent Debt” (as defined herein) and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 10.2.1, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Parent that is not an Obligor to pay dividends or other distributions to the Parent or any Obligor, (y) any Restricted Subsidiary that is not an Obligor to make cash loans or advances to the Parent or any Obligor or (z) any Obligor to create, permit or grant a Lien on any of its properties or assets to secure the Obligations, except:

(a) set forth in any agreement governing (i) Indebtedness of a Restricted Subsidiary that is not an Obligor permitted by Section 10.2.1, (ii) Indebtedness permitted by Section 10.2.1 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (c), (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (c), (i)(A), (m), (q), (r), (u), (w), (x) and/or (y) of Section 10.2.1), (q), (r), (t), (u), (w) and/or (y) of Section 10.2.1;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) (i) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition and/or (ii) provisions limiting the Disposition or distribution of assets or property in sale-leaseback agreements, sale agreements and similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, including provisions limiting the Disposition or distribution of assets or property in joint venture agreements that are applicable only to the assets that are the subject of such agreements (or the Capital Stock of which is the subject of such agreement);

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created specifically in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower Agent);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedging Agreement and/or any agreement relating to any Bank Product Debt (and/or any other obligation of the type described in Section 10.2.1(f));

(m) arising in any Specified Facility Lease and/or any other document or agreement relating to any Topgolf Location Indebtedness and/or any obligation not constituting Indebtedness relating to the financing of Topgolf locations;

(n) customary subordination and/or subrogation provisions set forth in documentation related to obligations of the type permitted by Sections 10.2.1(e), (g), (h), (k), (aa) and/or (dd) (not relating to Indebtedness for Borrowed Money) or other obligations not constituting Indebtedness, in each case that are entered into in the ordinary course of business;

(o) set forth in any agreement relating to any Permitted Lien that limits the right of the Parent and/or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and/or

(p) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (o) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower Agent, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.2.6. Investments. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b)

(i) Investments existing on the Closing Date in any subsidiary and/or any Existing Joint Venture,

(ii) Investments by: (A) a U.S. Domiciled Obligor in another U.S. Domiciled Obligor; and (B) any Canadian Domiciled Obligor~~, German Domiciled Obligor~~  or U.K./Dutch Domiciled Obligor in a U.S. Domiciled Obligor, Canadian Domiciled Obligor or U.K./Dutch Domiciled Obligor;

(iii) Investments made after the Closing Date (A) by any Obligor in any Restricted Subsidiary that is not an Obligor or (B) by any Obligor in any other Obligor that is not permitted by clause (ii) above, in an aggregate outstanding amount not to exceed the greater of $225,000,000 and 40% of Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period,

(iv) Investments made by any Obligor and/or any Restricted Subsidiary that is not an Obligor in the form of any contribution or Disposition of the Capital Stock of any Person that is not an Obligor, and

(v) Investments made by any Restricted Subsidiary that is not an Obligor in any Obligor and/or any Restricted Subsidiary that is not an Obligor;

(c) Investments (i) constituting deposits, prepayments and/or other credits to distributors, suppliers, licensors and landlords, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, landlords, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies and services to the Parent or any Restricted Subsidiary;

(d) [reserved];

(e) (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not an Obligor in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition, or make an Investment in any other Restricted Subsidiary to consummate, a Permitted Acquisition;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and, to the extent the amount of any such Investment exceeds $10,000,000 on the Closing Date, described on Schedule 10.2.6 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 10.2.6;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 10.2.7 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of the Parent, its subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of the Parent, either (i) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 10.2.1 (other than Indebtedness permitted under Sections 10.2.1(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 10.2.4 (other than Section 10.2.4(a)(ix)), Restricted Debt Payments permitted by Section 10.2.4 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 10.2.7 (other than Section 10.2.7(a) (if made in reliance on subclause (ii)(B) of the proviso thereto), Section 10.2.7(b) (if made in reliance on clause (ii) therein), Section 10.2.7(c)(ii) (if made in reliance on clause (B) therein) and Section 10.2.7(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers, consultants or independent directors of the Parent and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made with Qualified Capital Stock of the Parent or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control; provided that the portion of any such consideration not consisting of Qualified Capital Stock of the Parent or any Restricted Subsidiary is permitted under another provision of this Section 10.2.6;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Parent or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 10.2.6 to the extent that such acquired Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 10.2.6(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 10.2.6;

(p) Investments consisting of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its subsidiaries in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Parent when combined with any Indebtedness incurred pursuant to Section 10.2.1(v) during such fiscal year;

(q) Investments made after the Closing Date by the Parent and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) (A) the greater of $365,000,000 and 65% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower Agent, the amount of Restricted Payments then permitted to be made by the Parent or any Restricted Subsidiary in reliance on Section 10.2.4(a)(x) (it being understood that any amount utilized under this clause (B) to make an Investment shall result in a reduction in availability under Section 10.2.4(a)(x)), plus (C) at the election of the Borrower Agent, the amount of Restricted Debt Payments then permitted to be made by the Parent or any Restricted Subsidiary in reliance on Section 10.2.4(b)(iv) (it being understood that any amount utilized under this clause (C) to make an Investment shall result in a reduction in availability under Section 10.2.4(b)(iv)), plus

(ii) in the event that (A) the Parent or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r) [reserved];

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, landlords, customers, franchisees and licensees of the Parent and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments pursuant to any facility development agreements among the Parent and/or one or more Restricted Subsidiaries and a Person that is a real estate investment trust and/or any other third party financing provider relating to the development of one or more TopGolf locations and completion guarantees;

(u) Investments made in a Similar Business, including joint ventures and Unrestricted Subsidiaries, in an aggregate outstanding amount not to exceed the greater of $170,000,000 and 30% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period;

(v) Investments in subsidiaries in connection with any Permitted Reorganization;

(w) Investments under any Derivative Transaction of the type permitted under Section 10.2.1(s);

(x) Investments received by the Parent and/or any Restricted Subsidiary as a result of a transaction otherwise permitted under this Agreement in exchange for which the recipient of the relevant Investment does not pay any consideration;

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa) Investments in the Parent, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (other than an Acquisition) made after the Closing Date; provided, however, that either: (i) (A) on a Pro Forma Basis after giving effect to such Investment, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the consummation of such Investment, (B) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Investment, and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Investment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such Investment, has been greater than an amount equal to 17.5% of the Maximum Facility Amount for the thirty (30) day period immediately prior to the consummation of such Investment and (B) Net Excess Availability is greater than an amount equal to 17.5% of the Maximum Facility Amount after giving effect to such Investment;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and

(dd) Investments consisting of the non-exclusive licensing, sublicensing or contribution of Intellectual Property, including pursuant to joint marketing and/or joint development arrangements with other Persons in the ordinary course of business~~; and~~.

~~(ee) Investments among German Domiciled Obligors so long as all German Domiciled Obligors (other than Callaway Germany Holdco GmbH) making and/or receiving Investments are each subject to a profit and loss pooling agreement, domination agreement or a combination thereof.~~

10.2.7. Fundamental Changes; Disposition of Assets. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition, in a single transaction or in a series of related transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Parent or any other Restricted Subsidiary; provided, that (i) in the case of any such merger, consolidation or amalgamation with or into a Borrower, (A) a Borrower shall be the continuing or surviving Person (and in the case of a U.S. Borrower, a U.S. Borrower shall be the continuing or surviving Person), or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not a Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the same country where the Borrower being succeeded was organized, (y) the Successor Borrower shall expressly assume the Obligations of the applicable Borrower in a manner reasonably satisfactory to the Agent and (z) except as the Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Obligor that is not a Borrower, either (A) the Obligor shall be the continuing or surviving Person or the continuing or surviving Person (or, in the case of an amalgamation, the Person formed as a result thereof) shall expressly assume the obligations of such Obligor in a manner reasonably satisfactory to the Agent or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 10.2.6;

(b) Dispositions (including of Capital Stock) among the Parent and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by: (x) any Obligor to any Person that is not an Obligor, or (y) any U.S. Domiciled Obligor to any Canadian Domiciled Obligor~~,~~ or U.K./~~Duch~~Dutch Domiciled ~~Obligor or German Domiciled~~ Obligor, in each case, outside the ordinary course of business for working capital, administrative and/or other similar purposes shall be (i) for fair market value (as determined by the Borrower Agent in good faith) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents (including deferred consideration payable in Cash or Cash Equivalents) at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 10.2.6 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower Agent determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers, is not materially disadvantageous to the Lenders (taken as a whole) and the Parent or any Restricted Subsidiary receives the assets (if any) of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Obligor that results in a distribution or other transfer of assets to any Restricted Subsidiary that is not an Obligor, such distribution shall be treated as an Investment and shall comply with Section 10.2.6 (other than Section 10.2.6(j)); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 10.2.7 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 10.2.6; and (iii) the conversion of the Parent or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d) (i) Dispositions of inventory or equipment or immaterial (in the good faith determination of the Borrower Agent) assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower Agent, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Investments permitted pursuant to Section 10.2.6 (other than Section 10.2.6(j)), (ii) Permitted Liens, (iii) Restricted Payments permitted by Section 10.2.4(a) (other than Section 10.2.4(a)(ix)) and (iv) Sale and Lease-Back Transactions permitted by Section 10.2.8;

(h) Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $55,000,000 and 10% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (including deferred consideration payable in Cash or Cash Equivalents) (provided that for purposes of the 75% Cash consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent or any Restricted Subsidiary) of the Parent or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Parent and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iii) any Security received by the Parent or any Restricted Subsidiary from such transferee that is converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (iv) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) and Section 10.2.8(b)(i)(z) that is at that time outstanding, not in excess of the greater of $115,000,000 and 25% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists;

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar or replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such similar or replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions, discounting or forgiveness of notes receivable or accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (includes sales to factors);

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Parent and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any replacement of the Master Facility Lease with one or more leases between the Parent and/or its applicable subsidiary, on the one hand, and 30 West Pershing LLC or its applicable Affiliate, on the other hand, (iii) any expiration of any option agreement in respect of real or personal property and (iv) any Disposition, termination, surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions constituting any part of any Permitted Reorganization;

(q) Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Agent as being held for sale and not for the continued operation of the Parent or any of its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions qualifying for tax free treatment under Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (in the good faith determination of the Borrower Agent) for like assets; provided that upon the consummation of any such exchange or swap by any Obligor, to the extent the assets received do not constitute Excluded Property, the Agent has a perfected Lien with the same priority as the Lien held on the assets so exchanged or swapped;

(s) [reserved];

(t) (i) non-exclusive licensing and cross-licensing arrangements involving any technology, intellectual property or Intellectual Property of the Parent or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of Intellectual Property, or issuances or registrations, or applications for issuances or registrations, of Intellectual Property, which, in the reasonable good faith determination of the Borrower Agent, are not material to the conduct of the business as presently conducted of the Parent and its Restricted Subsidiaries, taken as whole;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of the Parent and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(aa) Dispositions involving assets having a fair market value (as determined by the Borrower Agent in good faith at the time of the relevant Disposition) of not more than the greater of $55,000,000 and 10% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year (any amount so carried forward shall be deemed to be used last in such succeeding Fiscal Year).

To the extent that any Collateral is Disposed of as expressly permitted by this Section 10.2.7 to any Person other than an Obligor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Section 12 hereof.

10.2.8. Sale and Lease-Back Transactions. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Parent or the relevant Restricted Subsidiary (I) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent or any of its Restricted Subsidiaries) and (II) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to any Person (other than the Parent or any of its Restricted Subsidiaries) in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as:

(a) the relevant Sale and Lease-Back Transaction is consummated in exchange for Cash and Cash Equivalent consideration (including deferred consideration payable in Cash or Cash Equivalents) and/or rent concessions (provided that for purposes of the foregoing cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent or any Restricted Subsidiary) of the Parent or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Parent and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Parent or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 10.2.7(h)(iv) that is at that time outstanding, not in excess of the greater of $115,000,000 and 25% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); and

(b) either:

(i) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this Section 10.2.8 (other than Sale and Lease-Back Transactions of the type described in clauses (ii) and (iii) below) does not exceed the greater of $85,000,000 and 15% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries as of the last day of the most recently ended Test Period,

(ii) such Sale and Lease-Back Transaction constitutes a Specified Sale and Lease-Back Transaction; or

(iii) such Sale and Lease-Back Transaction constitutes an Equipment Sale and Lease-Back Transaction.

10.2.9. Transactions with Affiliates. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $15,000,000 in any individual transaction or series of related transactions with any of their respective Affiliates on terms, taken as a whole, that are materially less favorable (taken as a whole) to the Parent or such Restricted Subsidiary, as the case may be (as determined by the Borrower Agent in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Parent and/or one or more Restricted Subsidiaries and/or joint ventures (or any entity that becomes a Restricted Subsidiary or joint venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans and other equity and equity-based compensation plans approved by the board of directors (or equivalent governing body) (or pursuant to a delegation thereby) of the Parent or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any separation or severance arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 10.2.1(d), (o), (bb) and (ee), 10.2.4, 10.2.6, 10.2.7 or 10.2.8 and (ii) issuances of Capital Stock, equity contributions and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) the pledge of Capital Stock of a joint venture or Unrestricted Subsidiary securing capital contributions to, or obligations of, such Persons;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to, and reimbursement of reasonable out-of-pocket expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Parent in good faith;

(i) Contingent Obligations permitted by Section 10.2.1 or Section 10.2.6;

(j) transactions among the Parent and its Restricted Subsidiaries that are otherwise permitted (or not restricted) under this Section 10.2;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Parent and/or any of its Restricted Subsidiaries in the ordinary course of business;

(l) transactions with customers, clients, suppliers, landlords, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Parent and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Parent or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase of the Capital Stock of (or contribution to the equity capital of) the Parent and (ii) any intercompany loan made to the Parent or any Restricted Subsidiary; and

(o) any transaction (or series of related transactions) in respect of which the Parent delivers to the Agent a letter addressed to the board of directors (or equivalent governing body) of the Parent from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that, taken as a whole, are not materially less favorable to the Parent and/or, if applicable, one or more of its Restricted Subsidiaries, individually or taken as a whole, as the context may require, than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

10.2.10. Conduct of Business. From and after the Closing Date, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Parent or any Restricted Subsidiary on the Closing Date and reasonable extensions thereof and similar, incidental, complementary, ancillary or related businesses.

10.2.11. Amendments or Waivers of Certain Documents. The Parent shall not, nor shall it permit any other Obligor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such), taken as a whole; provided that, for purposes of clarity, it is understood and agreed that the Parent and/or any other Obligor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 10.2.7.

10.2.12. Amendments of or Waivers with Respect to Restricted Debt. The Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify (a) the subordination terms of any Restricted Debt (or the subordination terms set forth in the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (b)

the terms of any Restricted Debt in violation of any applicable intercreditor agreement or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof (including to the extent that such Indebtedness would be permitted to be incurred under this Agreement at the time of such replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding, after giving effect thereto).

10.2.13. Fiscal Year. The Parent shall not change its Fiscal Year-end; provided that the Parent may, upon written notice to the Agent, change the Fiscal Year-end of the Parent to another date, in which case the Parent and the Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

10.2.14. IP Separation and Relicense Transactions. Neither the Parent nor any Restricted Subsidiary shall consummate any IP Separation and Relicense Transaction.

10.2.15. Canadian Pension Plans. Without the prior written consent of Agent, no Obligor shall establish, or otherwise incur any obligations or liabilities under or in connection with any Canadian Pension Plan that provides benefits on a defined benefit basis.

~~10.2.16. Capital Stock of the German Borrower. Create, incur, assume or suffer to exist any Lien over the Capital Stock in (a) the German Borrower or (b) in each direct or indirect holder of such Capital Stock, in each case, other than such Liens in favor of the Agent and, subject to the terms of the Intercreditor Agreement, Liens granted to Term Loan Collateral Agent pursuant to the Term Loan Documents.~~

10.3 Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall maintain a Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis, of at least 1.0 to 1.0 as of (a) the end of the last Fiscal Quarter immediately preceding the occurrence of any Covenant Trigger Period for which financial statements have most recently been delivered pursuant to Section 10.1.1, and (b) the end of each Fiscal Quarter for which financial statements are delivered pursuant to Section 10.1.1 during any Covenant Trigger Period.

10.4 Company Trademark. The Obligors shall maintain, defend and preserve the Company Trademark and its value, usefulness, merchantability and marketability in a manner consistent with past practices, and shall not sell, assign, transfer, encumber or license the Company Trademark to any Person (other than Liens created pursuant to the Loan Documents and Liens that, if consensual, are subordinated to the Agent’s Liens pursuant to the Intercreditor Agreement or other intercreditor agreements entered into as contemplated hereunder) to the extent that doing so would cause the amount specified in clause (a) of the definition of “U.S. Trademark Formula Amount” to be less than the amount specified in clause (b) of the definition of “U.S. Trademark Formula Amount” without the prior written consent of the U.S. Required Lenders.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. Any of the following:

(i) failure by the Parent or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than (A) Indebtedness referred to in clause (a) above and (B) Indebtedness among the Parent and/or its Restricted Subsidiaries) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor, or

(ii) breach or default by the Parent or any of its Restricted Subsidiaries with respect to any term not referenced in clause (i) above of (A) one or more items of Indebtedness (other than (x) Indebtedness referred to in clause (a) above, (y) Indebtedness among the Parent and/or its Restricted Subsidiaries and (z) Topgolf Location Indebtedness and/or Capital Leases) (such Indebtedness, other than the items described in clauses (x) through (z) above, the “Specified Indebtedness”) with an aggregate outstanding principal amount, together with the aggregate outstanding principal amount of any Topgolf Location Indebtedness and/or Capital Lease with respect to which a breach or default of the type (and resulting in the effect) described in clause (iii) below has occurred and is continuing, exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Specified Indebtedness (other than, for the avoidance of doubt, with respect to Specified Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Obligor or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause or to permit the holder or holders of such Specified Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Specified Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or

(iii) breach or default by the Parent or any of its Restricted Subsidiaries with respect to any term not referenced in clause (i) above of (A) one or more items of Topgolf Location Indebtedness and/or one or more Capital Leases with an aggregate outstanding principal amount for all such Topgolf Location Indebtedness and Capital Leases, together with the aggregate outstanding principal amount of any Specified Indebtedness with respect to which a breach or default of the type (and resulting in the effect) described in clause (ii) above has occurred and is continuing, exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such Topgolf Location Indebtedness and/or Capital Leases, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is that the holder or holders of such Topgolf Location Indebtedness or Capital Lease obligation (or a trustee or agent on behalf of such holder or holders) have caused (with the giving of notice, if required) such Topgolf Location Indebtedness or Capital Lease obligation to become or be declared due and payable (or redeemable) prior to its stated maturity;

provided, that (1) [reserved], (2) any conversion of, or trigger of conversion rights with respect to, any convertible debt securities of the Parent otherwise permitted to be incurred under this Agreement (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder, shall not constitute an Event of Default, (3) clauses (ii) and (iii) of this paragraph (b) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (4) any failure described under clauses (i) through (iii) above is unremedied and is not waived by the holders of such Indebtedness or the relevant lease counterparty, as applicable, prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 11 and (5) it is understood and agreed for the avoidance of doubt that the occurrence of any event described in clauses (i) through (iii) above that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be will not result in a Default or Event of Default under this Agreement prior to the expiration of such grace period; or

(c) Breach of Certain Covenants. Failure of any Obligor, as required by the relevant provision, to perform or comply with any term or condition contained in Section 10.1.1(e)(i), Section 10.1.2 (as it applies to the preservation of the existence of the Borrowers), Section 10.1.11 or Section 10.2; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Obligor in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Obligor in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 11.1, which default has not been remedied or waived within 30 days after receipt by the Borrower Agent of written notice thereof from the Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case or proceeding under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state, provincial, territorial, local or foreign Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case or proceeding against the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, custodian, administrator, or other officer having similar powers over the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee, monitor, administrator or other custodian of the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this clause (f), in the case of an Obligor (other than a U.K. Domiciled Obligor) undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days or, in the case of a U.K. Domiciled Obligor, such petition is a winding up petition which is not frivolous or vexatious and is not discharged, stayed or dismissed within 14 days of commencement; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case or proceeding under any Debtor Relief Law, or the consent by the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or proceeding or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or the consent by the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, trustee, monitor, administrator or other custodian for all or a material part of its property; (ii) the making by the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Parent or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, or indemnifying party as to which the relevant indemnifying party has been notified and not denied its indemnification obligations, as applicable, by self-insurance (if applicable) or by insurance and/or an indemnification provision as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Parent or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Security Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of Full Payment) or being declared, by a court of competent jurisdiction, to be null and void or the repudiation in writing by any Guarantor of its obligations thereunder (in each case, other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Security Document ceasing to be in full force and effect or ceasing to create a valid and perfected (with the priority specified in such Security Document and subject to Permitted Liens and any applicable intercreditor agreement) Lien on Collateral purported to be covered thereby (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the occurrence of Full Payment or any other termination of such Security Document in accordance with the terms thereof) or being declared null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, the contesting by any Obligor of the validity or enforceability of any material provision of any Loan Document in writing or denial by any Obligor in writing that it has any further liability (other than by reason of the occurrence of Full Payment or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the mere failure of the Agent to maintain possession of any physical Collateral with respect to a Lien that otherwise was or would have been perfected shall not result in an Event of Default under this Section 11.1(k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Obligor that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Lien Indebtedness or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) The occurrence of one or more of the following, which individually or in the aggregate result in liability of the Parent or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect: (A) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Obligor required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment of an administrator to wind up a Canadian Pension Plan; (B) any Canadian Domiciled Obligor is in default with respect to any required contributions to a Canadian Pension Plan or fails to eliminate a solvency deficiency or keep such plan fully funded; or (C) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(f) or Section 11.1(g) occurs with respect to any Borrower, then to the extent permitted by Requirements of Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Requirements of Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Requirements of Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable at any time following the occurrence and during the continuation of an Event of Default, any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than exclusively third party funds) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6 Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent or any Secured Party of payment in the Judgment Currency, Agent or such Secured Party can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Secured Parties against such loss. If the purchased amount is greater than the sum originally due, Agent or such Secured Party shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority.

(a) Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent, Required Lenders, U.S. Required Lenders, Canadian Required Lenders, ~~German Required Lenders,~~ or U.K./Dutch Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Requirements of Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts, Credit Card Receivables, Toptracer Bays or Inventory constitute Eligible Accounts, Eligible Credit Card Receivables, Eligible Toptracer Bays, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Obligor and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all Obligations owed by each such Obligor to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Obligor is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

(c) Without limiting the foregoing or any powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Attorney.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Requirements of Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Requirements of Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.1.5. Agent as Security Trustee. In this Agreement and the U.K. Security Agreements, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the U.K. Security Agreements or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and U.K. Security Agreements shall be obligations of

Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the U.K. Security Agreements or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 12; (ii) all the powers of an absolute owner of the security constituted by the U.K. Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Security Agreements and/or any of the Loan Documents.

12.1.6. Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the U.K. Security Agreements and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the U.K. Security Agreements and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the U.K. Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

12.1.7. Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.

12.1.8. Successors. Secured Parties agree that, if at any time that the Person acting as security trustee of Secured Parties in respect of the U.K. Security Agreements shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the U.K. Security Agreements.

12.1.9. Capacity. Nothing in Sections 12.1.5 to 12.1.8 shall require Agent in its capacity as security trustee of Secured Parties under the U.K. Security Agreements to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the U.K. which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral.

(a) Secured Parties irrevocably authorize and instruct Agent to, and Agent shall, release any Lien with respect to any Collateral (A) upon Full Payment of the Obligations; (B) that is the subject of a Disposition permitted hereunder to a Person which is not an Obligor so long as, if reasonably requested by Agent, Borrower Agent certifies in writing to Agent that such Disposition is permitted hereunder (and Agent may rely conclusively on any such certificate without further inquiry); (C) that constitutes Excluded Property; (D) that is owned by an Obligor upon the release of such Obligor in accordance with the terms hereof; or (E) with the written consent of the Required Lenders (or all Lenders to the extent required by Section 14.1.1(d)(v).

(b) Subject to Section 14.26, Secured Parties irrevocably authorize and instruct Agent to, and Agent shall: release any Obligor (other than a Borrower, but including ~~the German Borrower~~JW Germany upon the consummation of the JW Sale; provided that (x) any outstanding German Revolver Loans and any amounts owing by ~~the German Borrower~~JW Germany for any drawings under German Letters of Credit shall have been repaid, together with all accrued but unpaid interest thereon, and (y) any issued but undrawn German Letters of Credit shall have been terminated (or otherwise backstopped or cash collateralized in a manner satisfactory to the applicable German Issuing Bank)) from its obligations under the Loan Documents (including its Loan Guaranty) if such Person ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder and the Parent has requested that such Obligor cease to be an Obligor); provided, that the release of any Obligor from its obligations under the Loan Documents if such Obligor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if such Obligor did not become an Excluded Subsidiary of the type described in clause (a) of the definition thereof as a result of (A) a transfer of its equity interests to any Affiliate of the Parent for a non-bona fide business purpose for less than fair market value or (B) a non-bona fide transaction the primary purpose of which was to cause such entity to become a non-wholly-owned Subsidiary of the Parent in order to release it from the Loan Documents (or its Loan Guaranty).

(c) Secured Parties authorize Agent to release its Lien over any Collateral subject to a Lien permitted under Section 10.2.2(n) and subordinate its Liens to any Lien permitted under Section 10.2.2(c), (d), (e), (f), (g)(i), (k) (with respect to a refinancing of any other Lien referred to in this clause (c)), (l) (subject to the Intercreditor Agreement with respect to the Term Loan Facility Agreement), (m), (n), (o), (q), (r), (s), (u) (to the extent such Lien is of a type with respect to which subordination is otherwise permitted under this clause (c) (other than with respect to 10.2.2(l))), (y), (bb), (cc), (dd), (ee), (ff), (gg), (hh), (ii), and/or (jj) (and any Lien securing any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 10.2.2(k)).

(d) Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(e) Upon the request of Agent at any time, the Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Obligor from its obligations under the Loan Documents or its Lien on any Collateral pursuant to this Article 12. In each case as specified in this Article 12, Agent will (and each Lender hereby authorizes Agent to), at the Borrowers’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, to subordinate its interest therein, or to release such Obligor from its obligations under any Loan Guaranty or as a Borrower, in each case in accordance with the terms of the Loan Documents and this Article 12.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Obligors’ books and records as well as upon representations of the applicable Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except: (i)

to such Lender’s Participants, attorneys and accountants (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential), (ii) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, (x) inform the Parent promptly in advance thereof and (y) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), or (iii) to the extent required by Requirements of Law or by any subpoena or other legal process (in which case such Person shall (x) to the extent permitted by law, inform the Parent promptly in advance thereof and (y) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment)) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Requirements of Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5 Ratable Sharing. No Lender shall set off against any Dominion Account without the prior written consent of Agent. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, the U.S. Issuing Banks (if such Obligation is a U.S. Facility Obligation), the Canadian Issuing Bank (if such Obligation is a Canadian Facility Obligation), the ~~German Issuing Bank (if such Obligation is a German Facility Obligation), the~~ U.K./Dutch Issuing Bank (if such Obligation is a U.K./Dutch Facility Obligation), and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

12.6 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE (OTHER THAN CLAIMS THAT ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE), PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including as security trustee of Secured Parties under the U.K. Security Agreements) without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock shall continue to be Agent (including as security trustee of Secured Parties under the U.K. Security Agreements) hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Requirements of Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Requirements of Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Requirements of Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Applicable Time Zone) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Applicable Time Zone) on such day, and if request is made after 11:00 a.m. (Applicable Time Zone), then payment shall be made by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Obligors be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Requirements of Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Requirements of Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “U.S. Required Lenders,” “Canadian Required Lenders,” “~~German Required Lenders,” “~~U.K./Dutch Required Lenders,” or any similar term shall include Bank of America, if applicable, in its capacity as a Lender. Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations, unless such Claim is caused by the gross negligence or willful misconduct of such Agent Indemnitee.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors (except for the consent rights set forth in Section 12.8.1) or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the Ordinary Course of Business and in accordance with Requirements of Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower Agent agrees otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date (if such Participant has an interest in the Canadian Revolver Commitments), U.K./Dutch Revolver Commitment Termination Date (if such Participant has an interest in the U.K./Dutch Revolver Commitments), ~~German Revolver Commitment Termination Date (if such Participant has an interest in the German Revolver Commitments),~~ or U.S. Revolver Commitment Termination Date (if such Participant has an interest in the U.S. Revolver Commitments), or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, any Guarantor(s) constituting a substantial portion of the Loan Guaranty or any substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1. Permitted Assignments.

(a) A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (i) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent and Borrower Agent (unless an Event of Default has occurred and is continuing) in their respective discretion) and integral multiples of $1,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent and Borrower Agent (unless an Event of Default has occurred and is continuing) in their respective discretion); and (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (x) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (y) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Obligors to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Obligors’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

(b) Notwithstanding anything contained herein to the contrary, no assignment may be made unless after giving effect thereto:

(i) the percentage of each U.S. Lender’s U.S. Revolver Commitment to the aggregate amount of all U.S. Revolver Commitments equals the percentage of such Lender’s and such Lender’s Affiliates’ and branches’: (1) Canadian Revolver Commitment to the aggregate amount of all Canadian Revolver Commitments, and (2) U.K./Dutch Revolver Commitment to the aggregate amount of all U.K./Dutch Revolver Commitments~~, and (3) German Revolver Commitment to the aggregate amount of all German Revolver Commitments~~;

(ii) the percentage of each Canadian Lender’s Canadian Revolver Commitment to the aggregate amount of all Canadian Revolver Commitments equals the percentage of such Lender’s and such Lender’s Affiliates’ and branches’: (1) U.S. Revolver Commitment to the aggregate amount of all U.S. Revolver Commitments, and (2) U.K./Dutch Revolver Commitment to the aggregate amount of all U.K./Dutch Revolver Commitments~~, and (3) German Revolver Commitment to the aggregate amount of all German Revolver Commitments~~;

(iii) ~~the percentage of each German Lender’s German Revolver Commitment to the aggregate amount of all German Revolver Commitments equals the percentage of such Lender’s and such Lender’s Affiliates’ and branches’: (1) U.S. Revolver Commitment to the aggregate amount of all U.S. Revolver Commitments, (2) U.K./Dutch Revolver Commitment to the aggregate amount of all U.K./Dutch Revolver Commitments, and (3) Canadian Revolver Commitment to the aggregate amount of all Canadian Revolver Commitments; and~~[reserved]; and

(iv) the percentage of each U.K./Dutch Lender’s U.K./Dutch Revolver Commitment to the aggregate amount of all U.K./Dutch Revolver Commitments equals the percentage of such Lender’s and such Lender’s Affiliates’ and branches’: (1) U.S. Revolver Commitment to the aggregate amount of all U.S. Revolver Commitments, and (2) Canadian Revolver Commitment to the aggregate amount of all Canadian Revolver Commitments~~, and (3) German Revolver Commitment to the aggregate amount of all German Revolver Commitments~~.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person). In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Requirements of Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.4 Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, either (i) terminate the Commitments of such Lender (and its Affiliates and branches) and repay all outstanding Obligations of such Lender (and its Affiliates and branches), or (ii) require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), in each case, within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.2, Section 2.3, Section 2.4, or any other provision in a Loan Document that relates to any rights, duties or discretion of such affected Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2) (it being understood that no modification to any financial ratio or availability ratio or defined term as used therein shall be deemed to be a reduction of the amount of interest or fees payable to a Lender even if it has such effect); (iii) extend the Commitment of such Lender, or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the U.K./Dutch Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date~~, the German Revolver Commitment Termination Date~~ or the Facility Termination Date, (ii) alter Section 5.6, 7.1 (except to add Collateral), 12.5 or 14.1.1; (iii) amend the definition of Pro Rata, Supermajority Lenders, or Required Lenders; (iv) increase any advance rate; (v) release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Borrower from liability for any Obligations, or any Guarantor(s) constituting a substantial portion of the Loan Guaranty, in each case in this clause (vi), except as currently contemplated by the Loan Documents as of the Closing Date or as otherwise amended in accordance with this clause (d);

(e) without the prior written consent of the Supermajority Lenders, no modification shall be effective that would amend (i) the definition of U.S. Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to U.S. Borrowers, (ii) the Canadian Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to the Canadian Borrower, (iii) ~~the German Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to the German Borrower~~[reserved], or (iv) the U.K./Dutch Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to the U.K./Dutch Borrowers;

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6;

(g) without the prior written consent of all Lenders, (i) the Obligations shall not be subordinated in right of payment to any other Indebtedness for borrowed money, and (ii) Agent shall not agree to subordinate its Liens in the Collateral to any other Liens securing Indebtedness for borrowed money except to the extent contemplated by Section 12.2.1 as of the Closing Date or as otherwise amended in accordance with this clause (g);

(h) without the prior written consent of all: (i) U.S. Lenders, amend the definition of U.S. Required Lenders, (ii) Canadian Lenders, amend the definition of Canadian Required Lenders, and (iii) U.K./Dutch Lenders, amend the definition of U.K./Dutch Required Lenders~~, and (iv) German Lenders, amend the definition of German Required Lenders~~;

(i) if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Insurance Laws; and

(j) to the extent any portions of Section 10.2.1 or 10.2.2 contemplate an intercreditor agreement satisfactory to Agent, the Lenders hereby authorize Agent to enter into any such intercreditor agreement (and all amendments, amendment and restatements, modifications or other supplements thereto) in each case, in form and substance reasonably satisfactory to Agent. In addition, each Lender authorizes Agent to enter into any amendments, amendment and restatements, modifications or other supplements to the Intercreditor Agreement, in form and substance reasonably satisfactory to Agent, to permit Parent and its Restricted Subsidiaries to incur additional Indebtedness secured on a pari passu basis with the Indebtedness under the Term Loan Documents or on a junior basis to the Indebtedness under the Term Loan Documents, in each case, as permitted under Section 10.2.1 or 10.2.2 of this Agreement.

(k) notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender has received, at least twenty Business Days prior to such execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Agent that flood insurance due diligence and flood insurance compliance has been completed to its reasonable satisfaction (it being agreed that any deadline set forth in this Agreement or any other Loan Document for the Borrower to execute and deliver such Mortgage shall be extended until each such Lender has provided such confirmation to Agent).

14.1.2. Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letters or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the bad faith, gross negligence or willful misconduct of, or material breach of its obligations under the Loan Documents by, such Indemnitee.

14.3 Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof or on Schedule 14.3, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 2.4, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2. [Reserved].

14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at the applicable Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All documented payments and reasonable and documented costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Requirements of Law. If any provision is found to be invalid under Requirements of Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Obligors and each of the Agent, the Issuing Banks and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of the Agent, the Issuing Banks and the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agent nor any Issuing Bank or Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent and/or any Issuing Bank or Lender has agreed to accept such Electronic Signature, the Agent and each of the Issuing Banks and Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor and/or any Issuing Bank or Lender without further verification and (b) upon the request of the Agent or any Issuing Bank or Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Agent nor any Issuing Bank or Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s or any Issuing Bank’s or Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent and each Issuing Bank and Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Obligors and each Issuing Bank and Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Agent and each Issuing Bank and Lender for any liabilities arising solely from the Agent’s and/or any Issuing Bank’s and/or Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Obligors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11 Lender Loss Sharing Agreement.

(a) Definitions. As used in this Section 14.11, the following terms shall have the following meanings:

(i) CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.11(b).

(ii) CAM Exchange: the exchange of the U.S. Lenders’ interests, the U.K./Dutch Lenders’ interests~~, the German Lenders’ interests~~ and the Canadian Lenders’ interests provided for in Section 14.11(b).

(iii) CAM Exchange Date: the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(f) or Section 11.1(g) with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

(iv) CAM Percentage: as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Revolver Commitments immediately prior to the CAM Exchange Date and the termination of the Revolver Commitments, and (b) the denominator of which shall be the amount of the Revolver Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Revolver Commitments.

(v) Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the U.S. Revolver Loans, U.K./Dutch Revolver Loans, Canadian Revolver Loans, ~~German Revolver Loans,~~ Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Sections 3.2.1, 3.2.2(a), 3.2.3(a), and 3.2.4(a).

(vi) Revolver Facilities: the facility established under the U.S. Revolver Commitments, the U.K./Dutch Revolver Commitments, ~~the German Revolver Commitments,~~ and the Canadian Revolver Commitments, and Revolver Facility means any one of such Revolver Facilities.

(b) CAM Exchange.

(i) On the CAM Exchange Date,

(A) the U.S. Revolver Commitments, the U.K./Dutch Revolver Commitments, ~~the German Revolver Commitments,~~ and the Canadian Revolver Commitments shall have terminated in accordance with Section 11.2,

(B) each U.S. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6, each U.K./Dutch Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6, ~~each German Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6,~~ and each Canadian Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6,

(C) each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.3.2(b), each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.4.2(b), ~~each German Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.5.2(b),~~ and each U.K./Dutch Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.2.2(b), and

(D) the Lenders shall purchase at par interests (in Dollars) in the Designated Obligations under each Revolver Facility (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments, the U.K./Dutch Revolver Commitments, ~~the German Revolver Commitments,~~ and the Canadian Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii) Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(iv) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by any Issuing Bank that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.

(c) Notwithstanding any other provision of this Section 14.11, Agent and each Lender agree that if Agent or a Lender is required under Requirements of Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.11, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

14.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Requirements of Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.13 Confidentiality. Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, (x) inform the Parent promptly in advance thereof and (y) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment); (c) to the extent required by Requirements of Law or by any subpoena or other legal process, including the disclosure of any Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU (in which case such Person shall (x) to the extent permitted by law, inform the Parent promptly in advance thereof and (y) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary or their respective securities; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Requirements of Law, including federal, state, provincial and territorial securities laws.

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum; Judicial Reference; Bail-In of Affected Financial Institutions.

14.15.1. Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Requirements of Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2. Judicial Reference. If any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall be pending before any court sitting in or with jurisdiction over California or applying California law, then at the request of any party such proceeding shall be referred by the court to a referee (who shall be an active or retired judge) to hear and determine all issues in such proceeding (whether of fact or law) and to report a statement of decision for adoption by the court. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option and subject to applicable law, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15.3. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any unsecured liability of such Secured Party arising under a Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-In Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent, or a bridge institution that may be issued to the party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.16 Waivers. To the fullest extent permitted by Requirements of Law, (x) each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) [reserved]; and (g) notice of acceptance hereof, and (y) each party hereto waives any claim against any other party hereto, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto except, in the case of any third party claim for which indemnification is sought by any Indemnitee against any Obligor, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 14.2. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Banks and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act and AML Legislation Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Agent, Issuing Bank, any Lender or any prospective assignee or participant of a Lender, in order to comply with any “know your customer,” anti-money laundering rules and regulations, or other Requirements of Law, including the Patriot Act, the Beneficial Ownership Regulation and/or the applicable AML Legislation, whether now or hereafter in existence.

14.18 Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Facility Obligor or any authorized signatories of any Canadian Facility Obligor for the purposes of applicable AML Legislation, then the Agent: (a) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and (b) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Facility Obligors or any authorized signatories of the Canadian Facility Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Obligor or any such authorized signatory in doing so.

14.19 Parallel Debt Undertaking.

14.19.1. The parallel debt undertaking created hereunder (“Parallel Debt Undertaking”) is constituted in order to secure the prompt and complete satisfaction of any of the respective ~~German Domiciled Obligor’s German Facility Obligations and/or the~~ Dutch Domiciled Obligor’s U.K./Dutch Facility Obligations. The Parallel Debt Undertaking shall also cover any future extension, prolongation, increase or novation of the ~~German Facility Obligations and the~~ U.K./Dutch Facility Obligations.

14.19.2. For the purposes of taking and ensuring the continuing validity of security under those security documents subject to the laws of (or to the extent affecting assets situated in) Germany, the Netherlands and such other jurisdictions as the Secured Parties and the Obligors (each acting reasonably) agree, notwithstanding any contrary provision in this Agreement:

(a) each Obligor undertakes (such undertakings, the “Parallel Obligations”) to pay to the Agent amounts equal to all present and future amounts owing by it to the Secured Parties under the Loan Documents (“Original Obligations”);

(b) the Agent shall have its own independent right to demand and receive payment under the Parallel Obligations;

(c) the Parallel Obligations shall, subject to clause (d) below, not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d) notwithstanding clauses (b) and (c) above, payment by the Obligor of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Secured Parties and payment by an Obligor of its Original Obligations to the relevant Secured Parties shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Agent;

(e) the Parallel Obligations are owed to the Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee;

(f) without limiting or affecting the Agent’s right to protect, preserve or enforce its rights under any Loan Document, the Agent undertakes to each of the Secured Parties not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Secured Parties; and

(g) the Agent shall distribute any amount so received to the Secured Parties in accordance with the terms of this Agreement as if such amounts had been received in respect of the Original Obligations.

14.19.3. Upon complete and irrevocable satisfaction of the ~~German Facility Obligations and the~~ U.K./Dutch Facility Obligations, the Agent shall without undue delay at the cost and expense of the Obligors release the Parallel Debt Undertaking.

14.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligor for liquidation or reorganization, should any Obligor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Requirements of Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.21 Nonliability of Lenders. Neither the Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations. Each Obligor agrees, on behalf of itself and each other Obligor, that neither the Agent, any Issuing Bank nor any Lender shall have liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of or in any way related to any of the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought or a breach of obligations under this Agreement by the party from which recovery is sought. NEITHER THE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.22 Know Your Customer. Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

14.23 Amendment and Restatement.

14.23.1. This Agreement amends and restates in its entirety the Fourth Amended and Restated Loan Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Fourth Amended and Restated Loan Agreement shall, subject to Section 14.23.3, be superseded hereby.

14.23.2. Notwithstanding the amendment and restatement of the Fourth Amended and Restated Loan Agreement by this Agreement, all of the Obligations under the Fourth Amended and Restated Loan Agreement which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Fourth Amended and Restated Loan Agreement, and not as payment of the Obligations of the Borrowers thereunder, and is in no way intended to constitute a novation of the Fourth Amended and Restated Loan Agreement.

14.23.3. Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Fourth Amended and Restated Loan Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Closing Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, all security interests, pledges, assignments and other Liens and Guarantees previously granted by any Obligor pursuant to the Loan Documents executed and delivered in connection with the Original Loan Agreement, the Original Amended and Restated Loan Agreement, the Second Amended and Restated Loan Agreement, the Third Amended and Restated Loan Agreement, or the Fourth Amended and Restated Loan Agreement are hereby reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and Guarantees shall remain in full force and effect as security for the Obligations on and after the Closing Date.

14.24 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the priority of the Lien and security interest granted to the Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Agent (or any Secured Party) hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement and any other intercreditor agreement entered into by Agent in accordance with Section 14.1.1(j) (each, an “Additional

Intercreditor Agreement”) and in the event of any conflict between the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement and any Loan Document, the terms of the Intercreditor Agreement or such Additional Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of Term Loan Obligations (as defined in the Intercreditor Agreement) or any comparable definition in any Additional Intercreditor Agreement, (i) the delivery or granting of “control” (as defined in the UCC) to the extent only one Person can be granted “control” therein under applicable law of any Term Loan Collateral (as defined in the Intercreditor Agreement) or any comparable definition in any Additional Intercreditor Agreement by the Term Loan Collateral Agent or other term agent under any Additional Intercreditor Agreement pursuant to the terms of the Term Loan Collateral Documents (as defined in the Intercreditor Agreement) or any comparable definition in any Additional Intercreditor Agreement shall satisfy any such “control” requirement hereunder or under any other Loan Document with respect to any Term Loan Collateral or any comparable definition in any Additional Intercreditor Agreement to the extent that such “control” is consistent with the terms of the Intercreditor Agreement or such Additional Intercreditor Agreement, and (ii) the possession of any Term Loan Collateral (or any comparable definition in any Additional Intercreditor Agreement) by the Term Loan Collateral Agent or other term agent under any Additional Intercreditor Agreement pursuant to the terms of the Term Loan Collateral Documents (or any comparable definition in any Additional Intercreditor Agreement) shall satisfy any such possession requirement hereunder or under any other Loan Document with respect to Term Loan Collateral (or any comparable definition in any Additional Intercreditor Agreement) to the extent that such possession is consistent with the terms of the Intercreditor Agreement or such Additional Intercreditor Agreement.

14.25 Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

14.25.1. Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.25.2. Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.26 Release of Obligors. Notwithstanding anything in Section 14.1.1 to the contrary, (a) any Obligor (other than a Borrower, but including ~~the German Borrower~~JW Germany upon the consummation of the JW Sale; provided that (x) any outstanding German Revolver Loans and any amounts owing by ~~the German Borrower~~JW Germany for any drawings under German Letters of Credit shall have been repaid, together with all accrued but unpaid interest thereon, and (y) any issued but undrawn German Letters of Credit shall have been terminated (or otherwise backstopped or cash collateralized in a manner satisfactory to the applicable German Issuing Bank)) shall automatically be released from its obligations hereunder and under the other Loan Documents (and its Loan Guaranty shall be automatically released) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Obligor ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and (b) any obligor (other than a Borrower) that qualifies as an “Excluded Subsidiary” shall be released by the Agent promptly following the request therefor by the Parent; provided, that the release of any Obligor under clause (a) from its obligations under the Loan Documents (including its Loan Guaranty) if such Obligor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if such Obligor did not become an Excluded Subsidiary of the type described in clause (a) of the definition thereof as a result of (A) a transfer of its equity interests to any Affiliate of the Parent for a non-bona fide business purpose for less than fair market value or (B) a non-bona fide transaction the primary purpose of which was to cause such entity to become a non-wholly-owned Subsidiary of the Parent in order to release it from the Loan Documents (or its Loan Guaranty). In connection with any such release, Agent shall promptly execute and deliver to the relevant Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence termination or release. The execution and delivery of any document pursuant to the preceding sentence of this Section 14.26 shall be without recourse to or warranty by Agent (other than as to Agent’s authority to execute and deliver such documents).

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